                                                          Exhibit 2.1







==============================================================================
                     SHARE DISPOSITION AGREEMENT

                                among

                              BTR plc,

                        OWENS-ILLINOIS, INC.

                                 and

                   THE OTHER PARTIES NAMED HEREIN


                      Dated as of 1 March 1998
==============================================================================

                               TABLE OF CONTENTS
                                                                          Page

                                   ARTICLE I

                             DEFINITIONS AND TERMS

      Section 1.1  Certain Definitions . . . . . . . . . . . . . . . . . .   1
      Section 1.2  Other Terms . . . . . . . . . . . . . . . . . . . . . .  17
      Section 1.3  Other Definitional Provisions . . . . . . . . . . . . .  17

                                   ARTICLE II

                               PURCHASE AND SALE

      Section 2.1  Purchase and Sale of Sold Shares. . . . . . . . . . . .  18
      Section 2.2  Purchase Price; Debt/Cash Balance Adjustment. . . . . .  18
      Section 2.3  Allocation of the Aggregate Purchase Price. . . . . . .  23
      Section 2.4  Closings; Delivery and Payment. . . . . . . . . . . . .  23

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLER

      Section 3.1  Organization of Seller and Selling Companies. . . . . .  26
      Section 3.2  Authority of Seller and the Selling Companies; Bind-
            ing Effect . . . . . . . . . . . . . . . . . . . . . . . . . .  26
      Section 3.3  Title . . . . . . . . . . . . . . . . . . . . . . . . .  27
      Section 3.4  Organization and Structure of the Packaging Compa-
            nies . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
      Section 3.5  Non-Contravention . . . . . . . . . . . . . . . . . . .  30
      Section 3.6  Consents and Approvals. . . . . . . . . . . . . . . . .  30
      Section 3.7  Financial Information . . . . . . . . . . . . . . . . .  31
      Section 3.8  Absence of Certain Changes or Events. . . . . . . . . .  31
      Section 3.9  Litigation and Claims . . . . . . . . . . . . . . . . .  34
      Section 3.10  Compliance with Laws . . . . . . . . . . . . . . . . .  34
      Section 3.11  Environmental Matters. . . . . . . . . . . . . . . . .  35
      Section 3.12  Material Contracts . . . . . . . . . . . . . . . . . .  36
      Section 3.13  Non-Packaging Operations . . . . . . . . . . . . . . .  39
      Section 3.14  Intellectual Property. . . . . . . . . . . . . . . . .  39
      Section 3.15  Taxes. . . . . . . . . . . . . . . . . . . . . . . . .  40
      Section 3.16  Employee Benefits. . . . . . . . . . . . . . . . . . .  42
      Section 3.17  Labor Matters. . . . . . . . . . . . . . . . . . . . .  48
      Section 3.18  Board Members. . . . . . . . . . . . . . . . . . . . .  50
      Section 3.19  Brokers, Finders Fees. . . . . . . . . . . . . . . . .  50
      Section 3.20  Real Property and Leases . . . . . . . . . . . . . . .  50
      Section 3.21  Insurance. . . . . . . . . . . . . . . . . . . . . . .  51
      Section 3.22  Product Liability. . . . . . . . . . . . . . . . . . .  52
      Section 3.23  Transactions with Certain Persons. . . . . . . . . . .  52
      Section 3.24  Absence of Undisclosed Liabilities . . . . . . . . . .  53

      Section 3.25  Customers and Suppliers. . . . . . . . . . . . . . . .  53
      Section 3.26  No Other Representations or Warranties . . . . . . . .  54

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Section 4.1  Organization and Qualification. . . . . . . . . . . . .  55
      Section 4.2  Authority of Purchaser; Binding Effect. . . . . . . . .  55
      Section 4.3  Non-Contravention . . . . . . . . . . . . . . . . . . .  55
      Section 4.4  Consents and Approvals. . . . . . . . . . . . . . . . .  56
      Section 4.5  Financial Capability. . . . . . . . . . . . . . . . . .  56
      Section 4.6  Securities Act. . . . . . . . . . . . . . . . . . . . .  56
      Section 4.7  Investigation by Purchaser; Certain Financial Infor-
            mation; No other Representations or Warranties . . . . . . . .  56
      Section 4.8  Litigation and Claims . . . . . . . . . . . . . . . . .  57

                                   ARTICLE V

                                   COVENANTS

      Section 5.1  Access. . . . . . . . . . . . . . . . . . . . . . . . .  57
      Section 5.2  Conduct of Business . . . . . . . . . . . . . . . . . .  58
      Section 5.3  Covenants pertaining to Specified Consents, Autho-
            rizations and Closings . . . . . . . . . . . . . . . . . . . .  61
      Section 5.4  Tax Matters . . . . . . . . . . . . . . . . . . . . . .  62
      Section 5.5  Post-Closing Obligations to Employees . . . . . . . . .  90
      Section 5.6  Certain Dividends, Intergroup Financial and Trading
            Amounts, Etc . . . . . . . . . . . . . . . . . . . . . . . .    99
      Section 5.7  Securities; Insurance . . . . . . . . . . . . . . . .   100
      Section 5.8  Certain Provisions Relating to the Restructuring. . .   101
      Section 5.9  Retained Companies; Interim Period. . . . . . . . . .   103
      Section 5.10  Further Assurances . . . . . . . . . . . . . . . . .   106
      Section 5.11  Resignations; Meetings . . . . . . . . . . . . . . .   106
      Section 5.12  Use of Corporate Names . . . . . . . . . . . . . . .   107
      Section 5.13  Shareholder Meeting. . . . . . . . . . . . . . . . .   110
      Section 5.14  Confidentiality. . . . . . . . . . . . . . . . . . .   110
      Section 5.15  Notification of Certain Matters. . . . . . . . . . .   111
      Section 5.16  No Solicitations . . . . . . . . . . . . . . . . . .   111
      Section 5.17  Additional Financial Statements, Reconciliations . .   112
      Section 5.18  Post-Closing Cooperation . . . . . . . . . . . . . .   113
      Section 5.19  Consent to Future Transfers. . . . . . . . . . . . .   114
      Section 5.20  Corporate Books. . . . . . . . . . . . . . . . . . .   115
      Section 5.21  Permanent Establishments . . . . . . . . . . . . . .   115
      Section 5.22  Treatment of Debt Other External Obligations . . . .   115
      Section 5.23  Share Registrations. . . . . . . . . . . . . . . . .   116

      Section 5.24  Intercompany Arrangements. . . . . . . . . . . . . .   116

                                  ARTICLE VI

                             CONDITIONS TO CLOSING

      Section 6.1  Conditions to the Obligations of Purchaser and Seller   116
      Section 6.2  Conditions to the Obligations of Purchaser. . . . . .   118
      Section 6.3  Conditions to the Obligations of Seller . . . . . . .   119


                                 ARTICLE VII

                         SURVIVAL AND INDEMNIFICATION

      Section 7.1  Survival. . . . . . . . . . . . . . . . . . . . . . .   119
      Section 7.2  Indemnification by Purchaser. . . . . . . . . . . . .   120
      Section 7.3  Indemnification by Seller . . . . . . . . . . . . . .   121
      Section 7.4  Indemnification Procedures. . . . . . . . . . . . . .   124
      Section 7.5  Computation of Losses Subject to Indemnification. . .   126
      Section 7.6  Certain Other Matters . . . . . . . . . . . . . . . .   126

                                  ARTICLE VIII

                                  TERMINATION

      Section 8.1  Termination . . . . . . . . . . . . . . . . . . . . .   127
      Section 8.2  Effect of Termination . . . . . . . . . . . . . . . .   128

                                 ARTICLE IX

                                MISCELLANEOUS

      Section 9.1  Notices . . . . . . . . . . . . . . . . . . . . . . .   129
      Section 9.2  Amendment; Waiver; Invalidity . . . . . . . . . . . .   130
      Section 9.3  Assignment  . . . . . . . . . . . . . . . . . . . . .   130
      Section 9.4  Entire Agreement  . . . . . . . . . . . . . . . . . .   130
      Section 9.5  Fulfillment of Obligations  . . . . . . . . . . . . .   131
      Section 9.6  Parties in Interest . . . . . . . . . . . . . . . . .   131
      Section 9.7  Public Disclosure . . . . . . . . . . . . . . . . . .   131
      Section 9.8  Return of Information . . . . . . . . . . . . . . . .   132
      Section 9.9  Expenses  . . . . . . . . . . . . . . . . . . . . . .   132
      Section 9.10  Schedules  . . . . . . . . . . . . . . . . . . . . .   132
      Section 9.11  Governing Law  . . . . . . . . . . . . . . . . . . .   132
      Section 9.12  Counterparts . . . . . . . . . . . . . . . . . . . .   133
      Section 9.13  Headings . . . . . . . . . . . . . . . . . . . . . .   133


                               EXHIBITS

SELLER EXHIBITS

A-1   Opinion of Skadden, Arps, Slate, Meagher & Flom
A-2   Opinion of Clayton Utz
A-3   Opinion of Slaughter & May
A-4   Opinion of Nauta Dutilh

PURCHASER EXHIBITS

B-1   Opinion of Simpson Thacher & Bartlett
B-2   Opinion of Allen Allen & Hemsley
B-3   Opinion of Freshfields
B-4   Opinion of Stibbe Simont Monahan Duhot

            SHARE DISPOSITION AGREEMENT, dated as of 1 March 1998, among BTR plc, a company incorporated under the laws of England and Wales ("Seller"), the Selling Companies (as defined below) and Owens-Illinois, Inc., a Delaware corporation ("Purchaser"), and the Purchasing Companies (as defined below).


                        W I T N E S S E T H :

            WHEREAS, Seller through certain of its Subsidiaries (as defined below) is engaged in the Packaging Business (as defined below);

            WHEREAS, the Selling Companies are the direct or indi-rect, record and beneficial owners of the issued share capital of certain Subsidiaries of Seller listed on Schedule 3.4(b) (each such entity, a "Packaging Company");

            WHEREAS, on the terms and subject to the conditions set forth herein the parties hereto desire that Seller shall cause the Selling Companies to, and the Selling Companies shall, sell and transfer the Packaging Companies to the Purchasing Companies and that Purchaser shall cause the Purchasing Companies to acquire the Packaging Companies from the Selling Companies by purchasing all of the Sold Shares (as defined below); and

            WHEREAS, after giving effect to the Restructuring (as defined below), the Packaging Business will be conducted by the Packaging Companies;

            NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as fol-lows:

                              ARTICLE I

                        DEFINITIONS AND TERMS

            Section 1.1  Certain Definitions.  As used in this
Agreement, the following terms shall have the meanings set forth or as referenced below:

"ACCC" shall have the meaning set forth in Section 6.1(c)(ii).

"ACI Glass" shall mean the Packaging Business excluding Rockware and PET Operations.

"ACI Staff Superannuation Fund" means the fund of that name estab-lished by a trust deed dated 1 July 1930 (as amended).

"Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made.

"Aggregate Purchase Price" shall have the meaning set forth in
      Section 2.2(a).

"Agreement" shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

"Allocation" shall have the meaning set forth in Section 2.3 hereto.

"Australian" refers to either a Plan, Superannuation Commitments or the portion of the Packaging Business which is primarily subject to, and governed by, the Laws of Australia and its political subdivisions or to an Employee of such portion of the Packaging Business.

"Balance Sheet" shall have the meaning set forth in Section 3.7.

"Barclay's LIBOR" shall mean the one-month LIBOR London interbank offered rate as specified by Reuters, at 12:00 noon GMT on any day, for Australian dollars or U.S. dollars, as applicable.

"BTR Nylex" shall mean BTR Nylex Ltd., an Australian company.

"BTR Nylex Executive Superannuation Fund" shall mean the fund of that name established by a trust deed dated 27 June 1995 (as amended).

"Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City, London or Melbourne, Australia are authorized or obligated by law or executive order to close or are otherwise generally closed.

"Claim" shall have the meaning set forth in Section 7.4.

"Claim Notice" shall have the meaning set forth in Section 7.4.

"Closing" shall mean the payment of the Closing Purchase Price and delivery of the Sold Shares (other than those the transfer of which has been suspended) and the Convertible Notes pursuant to Section 2.4.

"Closing Debt/Cash Balance" shall have the meaning set forth in
      Section 2.2(c)(iii).

"Closing Purchase Price" shall mean the Aggregate Purchase Price after adjustment for the Convertible Notes in accordance with
      Section 2.2(a) and the Estimated Debt/Cash Balance in accor-dance with Section 2.2(c).

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Companies Act" shall mean the Companies Act 1985 (as amended).

"Competition Laws" shall mean statutes, rules, regulations, orders, decrees and other laws that are designed or intended to pro-hibit, restrict or regulate actions having the purpose or effect of monopolization, creation or strengthening of a dominant market position, lessening of competition or re-straint of trade.

"Confidentiality Agreement" shall mean the Confidentiality and Standstill Agreement, dated October 30, 1997 between Kohlberg Kravis Roberts & Co., LP and Seller as supplemented by a letter from Purchaser to Seller of the same date.

"Continental" shall mean Continental PET Technologies, Inc. and its subsidiaries.

"Controlling Party" shall have the meaning set forth in Section
      5.4(g)(ii).

"Convertible Notes" shall mean the 9% Convertible Subordinated Non-
      Maturing Loan Notes issued by BTR Nylex.

"Copyrights" shall mean copyrights (including without limitation copyrights for computer software, databases, and all related materials and documentation, but excluding Seller Manuals) and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

"CPA Firm" shall mean Arthur Andersen LLP.

"Current Superannuation Funds" shall mean the superannuation funds known as (i) BTR Nylex Limited Accumulation Fund established by trust deed dated 10 May 1989 (as amended); and (ii) BTR Nylex Limited Superannuation Fund established by a proposal dated 15 December 1964, subsequently replaced by trust provi-sions dated 10 May 1989 (as amended).
"Debt" of any Person shall mean, without duplication, all obliga-tions of such Person (i) for borrowed money; (ii) evidenced by notes, bonds, debentures or similar instruments; (iii) for long-term (in excess of twelve months) payment obligations with respect to the deferred purchase price of goods or ser-vices (including the current portion of any long-term obliga-tion); (iv) for capital leases (with terms in excess of twelve months) classified as indebtedness pursuant to GAAP (including the current portion of any long-term capital lease obliga-
      tion); and, in any such case, excluding, for the avoidance of doubt, for purposes of clauses (i) and (ii) above, (a) indebt-edness between Packaging Companies, (b) Intergroup Payables (including, for the avoidance of doubt, amounts payable in respect of the Convertible Notes) and (c) amounts payable in respect of Tax (which is separately treated under Section 5.4); provided that, for the avoidance of doubt, Debt de-scribed in clauses (i) and (ii) hereof shall not include trade payables incurred in the ordinary course.

"Debt/Cash Balance" shall mean as at the Scheduled Closing Date (i) the aggregate amount of cash (excluding cash received or to be received in respect of Intergroup Receivables pursuant to Section 2.2(b)), marketable debt securities and cash equivalents, in each case as recorded in the accounting records/books of the Packaging Companies (excluding that portion of the cash, marketable debt securities and cash equivalents of Joint Venture Companies equal to the percentage of the share capital of such Joint Venture Companies not owned directly or indirectly by any Selling Company), less (ii) the aggregate amount of Debt of the Packaging Companies (excluding that portion of the Debt of Joint Venture Companies equal to the percentage of the share capital of such Joint Venture Companies not owned directly or indirectly by any Selling Company; provided that in calculating Debt/Cash Balance, only those Joint Venture Companies that are consolidated in accordance with GAAP shall be deemed to be Joint Venture Companies).

"Deeds of Cross Guarantee" shall mean (i) the Deed of Cross Guaran-tee dated 9 September 1992 between the parties named therein as "Group Companies" and ACI Finance Limited as trustee in which BTR Nylex is named as the "Holding Company" in the first schedule thereto; and (ii) the Deed of Cross Guarantee dated 9 December, 1992 between the parties named therein as "Group Companies" and ACI Finance Limited as trustee and in which ACI International Limited is named as the Holding Company in the first schedule thereto.

"Design Rights" means (i) design rights registered or registerable under the Australian Designs Act or any other applicable Law and (ii) unregistered design rights arising under the Copy-right Designs and Patents Act of 1988.

"Determination Date" shall have the meaning set forth in Section
      2.2(c)(v).

"Due Date" shall mean, with respect to any Tax Return, the date such return is due to be filed (taking into account all applicable extensions).

"Employee(s)" shall mean any employee of a Packaging Company.

"Environmental Law" shall mean any law (including, without limita-tion, common law) or regulation of any Governmental Authority as in effect on the date hereof (including, for the avoidance of doubt, the proposed U.K. Contaminated Land Regime), relat-ing directly or indirectly to (x) the protection of the envi-ronment, or (y) the presence, use, storage, transport, treat-ment, handling or disposal of any material regulated as capa-ble of causing harm or injury to human health or the environ-ment.

"Environmental Permits" shall mean all material permits, approvals, licenses, and authorizations required under any applicable
      Environmental Law to conduct the Packaging Business as it is presently being conducted.

"ERISA" shall mean the Employee Retirement Income Security Act of
      1974, as amended.

"ERISA Affiliate" shall mean any trade, business or other entity
      (whether or not incorporated) that together with any Selling Company would have been deemed a "single employer" within the meaning of Section 4001(b) of ERISA or Section 414 of the Code at any time within the five-year period ending on the Sched-uled Closing Date.

"Estimated Debt/Cash Balance" shall have the meaning set forth in
      Section 2.2(c)(i).

"Estimated Intergroup Payables" shall mean the amount estimated by Seller on the fourth Business Day prior to the Scheduled Closing
Date to be the Intergroup Payables.

"Estimated Intergroup Receivables" shall mean the amount estimated by Seller on the fourth Business Day prior to the Scheduled
      Closing Date to be the Intergroup Receivables.

"Estimated Net Intergroup Payables" shall mean the Estimated Inter-group Payables less the Estimated Intergroup Receivables.

"Excluded Liabilities" shall mean Liabilities of Seller, BTR Nylex, BTR Nylex Holdings N.Z. Ltd and ACI America Holdings Inc. or any other Affiliate of Seller, including the Packaging Companies, to the extent, incurred in or relating to the conduct of businesses (in-cluding formerly owned, leased or operated properties, whether or not part of the Packaging Business) other than the Packaging Busi-ness (but not including any Liabilities of the Packaging Companies arising after the Scheduled Closing Date in respect of any non-Packaging Business) and other than Intergroup Payables that are provided for in Section 2.4 and other than Debt that reduces the Aggregate Purchase Price pursuant to Section 2.2(c) and is reflected in the Debt/Cash Balance.

"Expert" shall mean Arthur Andersen LLP.

"Final Debt/Cash Balance" shall have the meaning set forth in Sec-tion 2.2(c)(iv).

"Financial Statements" shall have the meaning set forth in Section
3.7.

"GAAP" shall mean Australian generally accepted accounting princi-ples and practices (including, where applicable, prescribed accounting standards) in effect from time to time.

"GAR" shall mean the BTR Group Accounts Returns being the quarterly financial statements of the Packaging Companies used in the preparation of the consolidated accounts of Seller.

"Governmental Authority" shall mean any domestic or foreign nation-al, state, provincial, municipal or other local, multi-nation-al or supra-national judicial, legislative, executive, admin-istrative or regulatory authority or any governmental or private body exercising any regulatory or tax authority.

"Governmental Authorization" shall mean all permits, approvals, licenses and authorizations required to carry on the Packaging Business as currently conducted under the applicable laws, ordinances or regulations of any Governmental Authority.

"Governmental Order" shall mean any order, writ, judgment, injunc-tion, decision, administrative act or decree entered, adopted or taken by or with any Governmental Authority of competent jurisdiction.

"Group Relief" shall mean any advance corporation Tax, loss, allow-ance, credit or other amount available to any corporation that is either eligible for surrender to any other corporation in accordance with the provisions of section 240 ICTA or is eligible for surrender to a group of corporations in accor-dance with the provisions contained in sections 402 to 413 ICTA or is eligible for setting off or deduction from the income, profits, gains, or Tax liability of any other corpora-tion under the Tax laws of any country other than the United Kingdom, so that any reference in this Agreement to "surren-der" shall include any such setting off or deduction that is permissible under the Tax laws of any country other than the United Kingdom; provided that such term shall not apply for purposes of United States federal, state and local Tax Law.

"GST Act" shall have the meaning set forth in Section 3.15(l).

"Hazardous Materials" shall mean all materials regulated by applica-ble Environmental Laws as capable of causing harm or injury to human health or the environment, including without limitation
      (a) any hazardous substances or any pollutant, contaminant or constituent so designated under any applicable Environmental Law, (b) substances and preparations which are dangerous for the environment as defined in Council Directive 92/32/EEC of the European Community or (c) materials expressly designated as carcinogens or reproductive toxicants by applicable Envi-ronmental Laws.

"HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements
      Act of 1976, as amended.

"ICTA" shall mean the Income and Corporation Taxes Act of 1988.

"Indemnified Parties" shall mean the Purchaser Indemnified Parties and the Seller Indemnified Parties collectively.

"Indemnifying Party" shall have the meaning set forth in Section
      7.4.

"Information Technology Systems" shall mean computer and data pro-cessing systems, including all dedicated power supplies, printing facilities and network cabling together with any bureau, disaster recovery and facilities management arrange-ments relating thereto.

"Intellectual Property" shall mean intellectual or property of a similar nature including without limitation Trademark Rights, Patent Rights, Copyrights, Design Rights, Proprietary Informa-tion and all other intellectual property rights, including, without limitation, inventions, processes, formulae, technolo-gy, know-how, techniques or other data and information, confi-dential and proprietary trade secrets, computer software, technical manuals and documentation used in connection with any of the foregoing, and licenses and rights with respect to the foregoing or property of like nature.

"Intergroup Payables" shall mean as at the Scheduled Closing Date the aggregate of the amounts then owing from each Packaging Company to any member of the Seller Group, in each case as converted from relevant local currencies into U.S. dollars at the closing midpoint for the Scheduled Closing Date, as pub-lished in the Financial Times.

"Intergroup Receivables" shall mean as at the Scheduled Closing Date the aggregate of the amounts then owing from any member of the Seller Group to any Packaging Company, in each case as con-verted from relevant local currencies into U.S. dollars at the closing midpoint for the Scheduled Closing Date, as published in the Financial Times.

"Interim Period" shall have the meaning set forth in Section 5.9(a).

"Joint Venture Company" shall mean a Packaging Company that is a direct or indirect Subsidiary of any Selling Company but is not wholly owned, directly or indirectly, by Selling Compa-nies; provided that "Joint Venture Company" shall not include any Packaging Company in which Persons who are not members of the Seller Group own, directly or indirectly, less than 1% of the share capital of such Packaging Company.

"Knowledge of Seller" shall mean the actual knowledge of the indi-viduals set forth on Schedule 1.1(a). If any Person set forth on Schedule 1.1(a) shall cease to serve in the position set forth next to such Person's name on such Schedule, such Perso-n's successor shall also be deemed to be included as a Person listed on such Schedule.

"Law(s)" shall mean any law, statute, ordinance, rule, regulation, order, writ, judgment, injunction or decree of any Governmen-tal Authority.

"Liabilities" shall mean any and all debts, liabilities and obliga-tions, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determina-ble.

"Liens" shall mean any lien, security interest, mortgage, pledge, charge, encumbrance, assignment by way of security, or option.

"Losses" shall have the meaning set forth in Section 7.2(a).

"Material Adverse Effect" shall mean an effect that is materially adverse to the business, assets, results of operations or financial condition of either the Packaging Companies or the Packaging Business as currently conducted and, in each case, taken as a whole, but shall exclude any effect resulting from general economic conditions.

"Material Contracts" shall have the meaning set forth in Section
      3.12(a).

"MR" shall mean the monthly management accounting report prepared by the Packaging Companies for inclusion in the Seller Group monthly management accounting report.

"Net Intergroup Payables" shall mean the Intergroup Payables less the Intergroup Receivables.

"Non-Controlling Party" shall have the meaning set forth in Section
      5.4(g)(ii).

"Non-Packaging Assets" shall have the meaning set forth in Section
      5.8(a).

"Notice Period" shall have the meaning set forth in Section 7.4.

"NZ Packaging Company" shall mean any Packaging Company that is incorporated in New Zealand.

"Packaging Business" shall mean except for the excluded operations identified in Schedule 1.1(b) Seller's worldwide business (including any indirect equity investment or interest therein) of manufacturing and marketing glass containers and plastic packaging and closures and the extraction, transportation, manufacture, sale and purchase of related materials and ser-vices, and related licensing and research activities as con-ducted from time to time on or prior to the date hereof (in-cluding without limitation, any operations relating to glass tableware, soda ash, sand, dolomite or other industrial mate-rials used in the Packaging Business , and also including the trusteeship of the Superannuation Funds, but excluding (i) Seller's interest in Nylex (Malaysia) Bhd. and Nylex Corpora-tion Limited ("Seaford") and (ii) operations relating to the mining of materials primarily used in businesses other than the manufacture of glass containers, plastic packaging and closures.

"Packaging Companies" shall have the meaning set forth in the pream-ble hereto.

"Patent Rights" means patents, patent applications, invention dis-closures, petty patents and supplementary protection certifi-cates in any jurisdiction together with any extensions or renewals, divisions, continuations, continuations-in-part, reexaminations and reissues of such patents.

"Permits" shall have the meaning set forth in Section 3.10(b).

"Permitted Liens" shall mean (i) Liens identified in Schedules
      3.20(a) and 3.20(b) or specifically identified on the Finan-cial Statements (including in the notes thereto); (ii) all Liens approved in writing by Purchaser, (iii) Liens arising out of operation of Law with respect to a liability incurred in the ordinary course of business, (iv) such Liens and other imperfections in title as do not materially detract from the value or impair the use of the property subject thereto, and
      (v) Liens for taxes not yet subject to penalties for non-payment or which are being actively contested in good faith by appropriate proceedings.

"Person" shall mean an individual, a corporation, a limited liabili-ty company, a partnership, an association, a trust or other entity or organization.

"PET" shall mean polyethylene terephthalate, a plastic resin.

"PET Operations" shall mean that portion of the Packaging Business constituting Seller's worldwide business of manufacturing and marketing PET packaging and related research and licensing activities, including without limitation, the PET businesses located in the United States, Australia, New Zealand, Mexico, the Netherlands, Hungary, China, Saudi Arabia, Brazil and the United Kingdom and the manufacture, sale and purchase of related materials and services, as currently conducted.

"Plan" shall mean any "employee benefit plan" (within the meaning of Section 3(3) of ERISA), or stock purchase, stock option, stock appreciation right, restricted stock, severance, change-in-control, fringe benefit, bonus, incentive, deferred compensa-tion or other employee benefit or compensation plan, agree-ment, program, policy or other arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not, maintained (or contributed to or re-quired to be contributed to) by Seller, any Selling Company, or any of their ERISA Affiliates, and in which any current or former Employee or director of a Packaging Company partici-pates. Unless otherwise specified, the term "Plans" shall include Plans established in the U.K., U.S., Australia and other countries.

"Post-Closing Period" shall mean any taxable period beginning after the Scheduled Closing Date and the portion of any Straddle
      Period beginning after the Scheduled Closing Date.

"Pre-Closing Period" shall mean any taxable period ending on or prior to the Scheduled Closing Date and the portion of any Straddle Period ending on the Scheduled Closing Date.

"Preparer" shall have the meaning set forth in Section 5.4(h).

"Proposed U.K. Contaminated Land Regime" shall mean Part IIA of the
      Environmental Protection Act 1990 (as enacted in the Environ-ment Act 1995) when it comes into force, including the first complete set of regulations and guidance under Part IIA to come into force or effect, but not any amendments to Part IIA or any subsequent regulations or guidance.

"Proprietary Information" shall mean the trade secrets, proprietary technology, know-how and other confidential information relat-ing principally to the Packaging Business.

"Purchase Price" means the Closing Purchase Price after adjustment for the Final Debt/Cash Balance in accordance with Section
      2.2(c).

"Purchaser" shall have the meaning set forth in the recitals.

"Purchaser Indemnified Parties" shall have the meaning set forth in
      Section 7.3(a).

"Purchaser's Carry Back Relief" shall mean any Tax Benefit available to any Packaging Company which can be carried back from a Post-Closing Period.

"Purchaser's Group Relief" shall mean any amount of Group Relief available to any of the Purchaser Indemnified Parties (other than any Packaging Company) which is surrendered to a Packag-ing Company in order to reduce or eliminate that company's liability for Taxes for a Straddle Period and any amount of Group Relief which is surrendered to a Packaging Company pursuant to Section 5.4(d)(v).

"Purchaser's Interest Relief" shall mean any Tax Benefit available to any Packaging Company in respect of interest accruing in a Post-Closing Period.

"Purchaser's Tax Benefit" shall mean the aggregate of any Purchase-r's Group Relief, any Purchaser's Interest Relief and any
      Purchaser's Carry Back Relief.

"Purchasing Companies" shall mean United Glass, Ltd., a corporation organized under the laws of England and Wales; Owens-Illinois International B.V., a corporation organized under the laws of the Netherlands; and Owens-Illinois (Australia) Pty Limited, a corporation organized under the laws of Australia.

"Regulatory Authorities" shall have the meaning set forth in Section
      5.3(c).

"Regulatory Authorization" shall have the meaning set forth in
      Section 5.3(b).

"Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal or discharge into the environ-ment, or into or out of any property.

"Remedial Action" shall mean any action required by an Environmental
      Law to (a) undertake appropriate investigations of, cause the removal of or otherwise appropriately address any Hazardous Materials or (b) correct or prevent a violation of an Environ-mental Law.

"Restructuring" shall have the meaning set forth in Section 5.8(a).

"Retained Company" shall have the meaning set forth in Section
2.4(a).

"Rockware" shall mean Rockware Group Limited and its subsidiaries.

"Rockware Restructuring" shall mean that restructuring defined in the indemnity letter agreement, dated 27 February 1998, be-tween Purchaser and Seller.

"Scheduled Closing Date" shall have the meaning set forth in Section
      2.4(a).

"Security" means a bond, deposit, guarantee, surety, indemnity, letter of comfort or set-off or similar commitment.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Seller" shall have the meaning set forth in the recitals hereto.

"Seller Group" shall mean Seller and each of its Subsidiaries and Affiliates, including the Selling Companies and excluding the Packaging Companies.

"Seller Indemnified Parties" shall have the meaning set forth in
      Section 7.2(a).

"Seller Manuals and Policy Documents" means the Seller Group finan-cial and management procedures manuals, documents and software identified on Schedule 1.1(d) which are located at any Packag-ing Company or in the possession of any Employees or are otherwise used in the operation of its business, but excluding those financial and management procedures manuals, documents and software used principally in the Packaging Business (whet-her or not listed on Schedule 1.1(d)).

"Seller's Carry Forward Relief" shall mean any Tax Benefit available to any Packaging Company which can be carried forward from a Pre-Closing Period.

"Seller's Group Relief" shall mean any amount of Group Relief avail-able to any Seller Indemnified Party which is surrendered to a

      Packaging Company in order to reduce or eliminate the Packag-ing Company's liability for Taxes or Tax loss for a Straddle Period but excluding any Group Relief which is surrendered to a Packaging Company on the making of a claim by a Packaging Company pursuant to Section 5.4(d)(v).

"Seller's Interest Relief" shall mean any Tax Benefit available to any Packaging Company in respect of interest accruing in a Pre-Closing Period.

"Seller's Tax Benefit" shall mean the aggregate of any Seller's
      Group Relief, any Seller's Interest Relief and any Seller's
      Carry Forward Relief.

"Selling Companies" shall mean the entities listed on Schedule
      1.1(e).

"Sold Company(ies)" shall mean the companies listed on Schedule
      1.1(f) or any of such companies, as the context requires.

"Sold Shares" shall mean all of the issued shares of the Sold Compa-nies.

"Specified Consent(s)" shall mean: (A) if Purchaser's acquisition of the Packaging Business (the "Acquisition") is a concentration with a Community dimension within the meaning of Council Regulation (EEC) No. 4064/89 ("ECMR"): (i) a decision (wheth-er or not subject to conditions) under Article 6(1)(B) or
      (8)(2) ECMR or a deemed clearance under Article 10(6) ECMR declaring the Acquisition compatible with the common market; and (ii) following a referral back of all or part of the Acquisition to the competent authorities of the United Kingdom pursuant to Article 9(3)(b) or Article 9(5) ECMR, receipt of confirmation in the terms of clause (B) below; or (B) if the Acquisition is not a concentration with a Community dimension, or in the circumstances specified in clause (A)(ii) above: receipt of written confirmation (whether or not subject to conditions) that the Secretary of State for Trade and Industry has decided not to refer any part of the Acquisition to the Monopolies and Mergers Commission (the "MMC") or, following an MMC reference of any part of the Acquisition (the "UK Acquisi-tion"), receipt of written confirmation from the Secretary of State for Trade and Industry (whether or not subject to condi-tions) that the UK Acquisition may proceed.

"Straddle Period" shall mean any taxable period that begins before and ends after the Scheduled Closing Date, with respect to which liability for Taxes shall be apportioned according to
      Section 5.4(c).

"Subsidiary" shall mean a Person as to which a designated Person owns directly or indirectly 50% or more of the voting equity or otherwise holds the ability to direct the management and control of the entity.

"Superannuation Commitments" shall mean any legal liability (whether arising pursuant to an industrial award or agreement or other-
      wise) or voluntary commitment to make contributions to any Australian superannuation fund, pension scheme or other ar-rangement which provides directors or employees of any Packag-ing Company or their respective dependents with pensions, annuities, lump sums or any other payments upon retirement or earlier death or otherwise.

"Superannuation Funds" shall mean the superannuation funds known as
      (i) BTR Packaging Superannuation Fund established by trust deed dated 28 January 1998 and (ii) BTR Packaging Accumulation Fund established by trust deed dated 28 January 1998.

"Tax Audit" shall have the meaning set forth in Section 5.4(g)(i) hereto.

"Tax Authority" shall mean any competent Governmental Authority responsible for the determination, assessment or collection of Taxes.

"Tax Benefits" shall mean any losses, deductions, credits, or other
      Tax benefits.

"Tax Benefit Amount" shall mean the amount by which the Tax liabili-ty of the relevant party or an Affiliate thereof or any com-bined, consolidated or unitary group of corporations including the party or such Affiliate is reduced (including, without limitation, by deduction, reduction of income, refund, credit or otherwise) plus any related interest received from a Tax Authority.

"Tax Item" shall mean, with respect to Taxes, any item of income, gain, deduction, loss or credit or any other tax attribute.

"Tax Law" shall mean any Law relating to Taxes.

"Tax Returns" shall mean all reports and returns (including, without limitation, any schedules, elections or other documents and all supporting records) required to be filed with a Tax Au-thority or required to be prepared and retained with respect to Taxes relating to and including the operations of the Packaging Business as currently conducted.

"Tax Sharing Agreement" shall mean any written agreement or other arrangement between any Packaging Company and Seller or an Affiliate thereof (other than another Packaging Company) providing for the allocation or apportionment of Taxes.

"Taxes" shall mean all national, federal, state, local or foreign taxes, including, but not limited to, income, gross receipts, consumption, stamp and transfer (other than Transfer Taxes), windfall profits, alternative minimum, value added, severance, property (except, for U.K. tax purposes, rates), production, sales, use, license, excise, franchise, employment, withhold-ing or similar taxes (including, without limitation, goods and services Taxes of New Zealand and accident compensation levies of New Zealand), together with any interest or penalties with respect thereto and any interest in respect of such penalties.

"Trademark Rights" shall mean trademarks, trade dress, service marks, brand names, certification marks, logos, registrations and applications and all extensions and renewals thereof in any jurisdiction of the foregoing, and the goodwill of any portion of the Packaging Business symbolized thereby.

"Transfer Taxes" shall mean all excise, ad valorem, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes together with any interest, additions or penalties with re-spect thereto and any interest in respect of such additions or penalties directly or indirectly resulting from or arising out of the transactions contemplated by this Agreement.

"Transferred Business" shall have the meaning set forth in Section
      5.8(a).

"Trust Deeds" shall mean the trust deeds (as amended) referred to in the definition of Superannuation Funds under which the Super-annuation Funds were established and are administered.

"U.K." refers to either a Plan or the portion of the Packaging
      Business which is primarily subject to, and governed by, the Laws of the United Kingdom and its political subdivisions or to an Employee of such portion of the Packaging Business.

"U.S." refers to either a Plan or the portion of the Packaging
      Business which is primarily subject to, and governed by, the Laws of the United States of America and its political subdi-visions or to an Employee of such portion of the Packaging Business.

            Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

            Section 1.3  Other Definitional Provisions.

            (a) The words "hereof", "herein", "hereto" and "hereun-der" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provi-sion of this Agreement.

            (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

            (c)  The terms "U.S. dollars" and "U.S.$" shall mean
United States dollars; the terms "Australian dollars" and "A$" shall mean Australian dollars and the terms "Pounds" and "(Pounds Sterling Sign" shall mean English pounds sterling.

            (d) The term "control" shall mean, as applied to any Person, the possession directly or indirectly of the power to direct or cause the direction of the management of such Person through the ownership of voting securities or otherwise and the terms "control-ling" and "controlled" have the correlative meanings.

            (e)  Whenever the words "include", "includes", or
"including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" unless the context requires otherwise.

                             ARTICLE II

                          PURCHASE AND SALE

            Section 2.1 Purchase and Sale of Sold Shares. On the terms and subject to the conditions set forth herein, on the Sched-uled Closing Date, Seller agrees to cause the Selling Companies to sell to the Purchasing Companies all of the Sold Shares, each of the Selling Companies agrees to sell to the Purchasing Companies the Sold Shares owned by it, and Purchaser agrees to cause the Purchas-ing Companies to purchase from each of the Selling Companies all of the Sold Shares and each of the Purchasing Companies agrees to purchase the Sold Shares from the Selling Companies as set forth on
Schedule 2.1. Notwithstanding the foregoing, the obligation of the parties hereto to purchase and sell the Sold Shares shall be subject to and effective only upon the receipt of approval of such sale and purchase described in Section 6.1(a)(i). On the terms and subject to the conditions set forth herein, on the Scheduled Closing Date, Seller agrees to cause BTR Australia Limited to sell to Owens-Illinois (Australia) Pty Limited and Purchaser agrees to cause Owens-Illinois (Australia) Pty Limited to purchase from BTR Austra-lia Limited all of the outstanding principal amount of the Convert-ible Notes.

            Section 2.2 Purchase Price; Debt/Cash Balance Adjust-ment.

            (a) Aggregate Purchase Price. In consideration of the sale and transfer of the Sold Shares, Purchaser shall pay, or shall cause the Purchasing Companies to pay, to Seller (as agent for the benefit of the Selling Companies), an aggregate amount equal to the sum of A$3 billion and U.S.$1.6 billion (the "Aggregate Purchase Price"), subject to adjustment only as described in this Section 2.2 below and as otherwise provided herein, and allocated as set forth in Section 2.3 below.

            At the Scheduled Closing, Owens-Illinois (Australia) Pty Limited shall purchase from BTR Australia Limited, by payment in Australian dollars, all of the outstanding principal amount of the Convertible Notes for a purchase price equal to the outstanding principal amount thereof, and the Aggregate Purchase Price shall be reduced by the amount so paid.

            (b) Payment of Estimated Intergroup Payable and Receiv-ables. At the Scheduled Closing, Purchaser shall cause the Packag-ing Companies to pay the Estimated Intergroup Payables and Seller shall cause the members of the Seller Group to pay the Estimated Intergroup Receivables, provided that, to the extent possible, such Estimated Intergroup Payables and Estimated Intergroup Receivables shall be offset "dollar-for-dollar" against each other in lieu of cash payments, with the balance of any amount due being paid in cash as provided immediately above. If the amount of (i) Estimated Intergroup Receivables to be paid pursuant to this Section 2.2(b) exceeds the amount of Estimated Intergroup Payables to be paid pursuant to this Section 2.2(b), then the Aggregate Purchase Price shall be increased by the amount of such excess or (ii) Estimated Intergroup Payables to be paid pursuant to this Section 2.2(b) exceeds the amount of Estimated Intergroup Receivables to be paid pursuant to this Section 2.2(b), then the Aggregate Purchase Price shall be reduced by the amount of such excess, and any adjustment hereunder shall be allocated in respect of the Sold Shares to which it relates.

            (c)  Debt/Cash Balance Adjustment.

                  (i)  On the fourth Business Day prior to the
      Scheduled Closing Date, Seller will cause to be prepared and delivered to Purchaser an estimate of the Debt/Cash Balance together with the workpapers of Seller used in the preparation thereof (the "Estimated Debt/Cash Balance") as of the Sched-uled Closing Date. The Estimated Debt/Cash Balance shall be prepared on a basis consistent with the information included in the Financial Statements and by applying the same account-ing principles, policies and practices utilized in preparing the Financial Statements in the underlying local currencies for the relevant assets and obligations and shall include a translation of all such amounts (A) into U.S. dollars with respect to all assets and liabilities relating to Continental and (B) into Australian dollars with respect to assets and liabilities relating to all other Packaging Business opera-tions, in each case at the closing midpoint for the second Business Day immediately preceding delivery of the Estimated Debt/Cash Balance, as published in the Financial Times.

                  (ii) The Aggregate Purchase Price paid by Pur-chaser to Seller (as agent for the benefit of the Selling Companies) at the Closing pursuant to Section 2.4(b) shall be reduced by the amount, if any, that each of the U.S. dollar and Australian dollar portions of the Estimated Debt/Cash Balance is less than zero (reflecting net debt positions) by deduction of those amounts (if any) from the corresponding U.S. dollar and Australian dollar portions of the Aggregate Purchase Price. The Aggregate Purchase Price paid by Purchas-er to Seller (as agent for the benefit of the Selling Compa-nies) at the Closing pursuant to Section 2.4(b) shall be increased by the amount, if any, that each of the U.S. dollar and Australian dollar portions of the Estimated Debt/Cash Balance is greater than zero (reflecting net cash positions) by adding those amounts (if any) to the corresponding U.S. dollar and Australian dollar portions of the Aggregate Pur-chase Price. Such adjustments shall be made in Australian dollars and U.S. dollars in amounts equal to the Australian dollar and U.S. dollar net balances shown on the Estimated Debt/Cash Balance after translation into such currencies as set forth in Section 2.2(c)(i) above and shall be allocated in respect of the Sold Shares to which they relate.

                  (iii) Promptly, and in any event within thirty-five Business Days following the Scheduled Closing Date, Purchaser shall prepare and deliver to Seller a statement of
      (x) the actual Debt/Cash Balance of the Packaging Companies on a combined basis (the "Closing Debt/Cash Balance") as of the Scheduled Closing Date, together with workpapers of Purchaser used in the preparation thereof and (y) the Intergroup Receiv-ables and the Intergroup Payables. The Closing Debt/Cash Balance, the Intergroup Receivables and the Intergroup Payab-les shall be prepared on a basis consistent with the informa-tion included in the Financial Statements and by applying the same accounting principles, policies and practices utilized in preparing the Financial Statements and the Estimated Debt/Cash Balance, the Estimated Intergroup Receivables and the Estimat-ed Intergroup Payables in the underlying local currencies for the relevant assets and obligations and shall include a trans-lation of all such amounts (A) into U.S. dollars with respect to all assets and liabilities relating to Continental and (B) into Australian dollars with respect to assets and liabilities relating to all other Packaging Business operations, in each case at the closing midpoint for the Scheduled Closing Date, as published in the Financial Times.

                  (iv) If Seller in good faith disagrees with the amount of the Closing Debt/Cash Balance delivered pursuant to
      Section 2.2(c)(iii) hereof, Seller may, within thirty-five Business Days after its receipt thereof, deliver a written notice of disagreement to Purchaser. Any such notice of disagreement shall specifically identify the elements of the Closing Debt/Cash Balance that Seller believes were miscalcu-lated, identifying all alleged uncounted or improperly includ-ed items, and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Debt/Cash

      Balance. If a notice of disagreement shall be timely deliv-ered pursuant to this paragraph (iv) hereof, the parties shall, during the ten (10) Business Days following such deliv-ery, use their reasonable best efforts to reach agreement on the disputed items. In the absence of such agreement, the determination of such Final Debt/Cash Balance may be referred by either Seller or Purchaser for determination to the Expert and the Expert shall be instructed to notify both Seller and Purchaser of its determination within fourteen (14) Business Days of such referral. In connection therewith, the Expert shall consider only those items or amounts in the Closing Debt/Cash Balance as to which Seller has disagreed and those items raised for review by Purchaser in response to the items disputed by Seller. In making its determination, the Expert shall act as expert and not arbitrator and its determination shall, in the absence of manifest error, be deemed to have been accepted and approved by Seller and Purchaser and shall be deemed to constitute the relevant Final Debt/Cash Balance for all purposes of this Agreement. The Expert shall deliver to Seller and Purchaser a report setting forth its adjust-ments, if any, to the Closing Debt/Cash Balance and the calcu-lations supporting such adjustments. The fees and costs of the Expert shall be paid as directed by the Expert. As used herein, "Final Debt/Cash Balance" shall mean (x) if no notice of disagreement is delivered by Seller within the period provided in this Section 2.2(c)(iv), the Closing Debt/Cash Balance as shown in Purchaser's calculation delivered pursuant to Section 2.2(c)(iii) or (y) if such a notice of disagreement is delivered by Seller, either (1) as agreed in writing by Purchaser and Seller or (2) as shown in the Expert's calcula-tion delivered pursuant to this Section 2.2(c)(iv).

                  (v)  On the date each of the Final Debt/Cash
      Balance and the Intergroup Receivables and Intergroup Payables is determined as provided in Section 2.2(c)(iv) above (the "Determination Date"), the assets and obligations set forth in each of the Final Debt/Cash Balance and the Intergroup Receiv-ables and Intergroup Payables shall be translated at the closing midpoint for the Scheduled Closing Date, as published in the Financial Times (A) into U.S. dollars with respect to all assets and liabilities relating to Continental and (B) into Australian dollars with respect to assets and liabilities relating to all other Packaging Business operations.

                  (vi) If the amount of either the U.S. dollar or Australian dollar portions of the Final Debt/Cash Balance is (or are) higher (or, if less than zero, less negative) than the corresponding amount set forth in the Estimated Debt/Cash Balance, then Purchaser shall pay the difference to Seller (as agent for the benefit of the Selling Companies), as an adjust-ment to the Closing Purchase Price, in the manner and with interest as provided in Section 2.2(c)(vii). If the amount of either the U.S. dollar or Australian dollar portions of the Final Debt/Cash Balance is (or are) lower (or, if less than zero, more negative) than the Estimated Debt/Cash Balance, then Seller (as agent for the benefit of the Selling Compa-nies) shall pay the difference to Purchaser, as an adjustment to the Closing Purchase Price, in the manner and with interest as provided in Section 2.2(c)(vii).

                  (vii) Payments made pursuant to Section 2.2(c)(- vi) shall be made by wire transfer (to accounts designated by Seller or Purchaser, as the case may be) of immediately avail-able funds on the third Business Day following the Determina-tion Date: (A) in U.S. dollars with respect to the portion of the adjustment provided in the preceding paragraph relating to the PET Operations and (B) in Australian dollars with respect to the portion of the adjustment provided in the preceding paragraph relating to all other Packaging Business operations. The amount of any such payments shall bear interest for the period from and including the Scheduled Closing Date to but excluding the payment date at Barclay's LIBOR rate for the applicable currency on the Scheduled Closing Date. Such interest will be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days with respect to Australian dollars and 360 days with respect to U.S. dollars and, in either event, the actual number of days for which interest is due. Payments made pursuant to this Section 2.2(c)(vii) shall be allocated in respect of the Sold Shares for each Sold Company as set forth in Section 2.3 below.

                  (viii) For the purposes of determining and agree-ing on any Final Debt/Cash Balance, Purchaser shall cause each Packaging Company to give Seller, its representatives and the Expert reasonable access at reasonable times to all personnel, books and records of Seller or the Selling Companies to the extent relating to the Packaging Business, or of the Packaging Companies.

            (d) At the Closing, Seller shall pay Purchaser A$14.6 million in satisfaction of the net amount due as of the Scheduled Closing Date in respect of the payment or satisfaction of the following line items set forth in Schedule 3.7 in respect of the

Packaging Companies: "Superannauation Accruals," "Overheads Expense Accruals," "C/PET-Olive Branch Closure", "BTR Nylex-Corporate Creditors, Clearing and Accruals," "Workers Compensation Provi-sions", "Long service leave" (whether for head office personnel or otherwise, and including both the current and non-current portion thereof) (the foregoing items being referred to herein as the "Section 2,2(d) Liabilities"), it being understood that amounts received in respect of the following accounts may be retained by
Purchaser: "Rockware-Flacconage Disposal", "BTR Nylex Corporation Receivables /Prepayments" and "Insurance Claims."

            Section 2.3 Allocation of the Aggregate Purchase Price. Seller and Purchaser have agreed to the allocation of the Aggregate Purchase Price among the Sold Shares to be purchased hereunder as set forth in Schedule 2.3 (the "Allocation"), subject to adjustment to reflect any adjustments or payments made pursuant to Sections 2.2, 5.4 or Article VII. Each of Seller and Purchaser shall (a) be bound by the Allocation for purposes of determining any Taxes, (b) prepare and file, and cause its Subsidiaries to prepare and file, its and their Tax Returns on a basis consistent with the Allocation and (c) take no position, and cause its Subsidiaries to take no position, inconsistent with the Allocation on any applicable Tax Return or in any proceeding before any Tax Authority or otherwise. In the event that the Allocation is disputed by any Tax Authority, the party receiving notice of the dispute shall promptly notify the other party hereto of the receipt of such notice and consult with such other party in the resolution of the dispute.

            Section 2.4  Closings; Delivery and Payment.

            (a) (i) The Closing shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, at 10:00 A.M., New York City time, as soon as practica-ble after the date hereof upon (A) the fifth Business Day following the satisfaction or waiver of the conditions precedent specified in
Article VI or (B) at such other time and place as the parties hereto may mutually agree (such date the "Scheduled Closing Date").

                  (ii) If the Specified Consent(s) have not been obtained prior to the satisfaction or waiver (provided such waiver is permitted under applicable Law) of the conditions set forth in Sections 6.1, 6.2 and 6.3, the parties shall proceed with the Closing pursuant to this Section 2.4; provid-ed that at the Closing, Purchaser shall not acquire, and the applicable Selling Company shall not sell and shall retain share certificates for any Packaging Company (each such Pack-aging Company, a "Retained Company") that is not then permit-ted to be transferred to Purchaser as a result of the Speci-fied Consents not having been obtained or the relevant waiting period not having expired. Following the Closing and subject to Section 5.9(g), the transfer and delivery of the shares of any Retained Company (a "Suspended Transfer") shall occur at the time and place set forth in accordance with Section 5.9 (with respect to any such transfer and delivery the "Suspended Closing Date").

            (b)  On the Scheduled Closing Date,

                  (i) Seller shall cause each Selling Company to and the Selling Companies shall (x) deliver to Purchaser (A) duly executed share transfers and certificates representing the Sold Shares with all required New York State stock trans-fer tax stamps affixed, (B) the Convertible Notes, (C) all documents required to be delivered by Seller to Purchaser pursuant to Article VI including, without limitation, the certificates required to be delivered by Seller pursuant to Sections 6.2(a) and 6.2(c) (provided that Seller shall not transfer and shall retain certificates and transfers for the shares of any Retained Company), and (D) with respect to entities for which registration of transfer cannot be made immediately following the Scheduled Closing Date, irrevocable proxies to vote the Sold Shares so transferred in the form attached hereto as Schedule 2.4(b) and (y) immediately there-after make, or cause to be made, the payments required to be made by Seller or any member of the Seller Group pursuant to
      Section 2.4(c) below; and

                  (ii) Purchaser shall, or shall cause the Purchas-ing Companies to, (x) deliver to Seller (a) (as agent for the benefit of the Selling Companies) the full amount of the Closing Purchase Price less the Estimated Net Intergroup Payables in immediately available funds by wire transfer to an account or accounts at such bank or banks as specified in writing by Seller at least two Business Days prior to the Closing and (b) all documents required to be delivered by Purchaser to Seller pursuant to Article VI, including, without limitation, the certificates required to be delivered by Purchaser pursuant to Sections 6.3(a) and 6.3(c), and (y) immediately thereafter make, or cause to be made, the payments required to be made by Purchaser or the Packaging Companies pursuant to Section 2.4(c).

            (c) On the Scheduled Closing Date, Seller shall cause to be paid in full the amount of the Estimated Intergroup Receiv-ables and Purchaser shall cause to be paid in full the amount of the Estimated Intergroup Payables as provided in Section 2.2(b).

            (d) On each Suspended Closing Date, the applicable Selling Company shall deliver to Purchaser duly executed share transfers and certificates representing the shares of the relevant Retained Company with all required New York State stock transfer tax stamps affixed and, with respect to entities for which registration of transfer cannot be made immediately following such Suspended Closing, irrevocable proxies to vote the Sold Shares so transferred in the form attached hereto as Schedule 2.4(b).

            (e)  In relation to the Intergroup Payables:

                  (i) if the Intergroup Payables are greater than the corresponding Estimated Intergroup Payables, then Purchas-er, as agent for the relevant Packaging Companies, shall pay an amount equal to such difference to the Seller (as trustee for the members of the Seller Group to which the relevant Intergroup Payables are owed) within seven (7) days of the agreement or determination of such Intergroup Payables against (by way of offset and so that no funds shall pass) payment by Seller to Purchaser of an amount equal thereto as an adjust-ment to the allocation of the Purchase Price as between Net Intergroup Payables and the Sold Shares and against delivery of releases from all relevant members of the Seller Group of all sums so due; and

                  (ii) if the Intergroup Payables are less than the corresponding Estimated Intergroup Payables, then Seller, as agent for the relevant members of the Seller Group, shall pay an amount equal to such difference to Purchaser (as trustee for the relevant Packaging Company) within seven (7) days of the agreement or determination of such Intergroup Payables against (by way of offset and so that no funds shall pass) payment by Purchaser to Seller of an amount equal thereto as an adjustment to the allocation of the Purchase Price as between Net Intergroup Payables and the Sold Shares.

            (f)  In relation to the Intergroup Receivables:

                  (i) if the Intergroup Receivables are greater than the corresponding Estimated Intergroup Receivables, then Seller shall (as agent for the relevant members of the Seller Group) pay an amount equal to such difference to Purchaser (as trustee for the Packaging Companies, to which the relevant Intergroup Receivables are owed) within seven (7) days of the agreement or determination of such Intergroup Receivables against (by way of offset and so that no funds shall pass) payment by Purchaser to Seller of an amount equal thereto as an adjustment to the allocation of the Purchase Price as between Net Intergroup Payables and the Sold Shares and against delivery of releases from all relevant Packaging Companies of all sums so due; and

                  (ii) if the Intergroup Receivables are less than corresponding Estimated Intergroup Receivables, then Purchaser shall, as agent for the relevant Packaging Company, pay an amount equal to such difference to Seller (as trustee for the relevant members of the Seller Group) within seven (7) days of the agreement or determination of such Intergroup Receivables against (by way of offset and so that no funds shall pass) payment by Seller to Purchaser of an amount equal thereto as an adjustment to the allocation of the Purchase Price as between Net Intergroup Payables and the Sold Shares.

            (g) Seller (as agent for the members of the Seller Group) and the Purchaser (as agent for the Packaging Companies) may set off the amount of the Estimated Intergroup Payables against the amount of the Estimated Intergroup Receivables and the amount of the Intergroup Payables against the amount of the Intergroup Receivables after giving effect to changes based on currency movements, to produce in each case a net sum resulting in an adjustment to the allocation of the Purchase Price between Net Intergroup Payables and the Sold Shares.


                             ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller and the Selling Companies hereby represent and warrant to Purchaser as follows:

            Section 3.1 Organization of Seller and Selling Compa-nies. Each of Seller and each Selling Company is a corporation duly incorporated under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to carry on its business as conducted and, in the case of the Selling Companies, to own the Sold Shares. Schedule 3.1 contains true and complete copies of the memorandum and articles of Seller and each Selling Company.

            Section 3.2 Authority of Seller and the Selling Compa-nies; Binding Effect.

            (a) Seller and each Selling Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, subject only to the approval of this Agreement and the transactions contemplated hereby by a majority of the holders of ordinary shares of Seller at a duly called general meeting of such shareholders (the "Shareholder Approval"). The execution and delivery by Seller and each Selling Company of this Agreement and the performance by each of such parties of its obligations hereunder and the consummation by each of such parties of the transactions contemplated hereby (including the Restructuring) have been duly authorized by all requisite corporate action on its part, except for receipt of the Shareholder Approval. Other than the Shareholder Approval, no other corporate proceedings on the part of Seller or any Selling Company are required in connec-tion with the execution, delivery and performance by any of such parties of this Agreement or the consummation by each of such parties of the transactions contemplated hereby (including the Restructuring).

            (b) This Agreement has been duly executed and delivered by Seller and each Selling Company and, assuming due authorization, execution and delivery of this Agreement by Purchaser, this Agree-ment constitutes a valid and legally binding obligation of Seller and each Selling Company enforceable against Seller and each Selling Company in accordance with its terms except to the extent enforce-ability (i) may be limited by bankruptcy, insolvency, reorganiza-tion, moratorium or similar laws relating to creditors rights generally and (ii) is subject to general equitable principles.

            Section 3.3  Title.

            (a) The authorized and issued share capital of each Sold Company is set forth in Schedule 3.3. All of the Sold Shares
(i) have been duly authorized and validly issued and (ii) are fully paid and nonassessable or, in the case of any Sold Company incorpo-rated under the laws of England and Wales, Hong Kong, or the State of Victoria, Australia, are fully paid or properly credited as fully paid. With respect to each Sold Share, such Sold Share is owned beneficially and of record solely by the Selling Company indicated on Schedule 3.3 as the owner of such Sold Share and each such Selling Company has the right to transfer legal and beneficial title to the Sold Shares owned by it, free and clear of all Liens. The Sold Shares constitute all of the authorized and issued share capital of the Sold Companies. The Sold Shares have not been issued in violation of any purchase option, call, warrant, right of first refusal, preemptive, subscription or similar rights under any provision of applicable Law, the organizational documents of any

Selling Company, or any contract, agreement or instrument to which any Selling Company, Seller or any other Affiliate thereof is subject or by which any of such Persons is bound. Except as set forth in Schedule 3.3, (i) there are no outstanding options, war-rants, rights, calls, preemptive rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which any Sold Company, Selling Company, Seller or any of its other Affiliates is or may become obligated to issue, sell, purchase, return, transfer, otherwise dispose of, redeem or repurchase any shares in the capital of or other securi-ties or interests of any Sold Company or which provides for any stock appreciation or similar right with respect to any Sold Compa-ny. Upon payment for the Sold Shares as herein provided and subject to registration of transfer where applicable, Purchaser will acquire valid title to, and full legal and beneficial ownership of, the Sold Shares, free and clear of any Lien, other than Liens created by Purchaser and Purchaser shall be entitled to exercise all rights attached or accruing to the Sold Shares including, without limita-tion, the right to receive all dividends, distributions or any return of capital declared, paid or made by any of the Sold Compa-nies, from and after the Scheduled Closing Date (except as a result of actions taken by Purchaser) subject to applicable Laws and (ii) there are no voting trusts to which the Sold Shares are subject or any agreements or understandings affecting the voting rights, right to transfer or other incidents of record or beneficial ownership pertaining to the Sold Shares.

            (b) All of the Convertible Notes have been duly autho-rized and validly issued and are owned beneficially and of record by BTR Australia Limited and A$239,625,000 aggregate principal amount of the Convertible Notes are outstanding. Upon payment for the Convertible Notes as herein provided, Owens-Illinois (Australia) Pty Limited will acquire valid title to, and full legal and beneficial ownership of, all of the Convertible Notes, free and clear of any Lien, other than Liens created by Owens-Illinois (Australia) Pty Limited and Owens-Illinois (Australia) Pty Limited shall be entitled to exercise all rights attached or accruing to the Convertible Notes including, without limitation, the right to receive all payments and distributions, from and after the Scheduled Closing Date (except as a result of actions taken by Owens-Illinois (Australia) Pty Limit-
ed).

            (c) The Packaging Companies have valid title to, and full legal and beneficial ownership of, all of the share capital, partnership interest or other equity interest set forth on Schedule 3.3(c), which constitutes all of the share capital, partnership interest or other equity interest of Persons (other than Packaging

Companies) in which any Packaging Company owns of record or benefi-cially a direct or indirect interest, in each case, free and clear of any Lien.

            Section 3.4  Organization and Structure of the Packaging
Companies.

            (a) Each Packaging Company is duly incorporated and, in the case of Packaging Companies incorporated in the United States, validly existing and in good standing, under the laws of its juris-diction of organization, with the requisite corporate power and authority to own, operate or lease the properties and assets owned, operated or leased by such Packaging Company and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

            (b) Schedule 3.4(b) lists all of the Packaging Compa-nies together with, with respect to each of the Packaging Companies:
(i) the jurisdiction of its organization, (ii) each jurisdiction in which such Packaging Company conducts business, (iii) the authorized and issued, and, in the case of Packaging Companies incorporated in the United States, all outstanding, share capital of each Packaging Company and (iv) the registered owner(s) of all the issued share capital of each Packaging Company (identifying the share capital owned by each such registered owner). All issued shares in the capital of the Packaging Companies (i) have been duly authorized and validly issued and (ii) are fully paid and nonassessable or, in the case of any Packaging Company incorporated under the laws of England and Wales, Hong Kong, or the laws of any State or Territory of Australia, are fully paid or properly credited as fully paid.
Except as set out in Schedule 3.4(b), there are no outstanding options, warrants, rights, calls, preemptive rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which any Packaging Company, Selling Company, Seller or any of its other Affiliates is or may become obligated to issue, sell, return, transfer, otherwise dispose of, redeem or repurchase any shares in the capital or other securi-ties or interests of any Packaging Company or which provides for any stock appreciation or similar right with respect to any Packaging Company. Except as disclosed in Schedule 3.4(b), no Packaging Company (i) owns of record or beneficially a direct or indirect equity interest in any Person that is not a Packaging Company or
(ii) is a member of any partnership or other Person or (iii) in Australia, is the manager, trustee or representative of any trust or scheme involving prescribed interests (within the meaning of the Australian Corporations Law).

            (c) Schedule 3.4(c) contains true and complete copies of the memorandum, articles of association and any other organiza-tional documents of the Sold Companies and Seller has made available to Purchaser true and complete copies of the minute books and stock transfer records of each of the Packaging Companies since such Companies have been wholly owned Subsidiaries of Seller.

            (d) Each Sold Company is a Packaging Company and each Packaging Company is, or upon completion of the Restructuring shall be, a Sold Company or, except as disclosed on Schedule 3.4(d), a wholly owned direct or indirect Subsidiary of a Sold Company.

            Section 3.5  Non-Contravention.  Except as set forth in
Schedule 3.5, the execution, delivery and performance of this Agreement by Seller or any Selling Company and the consummation by Seller or any Selling Company of the transactions contemplated hereby (including the Restructuring) does not and will not (i) violate any provision of the memorandum and articles of association, certificate of incorporation, by-laws or any other organizational documents of Seller, any Selling Company or any Packaging Company or
(ii) result in the breach, violation, suspension or termination of, give rise to any right of termination, purchase or amendment under, require consent or notification under, result in the loss of any benefit, right or license under, increase or accelerate the Liabili-ty of any party under, result in the creation of a Lien on the Sold Shares or any assets of the Packaging Companies or constitute a default under (in each case, with or without the giving of notice or the lapse of time or both) any provision of any agreement, contract, instrument, commitment, license, franchise or Permit to which Seller, any Selling Company or any Packaging Company is a party or is subject or by which any assets of any of them is bound, except as would not, individually or in the aggregate, (i) result in a Materi-al Adverse Effect or (ii) reasonably be expected to prevent or materially interfere with or delay the consummation of the transac-tions contemplated hereby.

            Section 3.6 Consents and Approvals. Other than as set forth in Schedule 3.6, the execution, delivery and performance of this Agreement by Seller or any Selling Company and the consummation by Seller and each Selling Company of the transactions contemplated hereby (including the Restructuring) does not and will not violate or require any consent, approval, filing or notice under any Law or arbitration award applicable to Seller, any Selling Company, any Packaging Company or any of their respective assets or require any consent, approval, license, Permit, order or authorization of, or declaration, filing or registration with, any Governmental Authori-ty, except where such violation or the failure to obtain such consent, approval, license, Permit, order or authorization or make such declaration, filing or registration would not (i) result, individually or in the aggregate, in a Material Adverse Effect or
(ii) reasonably be expected to prevent or materially interfere with or delay the consummation of the transactions contemplated hereby.

            Section 3.7 Financial Information. The audited special purpose financial statements comprising the combined balance sheets of the Packaging Companies as at December 31, 1995, 1996 and 1997 such balance sheet as at December 31, 1997 being referred to herein as the "Balance Sheet" and the related combined profit and loss accounts and statements of cash flows for each of the three years ended December 31, 1995, 1996 and 1997, including the notes thereto set forth in Schedule 3.7 (the "Financial Statements") (excluding the unaudited reconciliation with U.S. generally accepted accounting principles) present fairly, in accordance with GAAP applied on a consistent basis except as set out in Note 1 of those financial statements or as otherwise described in Schedule 3.7, the combined financial position of such economic entity as at December 31, 1995, 1996 and 1997 and combined results of its operations and its cash flows for each of the three years ended December 31, 1995, 1996 and 1997, on the basis of preparation and presentation as set out in
Note 1 of those special purpose financial statements.

            Section 3.8 Absence of Certain Changes or Events. Except to the extent arising out of the transactions expressly contemplated by this Agreement (including the Restructuring) or as set forth in Schedule 3.8, since December 31, 1997, the Packaging Business has been conducted in all material respects in the ordinary course consistent with past practice and there has not occurred any event, change or development which has had, or which would reason-ably be expected to have, individually or in the aggregate, a Material Adverse Effect or which would, individually or in the aggregate, reasonably be expected to prevent or materially interfere with or delay the consummation of the purchase of the Sold Shares contemplated hereby. Without limiting the generality of the forego-ing, since December 31, 1997, except as otherwise disclosed in
Schedule 3.8 or except to the extent expressly contemplated by this Agreement (including the Restructuring), neither any Selling Company nor any Packaging Company with respect to the Packaging Business has:

                (i) made any material change in any financial reporting or accounting policy or accounting practice by any

      Packaging Company, other than such changes required by law or GAAP;

                (ii)  sold, transferred, leased  or otherwise
      disposed of, to any third party, any properties or assets material to the operation of the Packaging Business other than in the ordinary course of business consistent with past prac-tice;

                (iii) other than in the ordinary course consistent with past practice, (A) entered into any employment, consult-ing or severance agreements with any Employee or any director or officer of the Packaging Companies or materially changed the terms thereof, (B) materially increased benefits payable under existing severance or termination pay policies or em-ployment agreements with respect to senior management of the Packaging Companies or (C) made any increase in, or commitment or plan to increase, the wages, salaries, compensation, pen-sion or other benefits or payments to any directors, officers or employees of the Packaging Companies (except for increases in the ordinary course of business consistent with past prac-tice or as required under Plans or Material Contracts);

                (iv) suffered any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Packaging Business resulting in losses in excess of A$3 million;

                (v) settled or agreed to settle any Action, which settlements, individually or in the aggregate, would reason-ably be expected to have a Material Adverse Effect;

                (vi) with respect to the Packaging Business termi-nated, discontinued, closed or disposed of any material facil-ity or business operation or otherwise materially changed the general character or conduct of its business;

                (vii) declared, set aside or paid any dividend or other distribution in respect of any capital stock of any Packaging Company, other than any dividend or other distribu-tion (A) pursuant to the Restructuring, (B) to the extent payable in cash or by credit to an intercompany account or (C) payable to a Sold Company or another Packaging Company direct-ly or indirectly wholly-owned by the Sold Companies;

                (viii) redeemed, purchased or otherwise acquired any shares of any Packaging Company, other than pursuant to the Restructuring;

                (ix)  waived or released any claims or rights
      (other than claims or rights in the nature of indebtedness) which waivers or releases would, individually or in the aggre-gate, reasonably be expected to have a Material Adverse Ef-fect;

                (x) incurred any material Lien (other than Permit-ted Liens) on its assets outside of the ordinary course of business;

                (xi) made any binding commitments for capital expenditures to be funded after the Closing Date in excess of U.S.$5,000,000 individually;

                (xii) merged or consolidated with, or acquired securities or any equity interest in, any Person other than a Packaging Company;

                (xiii) made any material loan or advance to any Person, other than a loan or advance from a Packaging Company to another Packaging Company and other than trade receivables, Intergroup Receivables and loans and advances to employees in the ordinary course of business consistent with past practice;


                (xiv) failed to pay any creditor any amount owed to such creditor when due (after the expiration of any appli-cable grace periods), except if any such amount is being disputed in good faith and other than in the ordinary course of business consistent with past practice;

                (xv) written down the value of any inventory or any other asset of the Packaging Business except in the ordi-nary course of business consistent with past practice;

                (xvi)  issued and sold any new debt securities
      (other than commercial paper) or entered into any new credit facility (other than roll-overs under existing facilities); or

                (xvii) entered into an agreement with, or made a binding commitment to, any Person to do any of the foregoing.

            Section 3.9 Litigation and Claims. Except as set forth in Schedule 3.9 and except for matters arising under Environmental Laws (which are the subject of Section 3.11), there is no action, suit, claim or proceeding (including arbitration or administrative proceedings) ("Action") pending before any court or arbitration tribunal or before any other Governmental Authority or, to the Knowledge of Seller, threatened, against Seller, any Selling Company or any Packaging Company which would, if adversely determined, have a Material Adverse Effect. As of the date hereof there is no Action pending or, to the Knowledge of Seller, threatened against Seller, any Selling Company or any Packaging Company, which challenges the transactions contemplated hereby, other than any such Action that would not reasonably be expected to prevent or materially interfere with or delay the consummation of the transactions contemplated hereby.

            Section 3.10  Compliance with Laws.

            (a) Except as set forth in Schedule 3.10(a) and except for compliance with Environmental Laws (which is the subject of Section 3.11), Tax Laws (which is the subject of Section 3.15), Laws relating to Employee benefits (which is the subject of Section 3.16) and Laws relating to labor matters (which is the subject of Section 3.17), the Packaging Business is, and the Packaging Companies are, conducted in compliance with all applicable Laws and Governmental Orders except where such non-compliance would not, individually or in the aggregate, be reasonably expected to (i) result in a Material Adverse Effect or (ii) reasonably be expected to prevent or materi-ally interfere with or delay the consummation of the purchase of the Sold Shares contemplated hereby.

            (b) Except as disclosed in Schedule 3.10(b) (and except for Environmental Permits which are the subject of Section 3.11), each Packaging Company holds all permits, licenses, rights, con-sents, authorizations, certificates, exemptions and approvals of Governmental Authorities (collectively, "Permits") necessary for the ownership and conduct of the Packaging Business as it is currently conducted and such Permits are in full force and effect except where the failure to hold any such Permit in full force and effect would not, individually or in the aggregate, (i) result in a Material Adverse Effect or (ii) reasonably be expected to prevent or materi-ally interfere with or delay the consummation of the purchase of the Sold Shares contemplated hereby. None of Seller, any of the Selling Companies or any of the Packaging Companies has Knowledge of, or has received notice from any competent authority of revocation of or default under any Permits or of any non-compliance with any applica-ble Law or Governmental Order, which revocation, default or non-compliance would, if adversely determined, (i) have a Material Adverse Effect or (ii) reasonably be expected to prevent or materi-ally interfere with or delay the consummation of the transactions contemplated hereby. Nothing in this Section 3.10(b) shall be deemed to apply to Environmental Permits (which are the subject of Section 3.11).

            Section 3.11  Environmental Matters.

            (a) Except as disclosed on Schedule 3.11 and other than any exceptions to any of the following as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse
Effect:

                (i) the Packaging Companies are, and have been within all applicable statute of limitations periods, in compliance with all applicable Environmental Laws and/or Environmental Permits which relate to the conduct or operation of the Packaging Business as currently conducted or as has been conducted within all applicable statute of limitations periods, and to the Knowledge of Seller, no Packaging Company will be unable to comply with Environmental Laws and/or Envi-ronmental Permits or will require any material increase in expenses other than reasonably expected capital expenditure requirements to comply in the future with Environmental Laws and/or Environmental Permits;

                (ii) the Packaging Companies hold all Environmen-tal Permits required to conduct and operate the Packaging Business as presently conducted and operated; to the Knowledge of Seller, no Environmental Permits will be revoked, or will not be timely renewed without incurring expense in excess of customary analytical, preparatory, application and filing expenses, and to the Knowledge of Seller, no Packaging Company will be unable to obtain any Environmental Permit (or modifi-cation, amendment, or other change thereof) as may be required for any change in operations presently planned by any Packag-ing Company, or will be required to incur material expenses to obtain any such Environmental Permit in excess of customary analytical, preparatory, application and filing expenses;

                (iii) there are no notices, writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations involving any Environmen-tal Law or Environmental Permit pending or, to the Knowledge of Seller, threatened, relating to any Packaging Company;

                (iv) there are no Releases of Hazardous Materials under circumstances that would require Remedial Action under any applicable Environmental Laws at, on, under, or emanating from any property currently or formerly owned, leased, or otherwise used by any Packaging Company; and

                (v) neither the Packaging Companies, nor any entity for which any of them is or may be liable, has assumed or retained, by contract or by operation of law, any Liabili-ties with respect to any Environmental Law or any Hazardous Materials.

            (b) There are no material environmental Liens affecting or relating to the property of any Packaging Company.

            (c) Seller has provided to Purchaser all material environmental audits, studies and reports in Seller's possession or control that have been prepared in the past three years, or to the Knowledge of Seller after due inquiry of the environmental managers at each manufacturing facility, prior thereto, with respect to the Packaging Business' currently or previously owned, leased or operat-ed sites or any other location as to which any Packaging Company may have liability under any Environmental Law.

            Section 3.12  Material Contracts.

            (a) Set forth on Schedule 3.12(a) is a true and com-plete list of each of the following contracts and agreements of any of the Packaging Companies as in effect on the date hereof, whether written or oral (such contracts and agreements, "Material Con-tracts"), other than (x) contracts and agreements incurred in the conduct of, or relating to, businesses other than the Packaging Business, (y) contracts and agreements solely between Packaging Companies and (z) contracts and agreements between Packaging Compa-nies on the one hand, and any members of the Seller Group on the other hand, which will be terminated prior to the Closing:

                (i) contracts and agreements for the purchase of inventories by, or for the furnishing of services to, the Packaging Companies that require or would reasonably be ex-pected to require payments by the Packaging Companies in excess of A$2,000,000 during the term of such contract or agreement (or A$2,000,000 in the aggregate in the case of any related series of contracts or agreements);

                (ii) contracts and agreements for the sale of inventories or other goods, or for the furnishing of services, by any of the Packaging Companies that require or may reason-ably be expected to require payments to the Packaging Compa-nies in excess of A$2,000,000 during the term of such contract or agreement (or A$2,000,000 in the aggregate in the case of any related series of contracts or agreements);

                (iii) manufacturer's representative, sales agency and distribution contracts and agreements for the sale or distribution of goods that entail or may reasonably be expect-ed to entail payments or receipts in excess of A$2,000,000 during the term of such contract or agreement (or A$2,000,000 in the aggregate in the case of any related series of con-tracts or agreements);

                (iv) contracts and agreements (including guaran-tees by or for the benefit of any Packaging Company) relating to Debt or the mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any Packaging Company, sale and leaseback transactions, deferred purchase price of property and other similar financing transactions of the Packaging Companies to third parties in excess of A$2,000,000 principal amount, other than those contracts and agreements related to the Restructuring that will be terminated, novated, assigned or otherwise transferred prior to the Closing;

                (v) joint venture, partnership, shareholder, voting trust or similar contracts and agreements relating to the Packaging Business;
                (vi) contracts and agreements having continuing obligations providing for the acquisition or disposition of assets or securities having a value in excess of A$2,000,000, other than purchases or sales of inventories in the ordinary course of business and sales of obsolete equipment; and

                (vii) licenses and agreements relating to Intel-lectual Property, and research and development agreements, in each case which are material to the Packaging Companies or which would reasonably be expected to call for aggregate commitments to be paid by or to a Packaging Company in excess of A$2,000,000 during the term of any such license or agree-ment (or A$2,000,000 in the aggregate in the case of any related series of licenses or agreements);

                (viii) collective bargaining agreements or other agreements or contracts with any union;

                (ix) joint venture agreements, site or other asset sharing agreements pertaining to assets having a value of more than A$2,000,000 or that are otherwise material to the Packag-ing Business and to which any Packaging Company is a party;

                (x) contracts and agreements restricting the ability of any Packaging Company after the date hereof (A) to engage in any line of business in any geographic area or to compete with any Person, including limitations on the ability of any Packaging Company to enter into other contracts or (B) to incur Debt;

                (xi) contracts, agreements with, and any undertak-ings or commitments to any Governmental Authority materially affecting the Packaging Business and not made in the ordinary course of business;

                (xii) powers of attorney or similar instruments granted to Persons outside the Packaging Companies which are in force and effect other than those set forth on the share registers of the Packaging Companies, with the exception of powers of attorney required for the day to day management of Intellectual Property rights;

                (xiii)  leases, subleases or other agreements
      pursuant to which any Packaging Company leases, subleases or otherwise occupies the Leased Real Property (the "Real Proper-ty Leases"); and

                (xiv) any contracts or agreements not otherwise listed on Schedule 3.12(a) which provide for an aggregate purchase price or payments of more than A$10,000,000 individu-ally during the term thereof.

            (b) Except as disclosed in Schedule 3.12(b), each Material Contract is, as of the date hereof, in full force and effect and no Packaging Company that is a party thereto is (and, to the Knowledge of Seller, no other party is) in material breach of, or material default under, any such Material Contract and, to the Knowledge of Seller, no event has occurred that, with or without the giving of written notice or the lapse of time or both, would result in a breach or default under any Material Contract, except for such failures to be in full force and effect breaches, defaults or occurrences which would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, none of Seller, any Selling Company or any Packaging Company has delivered or received written notice of termination or an intention to terminate any Material Contract.

            Section 3.13  Non-Packaging Operations.

            (a)  Except for the Packaging Companies listed on
Schedule 3.13(a), to the Knowledge of Seller, the Packaging Compa-nies have not conducted any activities other than the conduct of the Packaging Business.

            (b) Except as disclosed on Schedule 3.13(b), after giving effect to the Restructuring and to any transfers provided for pursuant to Section 5.8(d), (i) the assets, properties, interests and rights of the Packaging Companies shall constitute all of the assets, properties, interests and rights of every type and descrip-tion, whether real, personal or mixed, tangible or intangible, that are used in or held for use in the Packaging Business as currently conducted and (ii) no member of the Seller Group shall own or have an interest in any assets, properties, interests or rights that are used in or held for use in the Packaging Business.

            Section 3.14  Intellectual Property.

            (a) With respect to Intellectual Property, the Packag-ing Companies own, or possess licenses or other valid rights to use, all Intellectual Property necessary to operate the Packaging Busi-ness as currently conducted. Except as disclosed in Schedule 3.14(a), (i) the conduct of the business of the Packaging Companies as currently conducted does not infringe or otherwise violate any Intellectual Property of any third party except where such infringe-ment would not have a Material Adverse Effect and (ii) to Seller's Knowledge, no Person is infringing or otherwise violating any Intellectual Property of the Packaging Companies except where such infringement would not have a Material Adverse Effect. Except as disclosed in Schedule 3.14(a), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of, or any encumbrance on, the rights of the Packaging Companies with respect to the Intellectual Property owned or used by them, and (ii) no claims, Governmental Orders or proceedings are pending or, to the Knowledge of Seller, threatened, that seek to question the ownership or scope, cancel or limit the scope or validity of the Intellectual Property owned or used by the Packaging Companies or the rights of the Packaging Companies therein except in each case for such Governmental Orders, claims, proceedings, losses, encumbrances or rights as would not have a Material Adverse Effect.

            (b) In respect of all Proprietary Information of the Packaging Companies, no disclosure has been made to any third party (other than employees and/or Purchaser) in such manner so as would reasonably be expected to materially impair its value or confidenti-ality. Each Packaging Company other than the Subsidiaries of ACI Operations Pty Ltd (excluding Continental and its Subsidiaries) has implemented policies and consistently followed practices regarding the preservation of its Proprietary Information from unauthorized disclosure to third parties and regarding the use and disclosure of its Proprietary Information by its employees and contractors.

            (c)  Schedule 3.14(c) lists all material Intellectual
Property held or owned by any of the Packaging Companies that has been issued or registered by, or filed with, any Governmental
Authority and all Intellectual Property licenses to which any of the Packaging Companies is a party.

            Section 3.15  Taxes.  Except as set forth in Schedule
3.15:

            (a) All material Tax Returns that are required to have been filed or prepared and retained (taking into account applicable extensions) by or on behalf of any Packaging Company have been timely filed or prepared and retained in the manner prescribed by the appropriate Tax Law and as of the time of filing or preparing such Tax Returns were correct in all material respects.

            (b) All material Taxes shown to be due on the Tax Returns referred to in clause (a) of this Section 3.15 and all Taxes relating to the Packaging Companies due, or claimed or asserted by any Tax Authority to be due, for periods ending on or prior to December 31, 1997 (including open years and years for which amended Tax Returns have been filed) have been timely paid (to the extent required to be paid) or recorded as reserves or liabilities on the appropriate books and records of Seller, the Selling Companies or the Packaging Companies (in accordance with their accounting proce-dures set forth in Schedule 3.7 employed with respect to such books and records).

            (c) No material adjustments or deficiencies relating to the Tax Returns referred to in clause (a) of this Section 3.15 have been proposed, asserted or assessed in writing by the relevant national, federal, state or local Tax Authority, except for such material adjustments or deficiencies which have been fully paid or finally settled.

            (d) No Tax Audit or other proceeding by any Court, Governmental Authority or similar persons is pending (excluding such pending Tax Audits or other proceedings for which neither Seller nor the relevant Packaging Company has been notified in writing) with respect to any Taxes due from or with respect to any of the Packag-ing Companies or any Tax Return filed by or with respect to any of the Packaging Companies.

            (e) There are no Liens with respect to Taxes upon any of the assets or properties of any of the Packaging Companies, except for Permitted Liens or Liens recorded as reserves or liabili-ties on the appropriate books and records of Seller, the Selling Companies or the Packaging Companies (in accordance with their accounting procedures set forth in Schedule 3.7 employed with respect to such books and records).

            (f) All material Taxes required to be withheld, col-lected or deposited by or with respect to each of the Packaging Companies have been duly and timely withheld, collected or deposit-ed, as the case may be, and, to the extent required, have been paid to the relevant Tax Authority.

            (g) None of the Packaging Companies has agreed to make and none has been notified in writing by any Tax Authority that it is required to make any material adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign law), by reason of a change in accounting method.

            (h) Without limiting the foregoing representations in any way, each of the Packaging Companies has collected all material sales, use and value-added Taxes required to be collected, and have remitted, or will remit on a timely basis where required prior to the Scheduled Closing Date, such amounts to the appropriate Tax Authorities, or have been furnished properly completed exemption certificates.

            (i) Records which are complete and accurate in all material respects and which are necessary or appropriate for compli-ance with all Tax Laws have been maintained and retained by or on behalf of each Packaging Company for the period required by applica-ble Tax Law and all other information or evidence required or necessary to support those records, including, but not limited to, information in relation to franking credits and franking debits for the purposes of the application of Part IIIAA of the Australian Income Tax Assessment Act, 1936 have been so maintained and re-tained.

            (j)  None of the Packaging Companies is, or has since
December 31, 1994 been, the representative member of a group for United Kingdom value added tax purposes.

            (k) In the last three years, no action has been taken by any Packaging Company in default of any obligation to obtain a requisite consent from any Tax Authority, and where such a consent has been obtained, any conditions attached thereto have been com-plied with insofar as is material.

            (l)  As of the Scheduled Closing Date, each NZ Packaging
Company: (A) is a registered Person for purposes of the Goods and Services Tax Act 1985 of New Zealand ("GST Act"); (B) has complied in all material respects with the GST Act; and (C) is not in default of any material obligation to make any payment or return or notifi-cation under the GST Act.

            (m) To the extent that, at any time prior to the Scheduled Closing Date, any income Tax liability of a NZ Packaging Company has been satisfied by the utilization of the tax losses of another company by way of group offset and/or subvention payment as provided for by the Income Tax Act 1976 of New Zealand or the Income Tax Act 1994 of New Zealand, any such group offset and any such subvention payment has been valid and effective.

            (n) Neither the imputation credit account nor the dividend withholding payment account of any NZ Packaging Company will have a debit balance as of the Scheduled Closing Date.

            (o) No consent to the application of Section 341(f) of the Code (or any predecessor provision) has been made or filed by or with respect to any of the Packaging Companies or any of their respective assets or properties. None of the assets or properties of any of the Packaging Companies is an asset or property that is or will be required to be treated as described in Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immedi-ately before the enactment of the Tax Reform Act of 1986, or tax-exempt use property within the meaning of section 168(h)(1) of the Code.

            (p) Each transaction undertaken in the course of the Restructuring has been or will be undertaken for a consideration of not less than market value in respect thereof.

            Section 3.16  Employee Benefits.

            (a)  As to Australian Superannuation Funds:

                (i) Copies of all Trust Deeds and the trust deed of the ACI Staff Superannuation Fund and all amendments there-to have been provided or made available to Purchaser.

                (ii)  To the Knowledge of Seller, each Packaging
      Company has materially complied with all of its Superannuation
      Commitments.

                (iii) The Superannuation Funds are validly estab-lished under the Trust Deeds, the Trust Deeds comply with the requirements of the Superannuation Industry (Supervision) Act, 1993, no amendments have been made to the Trust Deeds other than those disclosed to Purchaser before the date of this Agreement, and those amendments have been validly made. There are no proposals to amend the Trust Deeds.

                (iv) The ACI Staff Superannuation Fund is validly established under a trust deed, the trust deed complies with the requirements of the Superannuation Industry (Supervision) Act, 1993 and no amendments have been made to the trust deed other than those disclosed to Purchaser before the date of this Agreement.

                (v) From the date the Superannuation Funds and the ACI Staff Superannuation Fund became regulated superannuation funds under the Superannuation Industry (Supervision) Act, 1993, to the best of Seller's Knowledge and belief, the trust-ees of the Superannuation Funds and the ACI Staff Superannua-tion Fund have complied with the Superannuation Industry (Supervision) Act, 1993 and the regulations prescribed under such Act.

                (vi) The ACI Staff Superannuation Fund is fully funded, as that term is defined in the Superannuation Industry (Supervision) Act, 1993, and the Regulations prescribed under that Act.

                (vii) The provisions of the Trust Deeds of the Superannuation Funds are substantially the same in all materi-al respects as those contained in the respective trust deeds of the Current Superannuation Funds.

                (viii) No member of the ACI Staff Superannuation Fund has any right or entitlement to have any benefit under the fund augmented, increased or accelerated by reason of this Agreement or by reason of any other arrangement, agreement or understanding.

                (ix)  All assets of the ACI Staff Superannuation
      Fund are held in the name of the trustee of the fund.

                (x) Neither the trustees of the Superannuation Funds nor the trustee of the ACI Staff Superannuation Fund has entered into or is bound by any arrangement, agreement or understanding relating to the assets of the fund, the provi-sion of administration or actuarial services or the provision of advice or other services to the trustee other than as disclosed by Seller to Purchaser.

                (xi)  The assets of the ACI Staff Superannuation
      Fund include adequate provision for any Taxes which may be payable by the trustee of the fund.

                (xii) No undertaking or assurance has been given to members of the ACI Staff Superannuation Fund as to the introduction, increase or improvement of any benefits under the fund.

                (xiii) Seller has made available to Purchaser a copy of the Trust Deed and the name of each of the trustees of the Superannuation Funds and the ACI Staff Superannuation
      Fund.

                (xiv) Each Packaging Company will not be liable to pay in the aggregate more than A$10,000 as the superannuation guarantee charge under the Superannuation Guarantee Charge Act, 1992 in respect of that company's directors, Employees or subcontractors.

            (b)  As to U.S. Plans:

                (i) All U.S. Plans are listed in Schedule 3.16(b). Seller has provided or made available to Purchaser current, accurate and complete copies (or, to the extent no such copy exists, an accurate description) of (A) all documents embody-ing each U.S. Plan, and the trust or funding agreements and summaries with respect thereto, (B) the most recent actuarial valuation with respect to any U.S. Plan, which accurately specifies the actuarial and financial status of such Plan, (C) the most recent annual report (Series 5500 and all schedules thereto) required in connection with any U.S. Plan, (D) the most recent Internal Revenue Service determination letter received in respect of a U.S. Plan, (E) a list of all the material terms of employment for each classification of Em-ployees, including compensation and benefits, as of December

      31, 1996, (F) any summary plan description and other written communications (or a description of any oral communications) by Seller to any Employees concerning the extent of the bene-fits provided under a U.S. Plan, and (G) for the most recent year (I) audited financial statements and (II) attorney's response to an auditor's request for information.

                (ii) All U.S. Plans which are subject to ERISA, are in substantial compliance with applicable law (including, without limitation, ERISA and the Code (including the nondis-crimination requirements of Section 401(a)(4) of the Code)) and have been administered and operated in all material re-spects in accordance with their terms. Each U.S. Plan which is an "employee pension benefit plan", within the meaning of
      Section 3(2) of ERISA ("Pension Plan"), and which is intended to be qualified under Section 401(a) of the Code, does so qualify and has received a favorable determination letter from the Internal Revenue Service, and nothing has occurred, wheth-er by action or failure to act, and no condition exists, which could result in revocation of any such favorable determination letter. No Packaging Company or any other person has engaged in a transaction with respect to any U.S. Plan that, would subject any Packaging Company to a material tax or penalty imposed by either Section 4975 of the Code or Section 409 or 502(i) of ERISA.

                (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Packaging Company with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of
      Section 4001(a)(15) of ERISA, which is a U.S. Plan, or the single-employer plan of any ERISA Affiliates of any Packaging Company. No notice of a "reportable event", within the mean-ing of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any U.S. Plan within the 12-month period ending on the date hereof. No Packaging Company has contributed, or been obligated to contribute, to a "multi-employer plan", within the meaning of Section 3(37) of ERISA, at any time during the current calendar year or the five calendar years preceding the current calendar year. With respect to any multi-employer plan to which Seller or any ERISA Affiliate has any liability or contributes (or has at any time contributed or had an obligation to contribute): (A) Seller and each of its ERISA Affiliates has or will have, as of the Closing, made all contributions to each such plan required by the terms of such plan or any collective bargaining agreement; (B) neither

      Seller nor any of its ERISA Affiliates has incurred any with-drawal liability under Title IV of ERISA; (C) no such plan is in reorganization or insolvent (as those terms are defined in ERISA Sections 4241 and 4245, respectively); and (D) neither Seller nor any of its ERISA Affiliates has engaged in a trans-action which could subject it to liability under Section 4212(c) of ERISA.

                (iv) No U.S. Plan which is a single-employer plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Sections 412 or 418B of the Code or Section 302 of ERISA. No Packaging Company has provided, or is required to provide, security to any U.S. Plan pursuant to Section 401(a) of the Code.

                (v) (A) No complete or partial termination of any U.S. Plan covered by Title IV of ERISA has occurred and no proceedings have been instituted to terminate or appoint a trustee to administer any such Plan; (B) full payment has been timely made of all amounts which Seller or any Packaging Company is required under applicable law or under any U.S. Plan to have paid as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, and such entities have made adequate provisions, in accordance with GAAP, in their financial statements for all obligations and liabilities under all Plans that have accrued but have not been paid because they are not yet due under the terms of any such Plan or applicable law; (C) neither Seller nor any of the Packaging Companies has incurred any material liability (in-cluding, without limitation, additional contributions, fines, taxes, penalties or loss of tax deduction) as a result of a failure to administer or operate any U.S. Plan that is a "group health plan" (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code; (D) no liability, claim, action, audit, examination or litigation has been made, commenced or, to Seller's knowledge, threatened with respect to any U.S. Plan (other than for benefits payable in the ordinary course) except for such liabilities, claims, actions, audits, examinations or litigations which would not, individu-ally or in the aggregate, have a Material Adverse Effect; (E) as of the date hereof, except as set forth in Schedule 3.16(- b), no key managerial Employee (i.e., Employees identified in the Confidential Memorandum with respect to the Packaging Business dated November 26, 1997) has given, or has been given, notice of termination of his or her employment; (F) no event has occurred and no condition exists that would subject Seller, either directly or by reason of its affiliation with its ERISA Affiliates, to any tax, fine or penalty imposed by ERISA, the Code or other applicable laws, rules and regula-tions except for such taxes, fines or penalties which would not, individually or in the aggregate, have a Material Adverse Effect; (G) all insurance premiums required to be paid with respect to U.S. Plans as of the Closing have been or will be paid prior thereto and adequate reserves have been provided for on the Balance Sheet for any premiums (or portions there-of) attributable to service on or prior to the Closing; (H) - for each U.S. Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date there-of; (I) no U.S. Plan provides for a material increase in benefits on or after the Closing; (J) except as set forth in
      Schedule 3.16(b) and except as required by Section 4980B of the Code, no U.S. Plan provides medical or insurance benefits to current or former Employees or directors (or their eligible dependents) beyond their retirement or other termination of employment or service; (K) [clause intentionally omitted]; (L) except as otherwise disclosed in Schedule 3.16(b) and except to the extent required under existing Plans as in effect on the date of this Agreement since December 31, 1997, Seller has not increased the compensation or fringe benefits of any Employees, except for increases in the ordinary course of business and consistent with past practice; and (M) except as disclosed in Schedule 3.16(b), no U.S. Plan or agreement with any Employee or director exists which would result in the payment to any current, former or future director or Employee of any amount of money or other property or rights or acceler-ate or provide any other rights or benefits to any such Em-ployee or director as a result of the transactions contemplat-ed by this Agreement, except for such payments that would not, individually or in the aggregate, have a Material Adverse Effect, whether or not (I) such payment, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code), or (II) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered. The representation made in the foregoing clauses (E), (G), (I),
      (J), (L) and(M) shall apply with equal force and effect to the U.K. and Other Country Plans, and to all non-U.S. Employees.

            (c) U.K. Plans. The representations with respect to U.K. Plans are set forth in clause 2 of Schedule 5.5(c) to this Agreement and are incorporated herein by reference.
            (d)  As to Other Country Plans:

                (i) All material plans constituted under the laws of jurisdictions other than Australia, the U.S. or the U.K. (such jurisdictions "Other Countries" and such material plans, "Other Country Plans") are listed in Schedule 3.16(d). True and complete copies of all Other Country Plans, including, but not limited to, any trust instrument or insurance contract forming a part of any Other Country Plan, and all amendments thereto, have been provided or made available to Purchaser.

                (ii) As to each Other Country Plan, all of the applicable requirements of the applicable Laws under which the Plan is operated have been complied with in all material respects.

                (iii) If such Other Country Plan is a defined benefit pension plan that is required under applicable Laws to be funded, such other Country Plan is funded in material compliance with the requirements of the Laws applicable to such other Country Plan.

            Section 3.17  Labor Matters.  Other than as set forth in
Schedule 3.17:

                (i) no Packaging Company is a party to, or bound by, any collective bargaining agreement, contract or other agreement, award or understanding with any labor organization applicable to Employees or other representative of any of the Employees, nor is such contract or agreement presently being negotiated;

                (ii) none of the Employees are represented by any union or similar labor organization and to the Knowledge of Seller, there are no current organizing activities among such Employees;

                (iii) there is no unfair labor practice charge or complaint pending or, to the Knowledge of Seller, threatened against any Packaging Company other than where such charge or complaint, if determined adversely to a Packaging Company, would not reasonably be expected to have a Material Adverse Effect, nor to the Knowledge of Seller is any labor organiza-tion seeking to compel it to bargain with any labor organiza-tion as to wages or conditions of employment;

                (iv) there is no strike, work stoppage, slowdown or lockout or other labor dispute involving any Packaging Company pending or, to the Knowledge of Seller, threatened, and since January 1, 1993 there has not been any such action;

                (v) no Action, complaint, charge, arbitration or inquiry by or before any Governmental Authority brought by or on behalf of any employee, prospective employee, former em-ployee, retiree, labor organization or other representative of any Packaging Company's Employees is pending or, to the Knowl-edge of Seller, threatened against any Packaging Company which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

                (vi) no grievance is pending or, to the Knowledge of Seller, threatened against any Packaging Company which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

                (vii)  no Packaging Company is a party to, or
      otherwise bound by, any material consent decree with, or citation by, any Governmental Authority relating to Employees or employment practices;

                (viii) each Packaging Company is in compliance with all applicable agreements, contracts and policies relat-ing to employment, employment practices, wages, hours, and terms and conditions of employment except for failures so to comply, if any, that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;

                (ix) each Packaging Company has paid in full to all Employees of such Packaging Company all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such Employees under any policy, practice, agree-ment, plan, program or Law;

                (x) each Packaging Company is in material compli-ance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, and all other materi-al employee notification and bargaining obligations arising under any collective bargaining agreement, statute or other-wise; and

                (xi) except as required by law, no Packaging Company is liable for any severance pay or other payments to any Employee or former Employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, or program of any Packaging Company or member of the Seller Group, nor will any Packaging Company have any Liability which exists or arises, or may be deemed to exist or arise, under any applicable Law or otherwise, as a result of or in connection with the transaction contemplated hereunder or as a result of the termination by any Packaging Company of any persons employed by any Packaging Company on or prior to the Closing Date.

            Section 3.18  Board Members.  Schedule 3.18 hereto
contains a true and complete list of all members of the Boards of Directors of each of the Packaging Companies.

            Section 3.19 Brokers, Finders Fees. No Packaging Company has employed any broker, finder, or intermediary in connec-tion with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commis-sion in connection therewith or upon the consummation thereof or the sale of any Packaging Company. No Packaging Company will be respon-sible or in any way obligated for the payment of any fees, commis-sions or expenses of Goldman Sachs International or any other broker, finder or intermediary retained by Seller or any Selling Company in connection with the transactions contemplated hereby (other than in connection with the Rockware Restructuring).

            Section 3.20  Real Property and Leases.

            (a) Schedule 3.20(a) sets forth, by address, owner and usage, a list of all of the real property owned by the Packaging Companies (collectively, the "Owned Real Property"). No Person other than a Packaging Company leases or occupies any Owned Real Property. Except as set forth in Schedule 3.20(a), there are no outstanding contracts or agreements for the sale of any of the Owned Real Property, except Owned Real Property the value of which does not exceed U.S.$500,000. Except as set forth on Schedule 3.20(a), the Packaging Companies have good and marketable title to all real property owned by the Packaging Companies, free and clear of all Liens except for Permitted Liens.

            (b) Schedule 3.20(b) sets forth, by address, lessee and usage, a true and complete list of all real property which is leased, subleased or occupied by any of the Packaging Companies (the "Leased Real Property"; the Owned Real Property and the Leased Real

Property collectively, the "Real Property"). The Packaging Compa-nies hold good and valid leasehold title or, in the case of any Leased Real Property located in China, registered land use right (free and clear of all Liens encumbering such interest, except for Permitted Liens) to the Leased Real Property, in each case subject to the provisions of the applicable lease.

            (c) The Packaging Companies have good title to or valid leasehold interest in or other valid right to use all material personal property of the Packaging Business reflected on the Balance Sheet or acquired in the ordinary course of business since the date of the Balance Sheet which would have been required to be reflected on such Balance Sheet if acquired on or prior to such date, other than personal property disposed of in the ordinary course of busi-ness since such date. None of such material property (other than Real Property) is subject to any Lien, except for Permitted Liens and Liens incurred in the ordinary course of business the existence of which, individually or in the aggregate, would not have a Materi-al Adverse Effect. All material tangible personal property owned and used by the Packaging Companies is in reasonable operating condition and state of repair (ordinary wear and tear excepted) and is suitable for the purposes for which it is currently used by the Packaging Companies.

            (d) Except as set forth in Schedule 3.20(d), there is no pending or, to the Knowledge of Seller, threatened condemnation or other governmental taking of any of the Real Property. Except as set forth in Schedule 3.20(d), immediately following consummation of the transactions contemplated hereby, neither Seller nor any Selling Company shall own or lease any real property contiguous or adjacent to any of the Real Property.

            Section 3.21 Insurance. The insurance policies cur-rently maintained by Seller or the Selling Companies with respect to the Packaging Business and the Packaging Companies and their assets and properties (the "Insurance Policies") are listed on Schedule 3.21, including a description of whether such Insurance Policies are "occurrence based" or "claims made" policies. All such Insurance Policies are in full force and effect and all premiums due and payable thereon have been paid in accordance with their terms. No insurer under any such policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or to materially increase the premiums payable under or not renew any such policy. All material claims of which notice has been given to an insurance company under any of the Insurance Policies relating to the Packaging Business or any of the Packaging Companies filed in each of 1997 (through 30 September 1997), 1996, 1995 and 1994 (other than medical claims) are listed on Schedule 3.21 and have been filed in a timely fashion and other than as described on such Schedule, none of such claims are outstanding

            Section 3.22  Product Liability.

            (a) Schedule 3.22(a) sets forth a summary of each Product Liability Claim (as defined below) in excess of A$350,000 paid by or on behalf of any Packaging Company during the past three fiscal years, and each outstanding Product Liability Claim in excess of A$350,000. There are no design or manufacturing defects in products manufactured or sold prior to the Scheduled Closing Date that would result in any Liability, cost or expense of Purchaser, a Purchasing Company or a Packaging Company in respect of such prod-ucts, and each product manufactured, sold, leased out or delivered by any Packaging Company prior to the Scheduled Closing Date has been manufactured, sold, leased out or delivered in such a manner as not to result in any Liability, cost or expense of Purchaser, a Purchasing Company or a Packaging Company with respect to such product and in conformity with all applicable contractual commit-ments and all express and implied warranties. For purposes of this
Section 3.22, the term "Product Liability Claim" shall mean any claim arising out of any injury to an individual or property as a result of the ownership, possession, or use of any product manufac-tured, sold, or delivered by any Packaging Company.

            (b) Schedule 3.22(b) sets forth a summary of each Product Recall since January 1, 1993, describing in each case the nature of the problem giving rise to such recall, whether such recall was voluntary or by order of a Governmental Authority, the number of products recalled, and the aggregate costs incurred for each such Product Recall. For purposes of this Section 3.22(b), the term "Product Recall" shall mean any recall of filled products available to end-users and any recall of unfilled products other than returns and recalls of unfilled products in the ordinary course of business consistent with past practice, in any case, arising out of or related to a defect in a product manufactured or sold by any Packaging Company.

            Section 3.23  Transactions with Certain Persons.

            (a) Except as disclosed in Schedule 3.23, no officer, director or Employee of Seller, any Selling Company or any Packaging Company nor any member of any such Person's immediate family is a party to any contract, agreement or binding arrangement with any Packaging Company other than employment and similar agreements in the ordinary course of business and other than under Plans, includ-ing, without limitation, any contract, agreement or binding arrange-ment (i) providing for the furnishing of services, (ii) providing for the rental of real or personal property or (iii) otherwise requiring payments to (other than for services as an officer, director or Employee of Seller, Selling Company or any Packaging Company) any such Person.

            (b) Schedule 3.23 sets forth all contracts, agreements and binding arrangements which will remain in effect following the Scheduled Closing Date (including, without limitation, the provision of any services or the sale of any goods) between any Packaging Company, on the one hand, and any member of the Seller Group, on the other.

            Section 3.24 Absence of Undisclosed Liabilities. No Packaging Company has any Liability other than Excluded Liabilities and Liabilities (i) in respect of normal trade payables or expenses (including current accounts payable, current provisions for employee entitlements, non-current accounts payable, non-current provisions for employee entitlements and the Section 2.2(d) Liabilities), of the same nature as shown in the Financial Statements and the notes thereto set out in Schedule 3.7, the Liability in each case being accrued in the books and records at the Scheduled Closing Date and incurred in the ordinary course of business consistent with past practice, (ii) relating to obligations under Material Contracts or
(iii) for Actions (which are addressed for all purposes in the representations and warranties set forth in Section 3.9).

            Section 3.25  Customers and Suppliers.

            (a) Set forth on Schedule 3.25(a) is a list of the ten largest customers and the ten largest suppliers of Rockware in each case based on dollar volumes during the 1996 and 1997 years. Except as set forth on Schedule 3.25(a), as of the date hereof, none of such customers or suppliers have terminated or materially changed its relationship with Rockware or has delivered written notice to Seller, any Selling Company or Rockware of the intent to do any of the foregoing.

            (b) Set forth on Schedule 3.25(b) is a list of the ten largest customers and the ten largest suppliers of Continental in each case based on dollar volumes during the 1996 and 1997 years. Except as set forth on Schedule 3.25(b), as of the date hereof, none of such customers or suppliers have terminated or materially changed its relationship with Continental or has delivered written notice to Seller, any Selling Company or Continental of the intent to do any of the foregoing.

            (c) Set forth on Schedule 3.25(c) is a list of the ten largest customers and the ten largest suppliers of ACI Glass in each case based on dollar volumes during the 1996 and 1997 years. Except as set forth on Schedule 3.25(c), as of the date hereof, none of such customers or suppliers have terminated or materially changed its relationship with ACI Glass or has delivered written notice to Seller, any Selling Company or ACI Glass of the intent to do any of the foregoing.

            Section 3.26  No Other Representations or Warranties.

            (a)  The representations and warranties made:

                (i) in respect of the US and UK Plans and Austra-lian Superannuation Commitments are solely those representa-tions and warranties set forth in Sections 3.5, 3.8, 3.16 and clause (xi) of 3.17 (it being understood that the foregoing shall not be deemed to limit the representations and warran-ties in Section 3.7) ; and

                (ii)  in respect of environmental matters are
      solely those representations and warranties set forth in Sections 3.5, 3.8 and 3.11 (it being understood that the foregoing shall not be deemed to limit the representations and warranties in Section 3.7).

            None of the other representations or warranties shall be deemed to be given in relation to Plans, Superannuation Commitments or environmental matters.

            (b) Except for the representations and warranties contained in this Article III, none of Seller, the Selling Companies nor any other Person makes any other express or implied representa-tion or warranty on behalf of Seller, the Selling Companies or otherwise in respect of the Packaging Companies or the Packaging Business. Each of Seller and each of the Selling Companies acknowl-edges it is not relying on any representation or warranty of Pur-chaser except as set forth in Article IV or of any other Person.


                             ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser and the Purchasing Companies hereby represent and warrant to Seller as follows:

            Section 4.1 Organization and Qualification. Each of Purchaser and each Purchasing Company is a corporation duly incorpo-rated under the laws of the jurisdiction of its incorporation and Purchaser has the requisite corporate power and authority to carry on its business as conducted.

            Section 4.2  Authority of Purchaser; Binding Effect.

            (a) Purchaser and each Purchasing Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Purchaser and each Purchasing Company of this Agreement and the performance by each of such parties of its obliga-tions hereunder and the consummation by each of such parties of the transactions contemplated hereby have been duly authorized by all requisite corporate action on its part and no other corporate proceedings on the part of Purchaser or any Purchasing Company are required in connection with the execution, delivery and performance by any of such parties of this Agreement or the consummation by any of such parties of the transactions contemplated hereby.

            (b) This Agreement has been duly executed and delivered by Purchaser and each Purchasing Company and, assuming due authori-zation, execution and delivery of this Agreement by Seller, this Agreement constitutes a valid and legally binding obligation of Purchaser and each Purchasing Company enforceable against Purchaser and each Purchasing Company in accordance with its terms except to the extent enforceability (i) may be limited by bankruptcy, insol-vency, reorganization, moratorium or similar laws relating to creditors rights generally and (ii) is subject to general equitable principles.

            Section 4.3 Non-Contravention. The execution, delivery and performance by Purchaser or any Purchasing Company of this Agreement and the consummation by Purchaser or any Purchasing Company of the transactions contemplated hereby does not and will not (i) violate any provision of the certificate of incorporation, by-laws or other organizational documents of Purchaser or any Purchasing Company or (ii) result in the breach, violation, suspen-sion or termination of, give rise to any right of termination, purchase or amendment under, require consent or notification under, result in the loss of any benefit, right or license under, increase or accelerate the Liability of any party under, result in the creation of any Lien on any assets of Purchaser or any Purchasing Company or constitute a default under (in each case, with or without the giving of notice or the lapse of time or both) any provision of any agreement, contract, instrument, commitment, license, franchise or Permit, to which Purchaser or any Purchasing Company is a party or is subject or by which any assets of any of them is bound except as would not, individually or in the aggregate, reasonably be expected to prevent or materially interfere with or delay the consummation of any of the transactions contemplated hereby.

            Section 4.4 Consents and Approvals. Other than as set forth in Schedule 4.4, and except for the Regulatory Authorizations, the execution and delivery of this Agreement by Purchaser or any Purchasing Company and the consummation by Purchaser and each Purchasing Company of the transactions contemplated hereby (includ-ing the Restructuring) does not and will not require any consent, approval, license, Permit, order or authorization of or declaration, filing or registration with, any Governmental Authority or other Person, except where the failure to obtain such consent, approval, license, Permit, order or authorization or make such declaration, filing or registration would not individually or in the aggregate, reasonably be expected to prevent or materially interfere with or delay the consummation of any of the transactions contemplated hereby.

            Section 4.5  Financial Capability.  Purchaser has
sufficient funds or has executed definitive documentation providing for funds sufficient to pay the Closing Purchase Price on the terms and conditions contemplated by this Agreement.

            Section 4.6 Securities Act. Purchaser is acquiring the Sold Shares solely for the purpose of investment (other than any Sold Shares which Purchaser must divest in accordance with, or in order to obtain, a consent decree or order of any Governmental Authority) and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Purchaser acknowledges that the Sold Shares are not registered under any securities laws and that such Sold Shares may not be transferred or sold except pursuant to the registration and other provisions of applicable securities laws or pursuant to an applicable exemption therefrom.

            Section 4.7 Investigation by Purchaser; Certain Finan-cial Information; No Other Representations or Warranties.

            (a) As part of its own investigation and evaluation of the Packaging Business, Purchaser has received or has reviewed operating, business and financial information including financial statements, forecasts, projections and other oral or written infor-mation and materials with respect to the Packaging Business made available by Seller or its representatives. There are assumptions and uncertainties inherent in projections and forecasts for the Packaging Business and Purchaser is familiar with such assumptions and uncertainties. Purchaser has made its own evaluation of such financial information and acknowledges that neither Seller nor any other Person is making any representations or warranties with respect to such operating, business or financial information except for the specific representations and warranties set forth in Article III.

            (b) Except for the representations and warranties contained in this Article IV, none of Purchaser, the Purchasing Companies nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser. Each of Purchas-er or each Purchasing Company acknowledge that it is not relying on any representation or warranty of Seller or of any other Person except as set forth in Article III.

            Section 4.8 Litigation and Claims. As of the date hereof, there is no Action pending or to the knowledge of an execu-tive officer of Purchaser or any Purchasing Company, threatened against Purchaser or any Purchasing Company which challenges the transactions contemplated hereby other than any Action that would not reasonably be expected to prevent or materially interfere with or delay the consummation of the transactions contemplated hereby.


                              ARTICLE V

                              COVENANTS

            Section 5.1  Access.

            (a) Prior to the Closing, subject in each case to the provisions of Section 5.9(h) and the limitations required by or advisable under the Competition Laws and other applicable legal requirements, Seller shall permit Purchaser and its representatives to have reasonable access, during regular business hours and upon reasonable advance notice, to the assets, employees, books and records (including, without limitation, any Tax-related information) of the Packaging Companies, the Selling Companies and Seller relat-ing to the Packaging Business and will procure that the Packaging Companies and the Selling Companies will cooperate with regard to such inspections as Purchaser may reasonably require and will cause the officers of the Packaging Companies and the Selling Companies to furnish Purchaser such existing financial and operating data and other information (including Tax-related information) with respect to the business and properties of the Packaging Companies as Pur-chaser may from time to time reasonably request.

            (b) Except as otherwise provided in Section 5.9(i) hereof, all information provided to Purchaser by or on behalf of Seller, any Selling Company or Packaging Company in connection with the Agreement and the transactions contemplated hereby will be held by Purchaser and its Affiliates, agents and representatives as Confidential Information, as defined in, and pursuant to the terms of, the Confidentiality Agreement.

            Section 5.2 Conduct of Business. During the period from the date hereof to the Scheduled Closing, except as (i) ex-pressly contemplated by this Agreement (including the Restructur-ing), (ii) required by applicable Law or any Material Contract or Plan or (iii) with the consent of the Purchaser (which shall not be unreasonably withheld or delayed), Seller and the Selling Companies agree to cause:

            (a) each Packaging Company to conduct its business (other than activities which are not part of the Packaging Business) in the ordinary and usual course consistent with past practice to preserve intact its business organization (to the extent relating to the Packaging Business) and to maintain its customary relationships with suppliers and customers of the Packaging Business;

            (b) the Packaging Companies not to acquire or dispose of any assets material to the operation of the Packaging Business outside of the ordinary course of business consistent with past practice;

            (c) the Packaging Companies not to make any material change in any financial reporting or accounting policy or accounting practice by any Packaging Company, other than such changes required by law or GAAP.

            (d) the Packaging Companies not to, other than in the ordinary course consistent with past practice, enter into any employment, consulting or severance agreements with any Employee or any present or future director or officer of the Packaging Companies or materially change the terms thereof, grant any severance or termination pay not currently required to be paid under existing Plans, or increase benefits payable under existing severance or termination pay policies or employment agreements with respect to senior management of the Packaging Companies or make any increase in, or commit or plan to increase, the wages, salaries, compensa-tion, pension or other benefits or payments to any directors, officers or employees of the Packaging Companies (except for in-creases in the ordinary course of business consistent with past practice or as required under Plans or Material Contracts);

            (e) the Packaging Companies not to terminate or amend in any material respect any Material Contract;

            (f) the Packaging Companies not to adopt, terminate or amend in any material respect any Plan or collective bargaining agreement, except as required by Law;

            (g) the Packaging Companies not to (i) hire, except in the ordinary course of business consistent with past practice and not in the aggregate material (provided that the hiring of any employee or consultant whose annual compensation is expected to be in excess of U.S.$100,000 shall not be considered to be in the ordinary course), any new management or consultants or (ii) grant or award any option, restricted stock, stock award, phantom share, stock appreciation right or other bonus or benefit (other than benefits and bonuses in the ordinary course of business consistent with past practice) not currently required to be granted or awarded under any existing employment agreement or Plan;

            (h) waive or release any claims or rights (other than claims or rights in the nature of indebtedness) having a value to any Packaging Company of U.S.$100,000 or more;

            (i) incur any Lien on its assets, except for Permitted Liens, outside of the ordinary course of business;
            (j) make any capital expenditure not previously commit-ted, individually in excess of A$3,000,000, or make any other capital expenditures except as reflected in the 1998 capital expen-diture plan of the Packaging Companies (a copy of which has been furnished to Purchaser) in excess of U.S.$10,000,000 in the aggre-gate;

            (k) merge or consolidate with, or acquire securities or an interest in, any Person except for acquisitions in the ordinary course of business consistent with past practice, or enter into any joint venture, partnership or similar arrangement;

            (l) amend its memorandum, certificate of incorporation, articles, by-laws or any other organizational document;

            (m) make any loan or advance to any Person, other than a loan or advance from a Packaging Company to another Packaging

Company and other than trade receivables, Inter-Group Receivables and loans and advances to employees in the ordinary course of business consistent with past practice;

            (n) fail to pay any creditor any amount owed to such creditor when due (after the expiration of any applicable grace periods), except if any such amount is being disputed in good faith and other than in the ordinary course of business consistent with past practice;

            (o) settle or agree to settle any Action which settle-ments, individually or in the aggregate, would reasonably be expect-ed to have a Material Adverse Effect;

            (p) with respect to the Packaging Business, terminate, discontinue, close or dispose of any material facility or business operation or otherwise materially change the general character or conduct of its business;

            (q) declare, set aside or pay any dividend or other distribution in respect of any capital stock of any Packaging Company, other than any dividend or other distribution (A) pursuant to the Restructuring, (B) to the extent payable in cash or by credit to an intercompany account or (C) payable to a Sold Company or another Packaging Company directly or indirectly wholly-owned by the Sold Companies;

            (r) redeem, purchase or otherwise acquire any shares of any Packaging Company, other than pursuant to the Restructuring;

            (s) terminate or fail to take reasonable action to renew any Permit, except where any such termination or failure would not have, and would not be reasonably be likely to have, individual-ly or in the aggregate, a Material Adverse Effect;

            (t) write down the value of any inventory or any other asset of the Packaging Business except in the ordinary course of business consistent with past practice and required by GAAP;

            (u) the Packaging Companies not to make any material
Tax election or settle any material Tax Audit without notifying
Purchaser of the making of such Tax election or settlement of such Tax Audit; or

            (v) issue or sell any new debt securities (other than commercial paper) or enter into any new credit facility (other than roll-overs under existing facilities).

            Section 5.3 Covenants pertaining to Specified Consents, Authorizations and Closings.

            (a) Seller and Purchaser will cooperate with respect to the notices and filings to be made in connection with the consents, approvals, waivers and authorizations required prior to Closing in connection with the transactions contemplated hereby. Each of Seller and Purchaser shall use its reasonable best efforts to obtain, as promptly as practicable, the consents, approvals, waivers and authorizations required to be obtained by it prior to Closing in connection with the transactions contemplated hereby.

            (b) Purchaser and Seller shall, within 10 Business Days following the date of this Agreement (or such shorter period as required by applicable Law), promptly file documentary materials required to be filed by them in connection with the regulatory authorizations referred to in Sections 6.1(a) and 6.1(c) and the Specified Consents ("Regulatory Authorizations") and promptly file any additional information actually required for such filings as soon as practicable after receipt of request therefor. Each of Purchaser and Seller further agrees that it will, and will cause its Affiliates to, comply with any applicable post-Closing notification or requirements of any antitrust, trade competition, investment or control reporting or similar law or regulation or any Government Authority having jurisdiction over the Packaging Business or the Restructuring. Each of Purchaser and Seller agrees to cooperate with and promptly to consult with, to provide any reasonably avail-able information with respect to, and to provide the other party (and its counsel) advance drafts and copies of all presentations and filings to be made in connection with the Regulatory Authorizations.


            (c)  In addition to the agreements set forth in (a) and
(b) above, Purchaser shall use its best efforts to ensure that the Specified Consents are obtained as promptly as practicable and that any conditions set forth in or established by any of the antitrust, cartel or foreign investment authorities from which Specified Consents are required (the "Regulatory Authorities") are wholly satisfied. In fulfillment of this covenant, Purchaser agrees, among other steps or actions and without limiting the scope of Purchaser's obligations, to offer to European Union competition authorities a willingness to suspend the closing with respect to the transfer of shares of any Retained Subsidiaries pursuant to Section 5.9.

            Section 5.4  Tax Matters.

            (a) Tax Treatment. Purchaser may make an election under Section 338(g) of the Code with respect to any Packaging Company; provided that Purchaser shall provide Seller with written notice specifying the company or companies with respect to which such election was made within thirty (30) Business Days of making such election. Notwithstanding anything to the contrary in this Agreement, Purchaser shall indemnify the Seller Indemnified Parties from, against, and in respect of any and all Losses and Taxes Seller, or any of Seller's Affiliates may suffer resulting from, arising out of, relating to or caused by any such election.

            (b)  Indemnification.

                (i) Seller's Indemnification of Purchaser. Except to the extent otherwise provided in this Section 5.4, Sell-er shall, or shall cause the Selling Companies to, indemnify Purchaser Indemnified Parties from, against, and in respect of any and all Losses and Taxes (including Transfer Taxes to the extent contemplated by subparagraph (C) below) Purchaser, any of Purchaser's Affiliates, or any of the Packaging Companies may suffer resulting from, arising out of, relating to, con-sisting of or caused by any liability for (A) any Taxes of the Packaging Companies for any Pre-Closing Period ending on or before the Scheduled Closing Date; (B) any Taxes attributable to any of the Non-Packaging Assets for any taxable period; (C) any out-of-pocket fees, costs and expenses or any Taxes solely attributable to the Restructuring (including (i) Transfer Taxes arising in the course of the Restructuring; (ii) any amount of or in respect of Victorian, Queensland or Western Australian stamp duty (including fines, penalties or interest) which becomes payable as a consequence of (x) guidelines issued pursuant to s137R of the Victorian Stamps Act 1958 or an undertaking given pursuant to those guidelines; (y) s49C of the Queensland Stamp Act 1894; or (z) Part IIIBAAA of the Western Australian Stamp Act 1921, having applied to the Restructuring; and (iii) any Tax resulting from the applica-tion of Section 160ZZ0A of the Australian Income Tax Assess-ment Act 1936 (or any statutory re-enactment or replacement of that provision) by reason of Section 160ZZ0 of that Act (or any statutory re-enactment or replacement of that provision) having applied in relation to the disposal of an asset to a Packaging Company in the course of the Restructuring); (D) any Taxes of the Packaging Companies for the portion of any Strad-dle Period ending on the Scheduled Closing Date, computed in accordance with the procedures and principles set forth in subsection (c) of this Section 5.4; (E) any Taxes arising out of a breach of the representations and warranties contained in
      Section 3.15; (F) any Taxes of any member of an affiliated, consolidated, combined or unitary group (other than the Pack-aging Companies) of which any of the Packaging Companies (or any predecessor) is or was a member on or prior to the Sched-uled Closing Date, by reason of the liability of any of the Packaging Companies under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), or as a transferee or successor, by contract or otherwise; (G) any payments required to be made after the Closing Date under any Tax Sharing Agreement, to which any of the Packaging Companies was obliged, or was a party, on or prior to the Scheduled Closing Date; (H) any liability to repay to any member of the Seller Group the whole or any part of any pay-ment received for Group Relief pursuant to any agreement or arrangement entered into by any of the Packaging Companies on or before the Scheduled Closing Date (except to the extent that such repayment is as a result of Purchaser, other than at the direction of Seller, procuring the Packaging Company's withdrawal of such surrender); and (I) any franking deficit tax or franking additional tax or their equivalents applicable to companies owned by non-residents of Australia as set forth in the Treasurer's Announcement dated May 13, 1997 attribut-able to a franking deficit of any of the Packaging Companies as of the Scheduled Closing Date (except to the extent that deficit is reduced by a subsequent payment of Tax which is apportioned to Seller pursuant to Section 5.4(c) hereof or is otherwise borne by Seller); and in each of (A) through (I) above, to the extent not paid on or before the Scheduled Closing Date; provided, however, that no Purchaser Indemni-fied Party shall be entitled under this Section 5.4 to multi-ple recovery for the same Losses or Taxes; provided, further, that in no event shall any Purchaser Indemnified Party be indemnified from and against any Taxes (including Transfer Taxes) solely attributable to the Rockware Restructuring.

                (ii)  Purchaser's Indemnification of Seller.
      Purchaser shall indemnify the Seller Indemnified Parties from, against, and in respect of any and all Losses and Taxes Sell-er, any of Seller's Affiliates, or any of the Packaging Compa-nies may suffer resulting from, arising out of, relating to, consisting of or caused by any liability for (A) any Taxes of the Packaging Companies or any member thereof for any Post-Closing Period; (B) any Taxes of the Packaging Companies for any portion of any Straddle Period beginning after the Sched-uled Closing Date, computed in accordance with the procedures and principles set forth in subsection (c) of this Section 5.4; (C) any out-of-pocket fees, costs and expenses or any Taxes solely attributable to the Rockware Restructuring (in-cluding Transfer Taxes arising in the course of the Rockware Restructuring); and (D) any Taxes of any member of the Seller Group which relates to corporation tax primarily assessable on any of the Packaging Companies which Tax would not give rise to a claim under Section 5.4 or Article VII hereof, but which is assessed on any member of the Seller Group pursuant to
      Section 767A ICTA and has not already been recovered by any member of the Seller Group pursuant to Section 767B ICTA; provided, however, that no Seller Indemnified Party shall be entitled under Section 5.4 to multiple recovery for the same Losses or Taxes; provided, further, that in no event shall any Seller Indemnified Party be indemnified from and against any Taxes (including Transfer Taxes) solely attributable to the Restructuring, except for Taxes assessed on any member of the Seller Group pursuant to Section 767A ICTA where Seller previ-ously has paid or is liable to pay an amount equal to such Taxes to Purchaser.

                (iii) Tax Benefit and Tax Cost. If the amount with respect to which any claim is made under Section 5.4(b) or Article VII hereof (an "Indemnity Claim") gives rise to a currently realizable Tax Benefit Amount to the party making the claim, an Affiliate thereof, any Packaging Company, or any combined, consolidated or unitary group of corporations in-cluding the party or such Affiliate (collectively, the "Claim-ing Party") the indemnity payment shall be reduced by the Tax Benefit Amount available to the Claiming Party. Any indemnity payment made pursuant to an Indemnity Claim shall be increased to take account of any net Tax cost incurred by the Claiming Party arising from the receipt of indemnity payments hereunder (grossed up for such increase). To the extent such Indemnity Claim does not give rise to a currently realizable Tax Benefit Amount to the Claiming Party, if the amount with respect to which any Indemnity Claim is made gives rise to a subsequently realized Tax Benefit Amount to the Claiming Party, such party shall refund to the indemnifying party such Tax Benefit Amount when, as and if realized. Where a Claiming Party has Tax Benefits available to it other than the Tax Benefits arising from an Indemnity Claim ("Other Tax Items"), the determination of any Tax Benefit Amount shall be calculated by utilizing the Tax Benefits arising from an Indemnity Claim prior to utiliz-ing any Other Tax Items. In the event that there should be a determination disallowing part or all of the Tax Benefit Amount, the indemnifying party shall be liable to refund to the Claiming Party the amount of any related reduction previ-ously allowed or payments previously made to the indemnifying party pursuant to this Section 5.4(b)(iii). Notwithstanding anything in this Agreement to the contrary, the Indemnified Parties shall claim to the fullest extent permissible on the relevant Tax Returns all Tax Benefits arising from an Indemni-ty Claim for the earliest possible taxable period.

                (iv) Exceptions to Seller's Indemnification Obli-gations. Notwithstanding anything in this Agreement to the contrary, neither Seller nor the Selling Companies shall be required to indemnify Purchaser Indemnified Parties from, against, or in respect of:

                (A) any Taxes that would not have arisen but for a voluntary transaction, action or omission carried out or effected by any Purchaser Indemnified Party or any of the Packaging Companies or their Affiliates after the Closing, except: (i) any such transaction, action or omission carried out or effected under a legally binding commitment created on or before the Scheduled Closing Date or as part of or pursuant to the Restructuring;
            (ii) any such transaction, action or omission carried out or effected in the ordinary course of the business carried on by the relevant Packaging Company (excluding, for this purpose, changes in tax accounting methods, principles or elections used or made by or with respect to the Packaging Companies for a Pre-Closing Period);
            (iii) any omission to take any action or make any elec-tion or claim for any refund, relief or right to a repayment of Tax arising in respect of any Pre-Closing Period but only where the need or proposal for such action, election or claim has not been advised to Pur-chaser in writing within a reasonable time and in any event before seven (7) Business Days of the date for the taking of such action or the making of any such election or claim or (iv) any such transaction, action or omis-sion required by applicable Law or the relevant Tax Authority or Governmental Authority other than transac-tions, actions or omissions required by applicable Law or the relevant Tax Authority or Governmental Authority to effect a voluntary transaction, action or omission otherwise described in this Section 5.4(b)(iv)(A);

                (B) any Taxes arising or increased by reason of a voluntary disclaimer by any of the Purchaser Indemnified Parties or any of the Packaging Companies of any allow-ance, in whole or in part, to which any of the Packaging Companies is entitled under Part II of the Capital Allowances Act 1990 or equivalent legislation in any country or by reason of the revocation (other than at the request of Seller) by any of the Purchaser Indemni-fied Parties or any of the Packaging Companies after the Scheduled Closing Date of any claim for refund or relief made (whether provisionally or otherwise) by any of the Packaging Companies prior to the Scheduled Closing Date;

                (C) any Taxes that have been compensated by insur-ance or are otherwise without cost to any of the Pur-chaser Indemnified Parties or any of the Packaging
            Companies;

                (D) any Tax arising or increased as a consequence of any failure by any of the Purchaser Indemnified Parties or any of the Packaging Companies following the Closing to comply with any of their respective obliga-tions under this Agreement;

                (E) any Taxes assessed as a result of the applica-tion of subdivision 165 of the Income Tax Assessment Act 1997 (Commonwealth of Australia) or Section 768 ICTA that would not have arisen but for a cessation of, or any change in the nature or conduct of, any trade or business conducted by any of the Purchaser Indemnified Parties or any of the Packaging Companies after the Scheduled Closing Date;

                (F) if any of the Packaging Companies was not, as of the Scheduled Closing Date, wholly owned by a Seller Corporation, the percentage of Taxes which corresponds to the percentage of the ownership of the Packaging Company by persons other than Affiliates of a Seller Corporation; or

                (G) any Taxes directly or indirectly resulting from, arising out of, related to or caused by any elec-tion made by Purchaser with respect to any Packaging Company under Section 338(g) of the Code as described in
            Section 5.4(a) hereof.

                (v) Survival of Tax Indemnification. Any claim to be made pursuant to this Section 5.4 must be made no later than twenty (20) Business Days following the expiration of the applicable statutes of limitations relating to the Taxes at issue (giving effect to applicable extensions and waivers thereof).

                (vi) Timing of Indemnification Payments. Where a party becomes liable to make any payment under this Section
      5.4, the due date for the making of that payment, unless otherwise specified herein, shall be:

                (A) in a case that involves an actual payment of Tax by or in respect of a Packaging Company, (i) where the claim arises before the due date for the payment of the Tax, the date falling three (3) Business Days before the date that is the last date on which Purchaser or the relevant Packaging Company would have been required to pay to the appropriate Tax Authority such Tax in order to avoid incurring a liability for interest or a charge or penalty in respect of such Tax and (ii) where the claim arises after the due date for payment of the Tax, within seven (7) Business Days after the date when the indemnifying party has been notified in writing by the indemnified party (or in the event of a dispute, the auditors of the relevant Packaging Company or the CPA Firm have certified) that at the request of the indemni-fied party or the relevant Packaging Company, that the indemnifying party has a liability to pay a determinable amount hereunder;

                (B) in any other case, the date falling seven (7) Business Days after the date when the indemnifying party has been notified in writing by the indemnified party that the auditors of the relevant Packaging Company or the CPA Firm have certified, at the request of the indemnified party or the relevant Packaging Company, that the indemnifying party has a liability to pay a determinable amount hereunder.
            Any such payment to be made with respect to an actual payment of Tax may be paid by Seller to Purchaser or at Seller's option directly to the appropriate Tax Authority on behalf of Purchaser or the relevant Packaging Company on the last date on which Purchaser or the relevant Packaging Company would have been required to pay to the appropriate Tax Authority such Tax in order to avoid incurring a liability for interest or a charge or penalty in respect of such Tax. It is acknowledged between Purchaser and Seller that the provisions of this Section 5.4 have been agreed to on the assumption that no accrual or reserve for Taxes is being carried in the accounts of any Packaging Company as of 31 December

1997. If the non-carrying of an accrual or reserve for Taxes as of 31 December 1997 with respect to any Packaging Company (i) would result in that Packaging Company's auditors being likely to qualify their opinion on the Packaging Company's accounts ended on that date, or (ii) may (in the sole opinion of Seller) result in any Tax Authority seeking to treat any indemnity payment hereunder as taxable to the recipient of such payment, any Packaging Company or any Affiliate thereof, then, upon Seller's request, (i) Purchaser shall cause such Packaging Company to reinstate the appropriate accrual for Taxes in the amount requested by Seller, (ii) Seller shall satisfy its indemnification obligations under this Section 5.4 by paying to Purchaser any amounts due (which amounts shall not be reduced by any reinstated accrual) in accordance with Section 5.4(b)(vi) hereof, and (iii) Purchaser shall cause the relevant Packaging Company to timely remit such amount to the applicable Tax Authority and debit such accrual in its accounts (and if such accrual is exceeded by the payments, to charge such excess through its profit and loss account). Purchaser shall be required to inform Seller within five (5) Business Days in the event that (i) Purchaser determines that any Packaging Company's auditors are likely to qualify their opinion on the accounts of the Packaging Company as of 31 December 1997, as a result of the non-carrying of an accrual or reserve for Taxes on such accounts or (ii) a Tax Authority is seeking to treat any indemnity payment hereunder as taxable to the recipient of such payment, any Packaging Company or any Affiliate thereof, as described in the immediately preceding sentence. If any payment required to be made by the indemnifying party hereunder is not made by the due date as specified in this Section 5.4(b)(vi), then, except to the extent that the indemnifying party's obligation compensates the indemnified party for the late payment by virtue of its extending to interest and penalties, that payment shall carry interest at Barclay's LIBOR from such due date until the date when the payment is actually made.

                (vii) Neither Seller nor Purchaser shall make a claim for indemnity against the other pursuant to this Section
      5.4 until such party's claims pursuant to this Section 5.4 exceed, in the aggregate, US$50,000, at which time, all of such party's claims may be brought against the other party. The immediately preceding sentence shall be reapplied each time the US$50,000 threshold set forth herein is satisfied. Indemnity claims relating to any items set forth on Schedule
      3.15 shall not be counted for purposes of determining whether the US$50,000 threshold set forth above has been met.

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
            (c)  Proration of Taxes.

                (i) To the extent required by law, the taxable years of each Packaging Company shall end on and include the Scheduled Closing Date.

                (ii) Taxes with respect to each Packaging Company subject to taxation on the basis of income, profits or gain for any Straddle Period shall be allocated, in the following order, according to the following principles:

                    (A) Compute the taxable profit or loss for each Packaging Company for the year without giving ef-fect to any Purchaser's Tax Benefit or Seller's Tax Benefit that may be used against such taxable prof-its or loss.

                    (B) Allocate this taxable profit or loss be-tween Seller and Purchaser as follows:

                        (I)  capital profits, gains or losses,
                    other than those solely attributable to the Restructuring and the Rockware Restructuring, attributable to the disposal of capital assets in the portion of such Straddle Period ending on the Scheduled Closing Date shall be allocated to Seller;

                        (II)  capital profits, gains and losses,
                    other than those solely attributable to the Restructuring and the Rockware Restructuring, attributable to the disposal of capital assets in the portion of such Straddle Period beginning after the Scheduled Closing Date shall be allo-cated to Purchaser;

                        (III)  any profits, gains or losses solely
                    attributable to the Restructuring shall be allo-cated to Seller;

                        (IV)  any profits, gains or losses solely
                    attributable to the Rockware Restructuring shall be allocated to Purchaser;

                        (V)  any Tax Benefits attributable to any
                    payments described in Section 7.3(a)(v) hereof shall be allocated to Seller; and

                        (VI)  other income, gain, profits or Tax
                    Benefits, excluding those referred to in (I),
                    (II), (III), (IV) and (V) above, shall be allo-cated between Seller and Purchaser based upon the number of days elapsing in the parts of the Straddle Period ending on the Scheduled Closing Date ("Pre-Closing Straddle Period) and begin-ning after the Scheduled Closing Date ("Post-Closing Straddle Period").

                    (C) Allocate Seller's Tax Benefits and Purchas-er's Tax Benefits as follows:

                        (I)  all Seller's Tax Benefits used against
                    the taxable profits or increasing the Tax loss of a Packaging Company for a Straddle Period shall be deducted from the profits or added to the losses allocated to Seller, resulting in "Seller's Taxable Profits or Losses"; and

                        (II)  all Purchaser's Tax Benefits used
                    against the taxable profits or increasing the Tax loss of a Packaging Company for a Straddle Period shall be deducted from the profits or added to the losses allocated to Purchaser, resulting in "Purchaser's Taxable Profits or Losses,"

                    (D) All Taxes for a Straddle Period shall be allocated (i) to Seller in the ratio which Seller's Taxable Profits or Losses bears to the total prof-its and losses of the relevant Packaging Company for the Straddle Period and (ii) to Purchaser in the ratio which Purchaser's Taxable Profits or Losses bears to the total profits and losses of such Packaging Company for the Straddle Period, provided that if either party's ratio determined under (i) or (ii) above is a negative number, then the entire amount of such Taxes shall be allocated to the other party, and such other party shall pay to the first party the amount by which such Taxes were reduced as a result of utilizing Tax Benefits allocated to the first party hereunder. Where any of the Purchaser Indemnified Parties or any of the Packaging Companies realizes a Tax Benefit Amount in a Post-Closing Period which is attributable to Tax Benefits allocated to Seller pursuant to this

                Section 5.4(c), Purchaser shall pay to Seller an amount equal to such Tax Benefit Amount within five
                (5) Business Days of realizing such Tax Benefit Amount, provided that, where any of the Purchaser Indemnified Parties or any of the Packaging Compa-nies has Tax Benefits available other than those Tax Benefits allocated to Seller pursuant to this
                Section 5.4(c) or Tax Benefits allocated to Pur-chaser pursuant to Section 5.4(c)(ii)(C)(II), the calculation of the amount of any payments hereunder shall be determined in accordance with the princi-ples and methodology described in Section 5.4(b)(i-ii) hereof, provided, further, that for purposes of this Section 5.4(c), the Tax Benefit Amount real-ized by any of the Purchaser Indemnified Parties or any of the Packaging Companies with respect to the Straddle Period shall include a reduction in the amount that otherwise would have been payable by Purchaser with respect to the Straddle Period pur-suant to this Section 5.4(c) if any Tax Benefits allocated to Seller pursuant to this Section 5.4(c) did not exist.

                    (E) If more than one rate of Tax applies to the taxable profits of a Packaging Company for a Strad-dle Period, the calculations in respect of such Straddle Period shall be made separately for the profits taxable at each tax rate and such other adjustments shall be made as are fair and reason-able.

                    (F) Where any part of the Taxes for any Strad-dle Period is due and payable in installments, it shall be assumed that the portion of that part of such Taxes that is apportioned to Seller shall be paid first.

                    (G)  Any Taxes for any Straddle Period which
                have been paid by installment prior to the Sched-uled Closing Date shall be apportioned to Seller.

                    (H) Where any part of the Taxes for any Strad-dle Period is due and payable in installments and one or more installments is due and payable after the Scheduled Closing Date and prior to the time when apportionment set out in subsection (iv) above is calculated, the particular installment shall be paid by and apportioned to Seller to the extent that the cumulative apportionments to Seller do not exceed Seller's share of the total estimated Taxes of the Packaging Company for all Straddle Periods, as calculated hereunder.

                    (I) (I) Where any party receives a refund from any Tax Authority with respect to any Straddle Period, such refund shall be apportioned between Seller and Purchaser. The amount of such refund apportioned to Seller shall be the amount re-quired to ensure that Seller bears the propor-tion of the liability for Taxes for such Strad-dle Period apportioned to Seller. If such re-fund is received by Purchaser or any of its Affiliates, Purchaser shall pay or cause to be paid to Seller the amount of such refund appor-tioned to Seller within five (5) Business Days of receipt.
                        (II)  Where the aggregate of (i) the sum
                    paid prior to the Scheduled Closing Date by or on behalf of any Packaging Company with respect to Taxes for any Straddle Period allocated to Seller hereunder and (ii) any amounts paid by Seller under this Section 5.4 in respect of such Straddle Period exceed the amount of Taxes for such Straddle Period Purchaser shall pay Seller an amount equal to such excess within five (5) Business Days after the amount of any such ex-cess is determined.

                    (J)  The parties hereto acknowledge that the
                allocation made under this Section 5.4(c) is an approximation. Any party may, at its own expense, require the allocation to be carried out by assum-ing that the taxable year or period of any Packag-ing Company ended on and included the Scheduled Closing Date, in which event the allocation princi-ples set forth above shall not apply and the par-ties shall negotiate in good faith and, in the event of disagreement, the proper apportionment shall be determined by the CPA Firm, whose determi-nation shall be final and binding.

                    (K) Notwithstanding anything to the contrary in this Agreement, all property Taxes for the Straddle

                Period shall be allocated between Seller and Pur-chaser based on the number of days in the Straddle Period elapsed in the Pre-Closing Period and in the Post-Closing Period.

            (d)  Surrender of Group Relief.

                (i) The Packaging Companies shall claim and sur-render Group Relief among themselves to the maximum extent possible prior to any other claims or surrenders of Group
      Relief.

                (ii) Purchaser shall cause each of the Packaging Companies to surrender to Seller, as directed in writing by Seller, Group Relief that is available for such surrender and is not required to reduce the Tax liability of any Packaging Company for any Pre-Closing Period.

                (iii) Purchaser shall take, and shall cause to be taken, any action reasonably required to give full effect to the surrenders made under subsection (i) or (ii) hereof and to ensure that such surrenders are allowed in full by the Inland Revenue or any other Tax Authority, including, without limita-tion, causing each of the Packaging Companies to sign and submit to the Inland Revenue or any other Tax Authority all notices of consent to surrender (including provisional or protective notices of consent in cases where any relevant Tax computation has not yet been agreed upon) and all such other documents and Tax Returns as may reasonably be requested by Seller.

                (iv) Notwithstanding anything to the contrary herein, Seller shall not be required to make any payment to any Purchaser Indemnified Party in exchange for any such surrender.

                (v) Purchaser shall cause each of the Packaging Companies to claim from Seller or its Subsidiaries as Seller may specify all Group Relief as is available for surrender and as Seller may, at its sole discretion, direct in writing.

                (vi) Purchaser shall, and shall cause each Packag-ing Company to, take any action reasonably required to give full effect to the surrenders made under subsection (v) hereof and to ensure that such surrenders are allowed in full by the Inland Revenue or any other Tax Authority and, without preju-dice to the generality of the foregoing, Purchaser shall cause

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
      each of the Packaging Companies to sign and submit to the Inland Revenue all such claims (including provisional or protective claims in cases where any relevant Tax computation has not yet been agreed upon) and all such other documents and returns as may be necessary to secure that full effect is given to this subsection (vi).

                (vii) In consideration of each of the claims to be made under subsection (v) hereof, Purchaser shall cause each Packaging Company to pay to the relevant Seller Corporation or its Subsidiary a sum equal to the amount of corporation Tax from which the Packaging Company that is the claimant company in respect of such surrender has been relieved by virtue of that surrender being validly and effectively made; provided that the provisions of this subsection (vii) shall not have effect if and to the extent that payment in respect of any such surrender has been made on the basis specified in the foregoing provisions of this subsection (vii) on or before the date hereof.

                (viii) Any sum payable under subsection (vii) hereof shall be paid on the date on which any corporation Tax chargeable on the taxable profits of the company that is the claimant company in respect of the surrender in question for the accounting period to which that surrender relates becomes due and payable (or would have become due and payable had the claimant company incurred any liability for corporation Tax in respect of that accounting period).

                (ix) In the event that any payment is made in accordance with the foregoing provisions of this subsection
      (d) in respect of any surrender of Group Relief made under subsection (v) and corporation Tax falls nevertheless to be charged in respect of the taxable profits that the relevant surrender was intended to relieve from such Tax (whether as a result of the Inland Revenue refusing to allow Group Relief or subsequently withdrawing Group Relief in respect of the rele-vant surrender or for any other reason whatsoever), Seller shall cause the relevant surrendering company to repay to the relevant claimant company either the sum previously paid in respect of the relevant surrender in accordance with the foregoing provisions of this subsection (d) or, as the case may be, such part of that sum as is attributable to the ele-ment of the surrender that did not have the effect of reliev-ing from corporation Tax the taxable profits intended to be relieved by virtue of that surrender.

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
            (e)  Value-Added Tax.

                (i) Seller shall take all actions necessary to ensure that any Packaging Company that is a member of a value-added tax ("VAT") group of Seller or any of its Affiliates prior to the Scheduled Closing Date shall be excluded from such group beginning on the date after the Scheduled Closing Date.

                (ii) Notwithstanding Section 5.4(f) hereof, the responsibility for filing Tax Returns relating to VAT shall be covered exclusively by this Section 5.4(e). Purchaser shall promptly provide, or shall cause to be provided, to Seller all information required with respect to any Packaging Company that was a member of a VAT group of Seller or any of its Affiliates prior to the Scheduled Closing Date in order to prepare VAT Tax Returns with respect to supplies of such Packaging Company which are treated as supplies of Seller or any of its Affiliates. Seller shall prepare and file all such VAT Tax Returns which include any Packaging Company required to be filed with respect to all Pre-Closing Periods and all Straddle Periods.

                (iii) Purchaser shall promptly provide, or cause to be provided, to Seller all information requested in order to enable Seller or any of its Affiliates to respond to any inquiry from, or claim by, H.M. Customs & Excise or the Dutch Custom Authority in respect of any VAT Tax Return prepared by Seller pursuant to this Section 5.4(e).

                (iv) If any Packaging Company is or has been the representative member of a VAT group to which Seller or any other member of the Seller Group is a member, the provisions of Sections 5.4(e)(ii), (iii) and (v) to (viii) shall apply with the necessary changes so as to provide for the prepara-tion and filing of VAT Tax Returns by, and for Seller to furnish and pay, or procure the furnishing and payment of, information and VAT Payable, to that Packaging Company.

                (v) On or prior to March 24, 1998, Purchaser shall pay or cause to be paid to BTR Industries Ltd any output Tax less allowable input Tax ("VAT Payable") attributable to imports and supplies of goods or services actually or deemed made by or to each Packaging Company subject to taxation in the United Kingdom from December 1997 to February 28, 1998, inclusive which are treated as made to or by BTR Industries Ltd less any payments that have already been made in respect

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
      of such amounts to BTR Industries Ltd as of the date hereof. In the event that such allowable input tax exceeds such output tax of any such Packaging Company BTR Industries Ltd shall pay or cause to be paid to the relevant Packaging Company the excess within five (5) Business Days of receiving credit therefor, or payment from, H.M. Customs & Excise of such excess (less any payments that have already been made in respect of such amounts by BTR Industries Ltd).

                (vi) In the event that the Scheduled Closing Date is after February 28, 1998, but on or prior to June 23, 1998, Purchaser shall pay or cause to be paid to BTR Industries Ltd any amount of VAT Payable attributable to imports and supplies of goods or services actually or deemed made by or to each Packaging Company subject to taxation in the United Kingdom from March 1, 1998 to May 31, 1998, including payments made to or by BTR Industries Ltd (less any payments that have already been made in respect of such amounts to BTR Industries Ltd) and similarly for any subsequent quarterly VAT Tax Returns and quarterly periods that fall partially or wholly before the Scheduled Closing Date, adjusting the dates appropriately. In the event that such allowable input tax exceeds such output tax of any such Packaging Company, BTR Industries Ltd shall pay or cause to be paid to such Packaging Company an amount equal to the excess within five (5) Business Days of receiving credit for, or payment from, H.M. Customs & Excise of such excess (less any payments that have already been made in respect of such amounts by BTR Industries Ltd).

                (vii)  On the due and payable dates, Purchaser
      shall pay or cause to be paid to BTR Industries Ltd any VAT Payable attributable to imports and supplies of goods or services actually or deemed made by or to each Packaging Company subject to taxation in Holland from 1 January 1998 to the Scheduled Closing Date, inclusive which are treated as made to or by BTR Industries Ltd less any payments that have already been made in respect of such amounts to BTR Industries Ltd of the date hereof. In the event that such allowable input Tax exceeds such output Tax of any such Packaging Compa-ny, BTR Industries Ltd shall pay or cause to be paid to the relevant Packaging Company the excess within five (5) Business Days of receiving credit therefor, or payment from, the Dutch Customs Authority of such excess (less any payments that have already been made in respect of such amounts by BTR Industries
      Ltd).

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
                (viii) BTR Industries Ltd shall account for VAT Payable to the Commissioners of Customs & Excise or to the Dutch Customs Authority and shall pay or cause to be paid to Purchaser any interest, penalties, surcharge or fine levied on any Purchaser Indemnified Party arising from the failure of BTR Industries Ltd to account for VAT Payable except to the extent that such interest, penalty, surcharge or fine arises from any delay or default of any Purchaser Indemnified Party.

                (ix) Purchaser shall provide or cause to be pro-vided all information and assistance requested by BTR Indus-tries Ltd in connection with any appeal against the blocking order applied by H.M. Customs & Excise to input tax incurred on the purchase of motor cars, including, without limitation, providing original invoices for motor cars purchase by any Packaging Company and retaining purchase and sales invoices and other relevant documents or records.

                (x) If any Purchaser Indemnified Party or any Packaging Company receives any payments in connection with such appeal, the Purchase Price shall be increased by an identical sum (less reasonable costs incurred in obtaining such payment and any Tax imposed in respect of such payment), which shall be paid by Purchaser to BTR Industries Ltd within five (5) Business Days of the date it is received by such Purchaser Indemnified Party or any Packaging Company.

            (f)  Tax Returns.

                (i) Tax Returns for Periods Ending On or Prior to the Scheduled Closing Date. Seller shall prepare, or cause to be prepared, in a manner consistent with past practice, all Tax Returns with respect to the Packaging Companies for all taxable periods ending on or prior to the Scheduled Closing Date and all Tax Returns relating to Transfer Taxes arising from the Restructuring. Seller shall provide a copy of such Tax Returns to Purchaser for Purchaser's review and comment twenty (20) Business Days prior to filing such Tax Returns; provided that, all Tax Items shall be reported on such Tax Returns as determined by Seller in its sole discretion.
      Seller shall file, or cause to be filed, such Tax Returns and shall pay, or cause to be paid, all Taxes shown to be due on such returns on a timely basis.

                (ii) Straddle Periods and Taxable Periods Begin-ning After the Scheduled Closing Date. Purchaser shall pre-pare, or cause to be prepared, and file, or cause to be filed

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
      all Tax Returns with respect to the Packaging Companies for
      (A) any Straddle Period (other than Tax Returns of any of Seller's consolidated, combined or unitary groups that include the Packaging Companies but do not include solely Packaging Companies through the Scheduled Closing Date, which Tax Re-turns shall be prepared and filed by Seller) and (B) any taxable period beginning after the Scheduled Closing Date, and in each of (A) and (B) above shall pay, or cause to be paid, all Taxes shown to be due thereon on a timely basis. No later than thirty (30) Business Days before the Due Date of any Straddle Period Tax Return or any Tax Return that includes a Tax Item relating to the Restructuring, Purchaser shall cause to be delivered to Seller such Tax Return and any schedules, work papers and other documentation then available that are relevant to the portion of such return pertaining to Taxes for which Seller is or may be liable hereunder and Seller shall pay to Purchaser or the relevant Tax Authority the portion of any Taxes shown to be due on such return for which Seller is liable under Section 5.4 within the time period and in the manner prescribed by Section 5.4(b)(vi), provided, however, that (x) Seller shall have sole discretion as to the reporting of any Tax Item relating to a Pre-Closing Period, the Restruc-turing or any of the Non-Packaging Assets and (y) Purchaser shall not file any such Tax Return without the prior written consent of Seller, which consent shall not be unreasonably withheld.

                (iii) Disputes over Straddle Period Tax Items. If Seller disagrees with the manner of reporting any Tax Item(s) relating to a Straddle Period, the parties shall cooperate in good faith in attempting to resolve their disagreement and report such Tax Item(s) in a manner that is mutually accept-able to the parties. If the disagreement has not been re-solved at least twenty (20) days before the Due Date, the matter shall be referred to the CPA Firm, which shall deter-mine the manner of reporting the Tax Item(s) in dispute. If the dispute is resolved before the Due Date, each disputed Tax Item shall be reported on the Tax Return which is filed on or before the Due Date in accordance with the CPA Firm's determi-nation. If the dispute has not been resolved prior to the Due Date, the Tax Return shall be filed as prepared by Purchaser (and any Taxes relating thereto shall be paid pursuant to Section 5.4(f)(ii) hereof) and, after final resolution of the dispute, each disputed Tax Item shall be reported on an amend-ed return in accordance with the CPA Firm's determination and Seller shall pay to Purchaser, or Purchaser shall pay to

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
      Seller, as the case may be, any additional Taxes for which such party has indemnified the other hereunder.

            (g)  Contest Provisions.

                (i) Notification of Contests. Whenever any Tax Authority sends a notice of an audit, initiates an examination of a Packaging Company or otherwise asserts a claim, makes an assessment or disputes the amount of Taxes (a "Tax Audit") for any Pre-Closing Period or Straddle Period or with respect to a Tax Item relating to the Restructuring, Purchaser shall promp-tly notify Seller of the matters described in this paragraph.

                (ii) Which Party Controls. Seller shall have the right to control any Tax Audit with respect to (a) any taxable period ending on or prior to the Scheduled Closing Date and
      (b) the Restructuring and shall have sole discretion as to whether and when to settle any such Tax Audit, including settlement by way of surrendering Group Relief where such claim for Taxes arises in respect of any Packaging Company subject to taxation in the United Kingdom or any other juris-diction. If the result of any Tax Audit relating to a Tax Return described in the preceding sentence could reasonably be expected to have an effect on the Tax liability of Purchaser, any of Purchaser's Affiliates or any of the Packaging Compa-nies for any taxable period ending after the Scheduled Closing Date, to the extent reasonably requested by Purchaser, Seller shall consult with Purchaser and keep Purchaser informed of the status of the Tax Audit; provided that, Seller shall have complete control over the conduct of such Tax Audit and sole discretion as to whether and when to settle any such Tax Audit. Purchaser shall have the right to control any Tax Audit with respect to any taxable period beginning after the Scheduled Closing Date and shall have sole discretion as to whether and when to settle any such Tax Audit.

            With respect to any Tax Audit relating to a Straddle
Period (other than a Tax Audit relating to the Restructuring), Purchaser initially shall control such Tax Audit, provided, however, that:

                (A) Purchaser shall keep Seller informed of any discussion or negotiations in relation to such Tax
            Audit;

                (B) Purchaser shall provide Seller with copies of all documents, notices and correspondence received in relation to such Straddle Period and with details of any material discussions with the relevant Tax Authority; and

                (C) Purchaser shall, in relation to any matter with respect to which liability for Taxes would be wholly allocated to Seller hereunder, take such action in connection with such matter as Seller may reasonably and promptly request and, if so requested by Seller, Purchaser shall allow Seller to take over the control of such Tax Audit with respect to such matter, provided, however, that (x) Purchaser shall be kept fully informed of all matters occurring in the conduct thereof, and (y) no material communication, written or otherwise (and in particular no proposal for or consent to any settlement or compromise) shall be transmitted to the relevant Tax Authority without the same having been submitted to and approved by Purchaser (such approval not to be unreason-ably withheld or delayed); and

                (D) In relation to any matter with respect to which liability for Taxes would be allocated in part to Seller and in part to Purchaser hereunder, the parties shall endeavor to agree to a joint approach to the same and the matter shall then be dealt with in accordance with such agreement. If the parties cannot agree, the matter shall be resolved by the CPA Firm which shall act as an arbitrator to resolve all points of disagreement and whose decision shall be final and binding upon all persons involved and whose expenses shall be shared equally by Seller and Purchaser (except to the extent provided otherwise herein).

            Out-of-pocket expenses in connection with any Tax Audit shall be borne by the party that controls such Tax Audit hereunder (the "Controlling Party"), except to the extent any such Tax Audit relates to a Straddle Period (and does not relate to the Restructur-ing) or affects the liability for Taxes hereunder of the other party (the "Non-Controlling Party"), in which case such expenses shall be allocated between the parties in proportion to each party's respec-tive liability for the Tax Item(s) at issue in such Tax Audit. The Non-Controlling Party shall promptly submit to the Controlling Party a copy of all Tax Returns to which such Tax Audit relates as direct-ed by the Controlling Party. Notwithstanding the foregoing, the Non-Controlling Party may, at its expense, take control of any Tax Audit, provided that the Controlling Party shall no longer be required to indemnify the Non-Controlling Party hereunder from and against any claim for Taxes arising in connection with such Tax Audit.

                (iii) Indemnification of Purchaser by Seller for Certain Tax Items. Seller shall, or shall cause the Selling Companies to, indemnify the Purchaser Indemnified Parties to the extent that, as a result of the settlement of any Tax Audit, the Taxes of any Packaging Company (for which Purchaser is responsible under this Agreement) are increased for any Post-Closing Period as compared to the Taxes that would have been payable by such Packaging Company for such Post-Closing Period if the Tax Item at issue was ultimately treated as reported on the relevant Tax Return (including any amendments thereto) or Tax election or claim. The foregoing sentence shall apply only to the extent that Seller had complete con-trol and sole discretion (i) over the reporting of the appli-cable Tax Item on the relevant Tax Return (including complete control and sole discretion with respect to any amendments thereto) under Section 5.4(f) hereof or Tax election or claim and (ii) over the conduct and settlement of the Tax Audit as it related to such Tax Item pursuant to this Section 5.4(g); provided that this Section 5.4(g)(iii) shall not apply to any Tax Items, Taxes or Tax Audits relating to transfer pricing or other similar issues.

            (h) Transfer Taxes. Notwithstanding any other provi-sion of this Agreement, all Transfer Taxes pertaining to the sale of the Sold Shares, this Agreement and the transactions and matters contemplated by this Agreement (other than the Restructuring and the Rockware Restructuring) shall be borne one-half by Purchaser and one-half by Seller. Notwithstanding Section 5.4(f) hereof, the responsibility for filing Tax Returns relating to Transfer Taxes (other than those arising in connection with the Restructuring and the Rockware Restructuring) shall be covered exclusively by this
Section 5.4(h). Any Tax Returns that must be filed in connection with such Transfer Taxes shall be prepared and filed when due and the Transfer Taxes shown thereon shall be paid by the party primari-ly or customarily responsible under the applicable local law for filing such Tax Returns (the "Preparer"), and the Preparer will use its best efforts to provide such Tax Returns to the other party at least twenty (20) Business Days prior to the Due Date for such Tax Returns. If a party (the "Payor") is responsible for paying any Transfer Taxes shown to be due on a Tax Return prepared and filed by the other party, the Payor shall pay the amount of such Transfer Taxes to the Preparer within three (3) Business Days prior to the date such Tax Return is filed.

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
            (i) Certain Post-Closing Settlement Payments. Except as otherwise provided in Section 5.4(c):

                (i) Purchaser's Claiming, Receiving or Using of Refunds and Overpayments. If any of the Purchaser Indemnified Parties or any Packaging Company receives any refund of Taxes (other than with respect to a carryback of Tax Benefits pursu-ant to subclauses (ii) and (iii) of this Section 5.4(i)) or utilizes the benefit of any overpayment of Taxes which, in each case (x) relates to a Tax paid by any Packaging Company or any of its Affiliates with respect to any Pre-Closing Period or (y) is the subject of indemnification by Seller under this Agreement, Purchaser shall promptly pay, or cause to be paid, to Seller or the relevant Selling Company the entire amount of the refund or overpayment received or uti-lized by such Purchaser Indemnified Parties or such Packaging Company (including any interest received from the relevant Tax Authority) net of such Purchaser Indemnified Parties' or such Packaging Company's reasonable out-of-pocket costs of obtain-ing such refund (including any Taxes chargeable to or incurred by such Purchaser Indemnified Parties or such Packaging Compa-ny arising from the receipt of such refund); provided, howev-er, that in the case of any such refund or overpayment relat-ing to Taxes for a Straddle Period, Purchaser shall be enti-tled to a portion of such refund or overpayment (including any interest received from the relevant Tax Authority) relating solely to Taxes of the Packaging Companies, other than Taxes solely attributable to the Restructuring, in accordance with the procedures and principles used in computing Purchaser's liability for Taxes of the Packaging Companies for such Strad-dle Period (excluding for this purpose any liability for Taxes attributable to the Restructuring). Purchaser shall notify Seller promptly after the discovery of a right to claim any such refund or overpayment and the receipt of any such refund or utilization of any such overpayment. Purchaser shall, as promptly as practicable, claim any such refund or utilize any such overpayment and shall furnish to Seller all information, records and assistance necessary to verify the amount of the refund or overpayment.

                (ii) Purchaser's Carryback of Post-Closing Losses. Purchaser or any Packaging Company shall be entitled to carry back any Tax Item to any taxable period of Seller, any Seller Corporation or any Packaging Company ending on or prior to the Scheduled Closing Date only after receiving Seller's written consent, which consent shall be within the sole discretion of Seller. If Purchaser or any Packaging Company carries back any Tax Item from any taxable period beginning after the Scheduled Closing Date after receiving such written consent, Seller shall promptly pay, or cause to be paid, to Purchaser the amount of any refund received by Seller or any of its Affiliates (including any interest received from the relevant Tax Authority) net of Seller's reasonable out-of- pocket costs in obtaining such refund (including Taxes chargeable to or incurred by Seller Indemnified Parties arising from the re-ceipt of such refund) as a result of such carryback.

                (iii) Carryback of Straddle Period Losses. Seller shall be entitled to, or Purchaser shall at the request of Seller, carry back any Tax Benefits of any Packaging Company attributable to the Straddle Period to any taxable period of Seller, any Seller Corporation or any Packaging Company ending on or prior to the Scheduled Closing Date. Seller and Pur-chaser shall be entitled to receive the amount of any refund of Taxes (including interest received) from any Tax Authority which is attributable to any carryback of such Tax Benefits in proportion to the amount of such Tax Benefits allocable to each such party in accordance with Section 5.4(c).

            (j) Resolution of All Tax-Related Disputes. For purposes of computing the amount of any payment due under this
Section 5.4 or the effect of any Tax Item for purposes of subsection
(b)(iii) of this Section 5.4, each party shall provide to the other, as reasonably requested by the other, all reasonably available information, records and assistance necessary to verify such amount or effect. In the event that Seller or the relevant Selling Company on the one hand, and Purchaser, on the other hand, cannot agree on any calculation of any amount relating to Taxes or the interpreta-tion or application of any provision of this Agreement relating to Taxes, such dispute shall be resolved by the CPA Firm which shall act as an arbitrator to resolve all points of disagreement and whose decision shall be final and binding upon all persons involved and whose expenses shall be shared by Seller and Purchaser in proportion to each party's liability for the amount in dispute and, if no amount is in dispute, such expenses shall be shared by Seller and Purchaser equally.

            (k)  Closing and Post-Closing Actions which Affect
Seller's Liability for Taxes.

                (i) Purchaser shall not, and shall not permit any Purchaser Indemnified Party or any Packaging Company to, take or fail to take any action on or after the Scheduled Closing Date that could increase the liability for Taxes of any of

      Seller Indemnified Parties or increase Seller's indemnifica-tion obligations pursuant to this Section 5.4, including, without limitation, failing to make any Tax elections that were assumed in the preparation of any Tax Return for which Seller was responsible, or any Tax Return (or relevant part thereof) which was prepared by Purchaser and reviewed by Seller, or for which written notification was given by Seller to Purchaser unless (i) at least thirty (30) Business Days prior to taking any such action, Purchaser notifies Seller that it has been advised in writing by the CPA Firm that such action is required by the laws of the applicable jurisdiction and provides the tax director of Seller with a copy of such written advice and (ii) Seller provides Purchaser with written consent to such action, which consent shall not be unreason-ably withheld. To the extent that Purchaser takes, or permits any Purchaser Indemnified Party or any Packaging Company to take, any such action without complying with the preceding sentence, then Purchaser shall pay to Seller the amount of such increase in the liability for Taxes or Seller's indemni-fication obligation shall be reduced by the amount of such increase, as the case may be.

                (ii) Purchaser shall not, without the prior writ-ten consent of Seller (which consent shall be in the sole discretion of Seller), amend any Tax Return filed by, or with respect to, the Non-Packaging Assets, the Packaging Companies or any member thereof for any Pre-Closing Period or any Strad-dle Period, unless (i) at least thirty (30) Business Days prior to amending such Tax Return, Purchaser notifies Seller that it has been advised in writing by the CPA Firm that such amendment is required by the laws of the applicable jurisdic-tion and provides the tax director of Seller with a copy of such written advice and (ii) Seller provides Purchaser with written consent to such amendment, which consent shall not be unreasonably withheld. To the extent that Purchaser so amends any such Tax Return without complying with the previous sen-tence, then Purchaser shall pay to Seller the amount of any increase in the liability for Taxes or Seller's indemnifica-tion obligation shall be reduced by the amount of such in-crease, as the case may be, as a result of such amendment.

                (iii) Purchaser shall indemnify the Seller Indem-nified Parties for any increase in the liability for Taxes of any of the Seller Indemnified Parties or an increase in Selle-r's indemnification obligations under this Section 5.4 that is solely attributable to Purchaser, any Packaging Company or any Affiliate thereof applying for or receiving a ruling, determi-nation or other similar item from any Tax Authority with respect to any Packaging Company.

            (l) Maintenance of Books and Records. Until the applicable statute of limitations (including applicable periods of waiver) has run for all Tax Returns filed or required to be filed with respect to Pre-Closing Periods and Straddle Periods, Purchaser shall retain all of the books and records relating to the Packaging Business in existence on the Scheduled Closing Date, and after the Scheduled Closing Date will upon request and for a reasonable and specific purpose provide Seller, the relevant Selling Company and their representatives access to such books and records for inspec-tion and copying by Seller, the relevant Selling Company and their representatives during normal business hours. Seller shall reim-burse Purchaser for any reasonable out-of-pocket expenses incurred by Purchaser or the relevant Packaging Company in connection with such inspection and copying of such books and records. After the expiration of such period, no such books and records shall be destroyed by Purchaser without first advising the tax director of Seller in writing and giving Seller or the relevant Selling Company at least sixty (60) Business Days to obtain possession thereof. Purchaser shall, or shall cause the relevant Packaging Company to, preserve and keep the books and records that Purchaser obtains pursuant to the transactions contemplated by this Agreement, and Seller shall preserve and keep any such books and records it may retain with respect to the business of the Packaging Companies, for a period of six (6) years after the Scheduled Closing Date or for any longer period: (x) as may be required by any Tax Authority, (y) as may be reasonably necessary in respect of the prosecution or defense of any Tax Audit, suit, action, litigation or administra-tive, arbitration or other proceeding or investigation that is then pending or threatened. Such records shall be made available to Seller or Purchaser, as the case may be, in accordance with Section 5.4(m) below. If either party wishes to destroy any records re-ferred to herein after that time, it shall first give sixty (60) Business Days prior written notice to the other, and the other party shall have the option, upon written notice given to the party providing the initial notice within such sixty (60) Business Day period, to take possession of such records within sixty (60) Busi-ness Days after the date of its notice requesting the same.

            (m) Assistance and Cooperation. The parties agree that, after the Scheduled Closing Date:

                (i) Each of Purchaser and Seller will provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of tax accrual schedules ("T-Schedules"), any Tax Return, any Tax Audit or other examination by any Tax Authority or any judi-cial or administrative proceeding relating to liability for Taxes, and each will retain and provide the other with any records of information which may be relevant to such return, audit or examination, proceeding or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Return and sup-porting work schedules. The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket costs and expenses incurred by such party in providing such assistance. Without limiting in any way the foregoing provisions of this section, Purchaser shall retain, until the appropriate statutes of limitation (including any extensions) expire, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such returns for all Pre-Closing Periods and Straddle Periods and shall maintain such Tax Returns, supporting work schedules and other records or information in accordance with "Purchaser's Record Retention Policy", as such policy has been provided to Seller prior to the date hereof.

                (ii) For a period of six (6) years from and after the Scheduled Closing Date, or for any longer period (a) as may be required by a Tax Authority or (b) as may be reasonably necessary in respect of the prosecution or defense of any Tax Audit, suit, action, litigation or administrative, arbitration or other proceeding or investigation that is then pending or threatened, each party agrees to furnish or cause to be fur-nished to the other party, its counsel and accountants, upon reasonable request during normal business hours, after not less than three (3) Business Days, prior written notice, such information and assistance relating to any of the Packaging Companies or the Packaging Business (including, without limi-tation, the cooperation of officers and employees and reason-able access to books, records and other data and the right to make copies and extracts therefrom) as is reasonably necessary
      (x) to facilitate the preparation for or the prosecution, defense or disposition of any suit, action, litigation or administrative, arbitration or other proceeding or investiga-tion (other than one by or on behalf of one party to this Agreement against the other party hereto), (y) as set forth in this Section 5.4 in connection with Taxes and (z) to prepare and file any other documents required by a Tax Authority. The party requesting such information and assistance shall reim-burse the other party for all reasonable out-of-pocket costs and expenses incurred by such party in providing such informa-tion and assistance.

                (iii) Without limiting in any way the generality of the foregoing, as soon as reasonably practicable and, in any event, within sixty (60) days after the Scheduled Closing Date, Purchaser shall provide, or cause to be provided, to Seller, in each case, within the time period and in the manner prescribed by Law and in accordance with past practice of the relevant Packaging Companies:

                (A) all required BTR Group Standard Group Account Returns and Tax Information returns with respect to any Packaging Companies subject to taxation in the United Kingdom for the taxable period ending on December 31, 1997, and any Straddle Period;

                (B) BTR Group Standard Tax-related schedules for any Packaging Companies subject to taxation in the United States for the taxable period ending on December 31, 1997, and any Straddle Period;

                  BTR Group Standard Year-End schedules for any
            Packaging Companies subject to taxation in Australia for the taxable period ending on December 31, 1997, and any Straddle Period;

                (D) BTR Group Standard Overseas Tax Returns and such information as is required to complete accounts and file Tax Returns for any Packaging Companies required to provide information for Tax purposes for the taxable period ending on December 31, 1997 and any Straddle Period;

                (E) an MR pack with respect of the periods from January 1, 1998 through the Scheduled Closing Date and from the Scheduled Closing Date through December 31,
            1998; and

                (F) all officers' signatures, powers of attorney and all other information or data required to complete and file Tax Returns on a timely basis.

                (iv) The parties shall cooperate fully in prepar-ing for any Tax Audits of, or disputes with Taxing Authorities regarding, any Tax Returns and payments in respect thereof;

                (v) The parties shall make available to each other as reasonably requested and to any Tax Authority as required by Law all relevant books and records relating to Taxes;

                (vi) Each party shall furnish the other party with copies of all relevant correspondence received from any Tax Authority in connection with any Tax Audit or information request relating to any Taxes referred to in subsection (g)(i) of this Section 5.4.; and

                (vii) Except as otherwise provided herein, the party requesting assistance or cooperation shall bear the other party's reasonable out-of-pocket expenses in complying with such request to the extent that those expenses are at-tributable to fees and other costs of unaffiliated third-party service providers.

            (n) Termination of Tax Sharing Agreements. Any exist-ing Tax Sharing Agreements shall be terminated as of the Scheduled Closing Date to the extent such agreements or arrangements bind any Packaging Company. The preceding sentence shall not apply to any agreement entered into in connection with this Agreement.

            (o) Exclusivity. This Section 5.4 shall exclusively govern the procedure for all Tax indemnification claims and other
Tax-related matters including with respect to any breach of the representations set forth in Section 3.15.

            (p) Adjustment to Purchase Price. Any payments pursu-ant to this Section 5.4 shall be deemed an adjustment of the Pur-chase Price for the Sold Shares of the relevant Selling Company that owns, directly or indirectly, the relevant Packaging Company.

            (q) Mitigation. Purchaser shall, at the written direction of Seller, procure that any of the Packaging Companies take all such steps as Seller may reasonably require to:

                (i) use in the manner hereinafter mentioned all such reliefs arising as a consequence of or by reference to any event occurring (or deemed to occur) on or before the Scheduled Closing Date or in respect of a taxable period ending on or before the Scheduled Closing Date and not as a consequence of or by reference to an event occurring (or deemed to occur) after the Scheduled Closing Date or in re-spect of a taxable period beginning after the Scheduled Clos-ing Date as are available to any of the Packaging Companies to reduce or eliminate any Tax liability in respect of which Purchaser would have been able to make a claim against Seller under this Agreement (such reliefs including, without limita-tion, reliefs made available to a Packaging Company by means of a surrender from another company), the said use being to effect the reduction or elimination of any such Tax liability to the extent specified by Seller and permitted by law, and to provide Seller, at Seller's expense, a certificate from the auditors of any of the Packaging Companies confirming that all such reliefs have been so used;

                (ii) make all such claims and elections specified by Seller (other than under the Tax Laws of the United States or any state or political subdivision thereof) in respect of any Taxes, Tax Items or Tax Returns (or portions thereof) of any Packaging Company where Seller has complete control and sole discretion over the reporting of the applicable Tax Items on the relevant Tax Return (including complete control and sole discretion with respect to any amendments thereto) under
      Section 5.4(f) as have the effect of reducing or eliminating any such Tax liability as mentioned in (i) above, provided, however, that no such claim or election shall require any of the Packaging Companies to use any relief which arises solely as a consequence of or by reference to an event occurring (or deemed to occur) after the Scheduled Closing Date or in re-spect of a taxable period beginning after the Scheduled Clos-ing Date; and

                (iii) allow Seller to reduce or eliminate any Tax liability by surrendering, or procuring the surrender by any company other than any of the Packaging Companies, of Group Relief to any of the Packaging Companies to the extent permit-ted by law but without any payment being made in consideration for such surrender.

            (r) Restructuring.   Solely for purposes of this Sec-
tion 5.4, the term "Restructuring" shall include (i) the grant by Purchaser to Seller or one of its Affiliates of the license to use the name and logo "ACI," pursuant to Section 5.12(b) and (ii) the transfer of Purchaser Shared Intellectual Property to Seller and the granting to Seller of a license to use the Seller Shared Intellectu-al Property, pursuant to Section 5.12(d).

            Section 5.5  Post-Closing Obligations to Employees.

            (a)  Employment, Benefits and Compensation, Generally.

                (i) Wherever in this Section 5.5, Purchaser makes a covenant or undertakes an obligation, the Purchaser shall be deemed to have promised to fulfill such covenant or obligation itself or to cause one or more of its Affiliates to fulfill such covenant or obligation.

                (ii) As of the Scheduled Closing Date, Purchaser shall, and shall cause the Packaging Companies to, continue the employment in substantially comparable positions of all Employees on such date (including without limitation, any Employee who is, on the Scheduled Closing Date, absent on short-term disability, long-term disability, authorized leave of absence or Workers' Compensation).

                (iii) Unless a longer period or different terms are otherwise required by applicable Law, Purchaser shall, and shall cause the Packaging Companies to, maintain for a period of two years after the Scheduled Closing Date, without inter-ruption, employee compensation and benefit plans, programs, policies and arrangements (including fringe benefits) that, in the aggregate as to each of Continental, Rockware and BTR Nylex and its subsidiaries (other than Continental and its subsidiaries) (the "Specified Business Units") (but without restricting Purchaser's ability to vary particular employment terms), will provide benefits to Employees of each Specified Business Unit that are substantially comparable to or more favorable than those provided to the Employees of such Speci-fied Business Unit pursuant to the employee compensation and benefit plans, programs, policies and arrangements (including fringe benefits but excluding, as to the Employees of Conti-nental, the Continental 1991 Stock Option Plan and, with respect to all Employees, all equity-based arrangements), of Seller and its Affiliates and as in effect on, the Scheduled Closing Date.

                (iv) Unless otherwise required by applicable Law, Employees shall be given credit for all service with Seller and its Affiliates (and predecessors) to the same extent as such service was credited for such purpose by the respective Packaging Company under (i) all employee benefit plans, pro-grams and policies, and fringe benefits of Purchaser for purposes of eligibility and vesting and (ii) severance plans, programs or policies for purposes of calculating the amount of each Employee's severance benefits.

                (v) Nothing in this Section 5.5(a) shall be deemed to require the employment of any Employee to be continued for any particular period of time after the Scheduled Closing
      Date.

                (vi) Seller and its Affiliates shall give Purchas-er reasonable access to any and all records necessary to administer all employee compensation and benefit plans.

                (vii) With respect to the incentive plans and management bonus plans participated in by Employees, but not maintained by a Packaging Company, Seller shall pay to Pur-chaser or the Employees all amounts accrued under such plans as of the Closing Date.

                (viii) (A) to the extent Purchaser assumes the Packaging Companies' liabilities with respect to any disabled Employees, Seller shall pay to Purchaser an amount adequate to cover the present value of all future benefits payable to such Employees, in accordance with generally accepted accounting principles applicable in the relevant jurisdiction and (B) to the extent Purchaser assumes the Packaging Companies' liabili-ties with respect to self-insured health benefit plans, Seller shall pay to Purchaser an amount adequate to cover the present value of all future benefits payable to the Employees under such plans, in accordance with generally accepted accounting principles applicable in the relevant jurisdiction.

                (ix) (A) The provisions of this clause (ix) shall apply notwithstanding the other provisions of this Agreement or the provisions of Schedule 5.5(c).

            (B) Seller shall ensure that, as of the Scheduled Clos-
                ing Date, full payment has been made to each Plan of all contributions to be made with respect to benefits accrued on or prior to such Date.

            (C) In addition, except as provided below, Seller shall
                pay Purchaser, within 90 days following the Clos-ing, an amount (plus interest) equal to the sum of:

                (I) with respect to each funded defined benefit Plan to be assumed by Purchaser, the net amount (whether positive or negative), if any, equal to (x) the aggregate of each such Plan's PBO, minus (y) the fair market value of the assets of each such Plan as of the Closing;

                (II)    the PBO of each unfunded defined benefit
                        Plan; and

                (III) the amount necessary to satisfy all obliga-tions and liabilities (calculated in accor-dance with U.S. generally accepted account-ing principles) under all other non-defined benefit Plans arising from any benefit ac-crued or claim incurred prior to the Clos-ing, but with respect to which contribu-tions to such Plans have not been made (or benefits have not been paid) as of such date.

            (D) In addition, with respect to the BTR Nylex Execu-
                tive Superannuation Fund, Seller shall pay Purchas-er, within 90 days following the Closing, an amount (plus interest) equal to the amount (whether posi-tive or negative), if any, of (x) such Fund's PBO with respect to Packaging Company Employees, minus
                (y) the fair market value of the assets transferred from such Fund to the superannuation fund nominated by Purchaser in accordance with the provisions of
                Section 5.5(b)(vii), below.

            (E) In addition, with respect to the "BTR Scheme" (as
                defined in Schedule 5.5(c)), Seller shall pay Pur-chaser, within ten days immediately following the date BTR Scheme assets are transferred to Purchase-r's scheme in accordance with the provisions of
                Schedule 5.5(c) (the "Date of Transfer"):

                (I) an amount equal to the amount (whether positive or negative), if any, of (x) the BTR Scheme's PBO (plus interest) with respect to "Transfer-ring Employees" (as defined in Schedule 5.5(c- )), minus (y) the fair market value of the assets transferred from the BTR Scheme to Purc-haser's scheme on the Date of Transfer (each party shall use its best efforts to cause the Date of Transfer to occur as soon as possible, but in no event more than 270 days following the Closing); plus

                (II) the sum of the total amount of any contri-butions Purchaser makes (with respect to Transferring Employees), and the amount of any contributions made by Transferring Em-ployees, to the BTR Scheme following the Closing and prior to the Transfer Date (plus interest, which shall commence accru-ing as of the date of each such contribu-tion and terminate as of the Date of Trans-
                        fer); minus

                (III) 1.25% of "Pensionable Pay" (as referred to in Schedule 5.5(c)) (prorated for the "Tra-nsitional Period" (as defined in Schedule 5.5(c))) with respect to Transferring Em-ployees (plus interest, which shall accrue in the same manner as specified above in clause (E)(II)), representing expenses of administration and insurance of risk bene-fits.

            (F) In addition, with respect to each other funded
                defined benefit Plan (each, a "Transferor Plan") which will be transferring assets to a plan main-tained or to be established by Purchaser (each, a "Transferee Plan"), Seller shall pay Purchaser, as soon as possible (but in no event more than 120 days following the Closing):

                (I) an amount equal to the net amount (whether positive or negative), if any, of (x) the ag-gregate of each Transferor Plan's PBO (plus interest) (with respect to Employees on whose behalf assets are being transferred from the Transferor Plan to the Transferee Plan), minus
                     (y) the fair market value of the assets trans-ferred from each such Transferor Plan to the corresponding Transferee Plan (such transfers shall occur prior to the payment specified in this clause (F)); plus

                (II) the total amount of any contributions Pur-chaser and Employees make to each such Tra-nsferor Plan following the Closing and pri-or to the date of the asset transfer (plus interest, which shall commence accruing as of the date of each such contribution); minus

                (III) the total amount of any benefits paid by each such Transferor Plan to Employees (to the extent such benefits satisfy any obli-gations included in the PBO calculation referenced above in Clause (F)(I) or re-late to contributions referenced above in Clause (F)(II).

            (G) A requirement under this clause (ix) that Seller
                pay Purchaser a negative amount shall be construed as a requirement that Purchaser shall pay Seller such amount. Any payments required under clause
                (ix)(C)-(F) shall be treated as a reduction in Purchase Price (if the payment is from Seller to Purchaser) or an increase in Purchase Price (if the payment is from Purchaser to Seller). Nothing herein shall prevent Seller from making any contri-butions to any defined benefit Plan prior to Clos-ing, provided such contribution does not result in any such Plan possessing assets in excess of its PBO, or transferring assets to a Plan maintained or to be maintained by Purchaser in excess of the PBO of such Plan related to the assets being so trans-ferred. Seller shall use its best efforts, subject only to applicable law (and, with respect to the BTR Scheme, the applicable provisions of Schedule 5.5(c) including the Actuary's Letter attached thereto), to ensure that each defined benefit Plan to be assumed by Purchaser possesses assets equal only to its PBO as of Closing, and that each de-fined benefit Plan which will be transferring as-sets to a Plan maintained or to be maintained by Purchaser shall transfer to Purchaser's Plan assets in an amount equal only to such Plan's PBO with respect to the liabilities corresponding to the assets to be so transferred. Any payments or asset transfers required by this clause (ix) shall be made in cash, unless Seller, Purchaser and any other necessary parties agree otherwise.

            (H) All PBO calculations required by this clause (ix)
                shall be calculated as of the date of the Closing and determined on the basis of benefits and service credited under the applicable Plan with respect to the relevant Employees through the Closing and upon the methods and assumptions specified in Schedule 5.5(a)(ix)(H).

            (I) Any interest required to be paid under this clause
                (ix) shall be at the annual rate of six-month LIB-OR, compounded monthly, and shall commence accru-ing as of the date of the Closing and terminate as of the date the applicable payment is made, unless otherwise specified.

            (J) Prior to ten days following the Closing, Seller
                shall ensure that each equity-based Plan or ar-rangement in which any Employees participate or participated, and that is maintained by a Packaging Company or a Sold Company, including without limi-tation the Continental 1991 Stock Option Plan, is terminated and that all obligations thereunder are fully satisfied. In addition, Seller shall retain all liabilities with respect to each such Plan or arrangement that is not maintained by a Packaging Company or a Sold Company.

            (K) Any asset transfers from a Plan retained by Seller
                (or any of its affiliates) to a Plan maintained by Purchaser (or any of its affiliates) shall include interest from the date the transfer amount was calculated until the actual date of transfer.

                (x) Seller will not owe Purchaser any amount in respect of the indemnification and reimbursement provisions set forth in this Section 5.5 to the extent that such amounts have been reflected in the amounts provided for and paid pursuant to Section 2.2(d) in respect of the Section 2.2(d) Liabilities.

              Current Superannuation Funds and Superannuation
Funds

                (i) Prior to the Scheduled Closing Date, Seller shall use its best efforts to ensure that:

                (A) each Australian employee of the Packaging Busi-ness, who is a member of a Current Superannua-tion Fund, becomes a member of the relevant
                     Superannuation Fund; and

                (B) with respect to each Australian employee of the Packaging Business, who is a member of a Cur-rent Superannuation Fund an amount calculated in accordance with the trust deed for the rele-vant Current Superannuation Fund (or assets having a corresponding value), is transferred by the trustee of the relevant Current Super-annuation Fund to the relevant trustee of the relevant Superannuation Fund, and that the transfer is in accordance with the trust deed of the relevant Current Superannuation Fund and the Superannuation Industry (Supervision) Act, 1993 and the regulations made under that Act.

                (ii) Seller agrees that it will take all actions reasonably required by Purchaser to put Purchaser (or its nominee), at the Scheduled Closing Date in the same position in relation to the Superannuation Funds and the ACI Staff Superannuation Fund as is Seller immediately prior to the Scheduled Closing Date.

                (iii) Seller agrees that it will ensure that both before and after the Scheduled Closing Date, Purchaser is provided with all existing records and information which Purchaser (or any actuary appointed by Purchaser) may reason-ably require (including detailed information about each of the members and their participation in the relevant Superannuation Fund or ACI Staff Superannuation Fund) in order to enable Purchaser to assume responsibility for and administer superan-nuation arrangements and Superannuation Commitments for mem-bers. This obligation extends to any records, information or systems which are recorded, maintained or otherwise dependent on any computerized or similar system or service.

                (iv) Seller shall use its best efforts to ensure that, prior to the Scheduled Closing Date, each Packaging
      Company of the Seller Group will continue to materially comply with its Superannuation Commitments.

                (v) Unless required by legislation to do so, no Packaging Company of the Seller Group will increase its Super-annuation Commitments between the date of this Agreement and the Scheduled Closing Date without the written consent of Purchaser.

                (vi) Seller agrees that it will ensure that from the Scheduled Closing Date no Packaging Company will have any further obligation to contribute to the Current Superannuation Funds other than in respect of contributions which became due before the Scheduled Closing Date and remain unpaid as at the Scheduled Closing Date.

                (vii)  Seller shall use its best endeavors to
      ensure that at the Scheduled Closing Date, the trustee of the BTR Nylex Executive Superannuation Fund shall transfer to a superannuation fund nominated by Purchaser and approved by the relevant member, an amount determined in accordance with the trust deed of the fund which represents that member's benefit in the fund. However, before the transfer is made, the Pack-aging Company by which the member is employed, must contribute an amount which the actuary to the fund determines is the proportion of the contribution which that Packaging Company would have been required to make to the fund in accordance with the usual contribution arrangements applying to the fund, which relates to the period up to the Scheduled Closing Date.

                (viii)  Seller shall use its best endeavors to
      ensure that at the Scheduled Closing Date:

                (A) the BTR Packaging Superannuation Fund is fully funded, as that term is defined in the Superan-nuation Industry (Supervision) Act, 1993 and the regulations prescribed under that Act;

                (B) the assets of each of the Superannuation Funds include adequate provision for Taxes and ex-penses which may be payable by the trustee of that fund;

                (C) the trustee of the BTR Packaging Accumulation Fund holds a policy of life insurance which insures the lives of the members of that fund and is intended to enable the Trustee to pro-vide all or part of the death and disability benefits in accordance with the relevant Trust Deed on substantially the same terms as the equivalent policy of insurance held by the trustee of the relevant Current Superannuation Fund;

                (D) the trustee of the BTR Packaging Superannuation Fund holds a policy of life insurance which insures the lives of the members of that fund (other than category X and Y members) and is intended to enable the Trustee to provide all or part of the death and disability benefits in accordance with the relevant Trust Deed on substantially the same terms as the equivalent policy of insurance held by the trustee of the relevant Current Superannuation Fund;

                (E) all members of the ACI Staff Superannuation Fund and the Superannuation Funds are employees or former employees (as that term is defined under the Superannuation Guarantee (Administra-tion) Act 1992) of Packaging Companies;

                (F) all assets of each Superannuation Fund are held in the name of the trustee of that fund;

                (G) no undertaking or assurance has been or is given to the members of the Superannuation Funds as to the introduction, increase or im-provement of any benefits under the funds; and

                (H) no member of the Superannuation Funds has any right or entitlement to have any benefit under the funds augmented, increased or accelerated by reason of this Agreement or any other ar-rangement, agreement or understanding.

            (c) U.K. Pension Plans. Purchaser and Seller agree to treat U.K. Plans in accordance with Schedule 5.5(c) to this Agree-ment.

            (d) U.S. Medical and Welfare Plan Obligations. Pur-chaser agrees to waive any limitations for preexisting conditions under its U.S. medical and dental care and short-term disability and long term disability plans with respect to the U.S. Employees. In the calendar year which includes the Scheduled Closing Date, Pur-chaser shall honor any deductible and out-of-pocket expenses in-curred by U.S. Employees and their beneficiaries under the medical or dental plans of the respective Packaging Company during the portion of the calendar year preceding the Scheduled Closing Date.

            (e) Other Employees. It is the intention of the parties to this Agreement to deal with employee matters, including, without limitation, offers and terms of employment and benefit and compensation matters, in Other Countries, in a manner substantially similar to the way they have dealt with Australian, U.S. and U.K. employee matters in this Section 5.5, subject to such changes as are

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needed to comply with applicable Laws of such countries and their political subdivisions, applicable labor agreements and established local business custom in similar transactions.

            (f) Employee Records. After the Scheduled Closing Date, the parties to this Agreement will cooperate with each other in the administration of all applicable Plans. To the extent permitted by Law, the respective Selling Company will provide to Purchaser the necessary employee data maintained by the respective Selling Company's independent contractors, such as insurance compa-nies and actuaries.

            (g) Certain Employment Agreements. Seller agrees that Purchaser may, prior to Closing, enter into employment agreements, which shall become effective at Closing, with the Employees speci-fied on Schedules 5.5(g)(i) and 5.5(g)(ii) (each, an "Identified Employee"). Until the earlier of the Closing or the termination of this Agreement, Seller shall (i) use its reasonable efforts to maintain the continued employment of each Identified Employee specified on Schedule 5.5(g)(i) with the applicable Packaging Company until Closing, provided, however that neither Seller nor any of its Affiliates shall be obligated to expend any funds in further-ance of such obligation, and (ii) not terminate, other than for cause, any Identified Employee.

            (h) Defined Benefit Plan Obligations. Seller (1) shall ensure that, as of the Closing, each funded and unfunded defined benefit Plan's projected benefit obligation ("PBO"), as such term is defined in the Financial Accounting Standards Board Statement 87, determined on the basis of benefits and service credited under each such Plan through such date and upon the methods and assumptions specified in Schedule 5.5(a)(ix)(H), is calculated, and (2) shall make such information available to Purchaser as is necessary for Purchaser to validate such calculations.

            (i) Rockware Liabilities. Seller shall ensure that, prior to the Closing, Rockware's outstanding indebtedness with respect to the balance of the L15.1m funding deficit, disclosed upon the merger of the Rockware schemes into the "BTR Scheme" (as defined in Schedule 5.5(c)) (effective April 6, 1996), and all other liabil-ities Rockware has to the BTR Scheme (other than those specified in Schedule 5.5(c)) are deemed by the BTR Scheme, Seller and all other relevant parties to be extinguished without any further consider-ation by Rockware, Purchaser or their respective Affiliates.

            Section 5.6 Certain Dividends, Intergroup Financial and Trading Amounts, Etc. Notwithstanding any provision herein to the

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contrary (including, without limitation, Section 5.2 hereof) other than Section 5.9 hereof:

            (i) Each Packaging Company will be permitted to divi-dend to Seller or its Affiliates up to the amount of the sum of its cash on hand at the Closing and any Intergroup Receiv-able before Closing.

            (ii) Prior to the Closing, Seller may, and may cause the Packaging Companies to, enter into one or more transac-tions having the effect of increasing or decreasing Intergroup Payables or Intergroup Receivables, with the understanding that at the Closing any and all outstanding Intergroup Payab-les and Intergroup Receivables shall be finally paid and settled in accordance with Sections 2.2 and 2.4.

            (iii) The Packaging Companies may borrow funds from third parties for the purpose of effecting the transactions, described above in this Section 5.6.

            Section 5.7  Securities; Insurance.

            (a) On or before the Scheduled Closing Date Purchaser shall (i) use its reasonable efforts (which shall not include agreeing to any modifications of the terms of the applicable under-lying obligations) to cause the members of the Seller Group to be released, by whatever means appropriate, from all Securities which have been provided by any member of the Seller Group to secure obligations of any Packaging Company incurred in the ordinary course of business and (ii) to the extent any such Security is not re-leased, provide a complete indemnity or back to back guarantee in either case reasonably acceptable to Seller with respect to all such Securities.

            (b) On or before the Scheduled Closing Date, Seller shall (i) use its reasonable efforts (which shall not include agreeing to any modifications of the terms of the applicable under-lying obligations) to cause all Packaging Companies to be released, by whatever means appropriate, from all Securities which have been provided by any Packaging Company with respect to any members of the Seller Group and (ii) to the extent any such Security is not re-leased provide a complete indemnity or back to back guarantee in either case reasonably acceptable to Purchaser with respect to all such Securities.

            (c) Seller shall keep, or cause to be kept, all Insur-ance Policies, in full force and effect through the close of busi-

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
ness on the Closing Date and at the request of Purchaser, shall use all reasonable efforts to cause such Insurance Policies to be transferred to Purchaser upon the payment to Seller of the amount set forth in Section 2.2(a).

            (d) Prior to or the Scheduled Closing Date, Seller shall procure that each member of the Seller Group and the Packaging Companies which is a party to a Deed of Cross Guarantee will enter into a deed of revocation with respect to each Deed of Cross Guaran-tee to which it is a party (each a "Revocation Deed") complying with Australian Securities Commission Class Order 95/1530 providing for the revocation, subject to and upon the terms contained in such Deed of Cross Guarantee. Seller shall make or shall cause such members of the Seller Group and the Packaging Companies to make all neces-sary filings with respect to each such Revocation Deed with the relevant Governmental Authority and to publish notice of such Revocation Deed in accordance with the terms of each such Deed of Cross Guarantee. Prior to the six month anniversary or any such Revocation Deed, (i) Seller shall not wind up or commence the winding up of any member of the Seller Group which is a party to the Deed of Cross Guarantee related to such Revocation Deed, and (ii) Purchaser shall not wind up or commence the winding up of any Packaging Company which is a party to the Deed of Cross Guarantee related to such Revocation Deed.

            (e) Seller shall provide to Purchaser an invoice relat-ing to that portion of the annual premium under insurance policies that remain in effect on and after the Scheduled Closing Date attributable to periods following the Scheduled Closing Date. Purchaser shall promptly pay amounts due thereunder.

            Section 5.8 Certain Provisions Relating to the Restruc-turing.

            (a) The parties hereto acknowledge that as of the date hereof, Seller has commenced a restructuring (the "Restructuring") of the Sold Companies and their Subsidiaries to (i) transfer from the Sold Companies and their Subsidiaries all of the assets, compa-nies and Employees and, to the extent assumable, Liabilities, that do not constitute a part of the Packaging Business ("Non-Packaging Assets") and (ii) transfer from the Seller Group to the direct or indirect ownership of the Sold Companies all of the assets, compa-nies and employees that constitute a part of the Packaging Business each such asset and company (a "Transferred Business").

            (b) Schedule 5.8(b)(i) sets forth the steps of the Restructuring. Seller shall use its reasonable efforts to complete

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the Restructuring prior to the Closing.  Purchaser will cooperate with, and use its reasonable efforts to assist, Seller in carrying out the Restructuring. On or immediately prior to the Scheduled Closing Date, Seller shall deliver Schedule 5.8(b)(ii) which will identify those steps of the Restructuring that may not be completed prior to the Scheduled Closing Date. In the event that portions of the Restructuring are not completed prior to the Closing, then, at Seller's cost and expense, Purchaser shall cause the Packaging Companies to take the steps identified in Schedule 5.8(b)(ii) as are necessary to permit Seller to complete the Restructuring in the manner selected by Seller and to transfer to Seller (or the Person designated by Seller), any Non-Packaging Assets or cash received by any Packaging Company in connection with the Restructuring.

            (c) In the event that record or beneficial ownership of any Non-Packaging Assets has not been transferred prior to the Scheduled Closing Date or a Suspended Closing Date, if applicable, Purchaser shall hold such Non-Packaging Assets pending transfer to such Person or Persons designated by Seller and provide to Seller's designee all of the benefits and liabilities associated with the ownership and operation of such Non-Packaging Assets and, according-ly, Purchaser shall cause such Non-Packaging Assets to be operated as may reasonably be instructed by Seller or its designee and Seller shall indemnify Purchaser for the liabilities resulting from such operation so long as such operations are in accordance with Seller's instructions. Furthermore, to the extent the proceeds of the sale of the properties set forth on Schedule 1.1(b) are received by a Packaging Company following the Scheduled Closing Date, Purchaser shall immediately cause such proceeds to be paid to Seller or its designee.

            (d) In the event that record or beneficial ownership of any Transferred Business or any asset thereof has not been trans-ferred to the Packaging Companies prior to the Scheduled Closing Date or Suspended Closing Date, if applicable, Seller shall hold such Transferred Business pending transfer to such Person or Persons designated by Seller, and provide to the relevant Packaging Compa-nies all of the benefits and liabilities associated with the owner-ship and operation of such Transferred Business and, accordingly, Seller shall cause such Transferred Business to be operated as may reasonably be instructed by Purchaser or its Packaging Company designee and Purchaser shall indemnify Seller for the liabilities resulting from such operation so long as such operations are in accordance with Purchaser's instructions.

            (e) As part of the Restructuring, Seller agreed to undertake, or cause the undertaking of, certain actions at the

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
request of Purchaser, which actions are the subject of a Letter Agreement dated 27 February 1998. Purchaser agrees with Seller for itself and on behalf of each member of Seller Group that it will make no claim under this Agreement (including any claim under the representations or warranties or for indemnification) in relation to any loss, liability, or other consequence arising from the taking of such actions.

            Section 5.9  Retained Companies; Interim Period.

             (a) With respect to each Retained Company, Purchaser and Seller agree that from the Scheduled Closing Date until it is conveyed to Purchaser pursuant to Section 2.4(b)(ii) hereof or otherwise transferred by Seller pursuant to paragraph (g) hereof (the "Interim Period"), each Selling Company that directly or indirectly owns a Retained Company shall retain title to the Re-tained Company, provided that it may transfer the Retained Company to a Subsidiary that is wholly owned directly or indirectly by Seller.

            (b) During the Interim Period, all operating profits and losses (net of Taxes) of the Retained Company shall be for the account of such Retained Company. Seller shall not, and shall cause its Affiliates, not to declare or pay any dividends or other distri-butions from such Retained Company to Seller or any Affiliate of Seller or any other Person and shall cause the Retained Company not to redeem, repurchase or otherwise acquire any of its capital stock. Purchaser shall provide the funding requirements of the Retained Business not covered by cash on hand at the Retained Business and shall repay and indemnify Seller for any funding advanced by it after the Scheduled Closing Date to the extent not timely repaid by the Retained Company.
            (c) During the Interim Period, management of the Retained Company shall operate such Retained Company without control by Purchaser. Each Selling Company that directly or indirectly owns a Retained Company (or each Subsidiary to which such Retained Company has been transferred) shall instruct the management of such Retained Company to operate such Retained Company in the ordinary course of business in accordance with the 1998 profit plan and capital expenditure budget of such Retained Company (copies of which have been provided to Purchaser) (the "1998 Plan") and otherwise in compliance with the covenants set forth in Sections 5.1 and 5.2, except to the extent otherwise required by Regulatory Authorities.

            (d) Seller shall engage Ernst & Young to oversee the operation of the business of such Retained Company for the duration

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of the Interim Period for the purpose of monitoring compliance with the provisions of this Section 5.9. All costs and expenses with respect to such services provided by Ernst and Young shall be for the account of Purchaser.

            (e) Seller shall exercise reasonable oversight of the management of such Retained Company during the Interim Period, provided that Seller (or each Subsidiary to which such Retained Company has been transferred) shall (i) not be liable in any manner for the activities or operations of such Retained Company or the activities of the directors and officers of such Retained Company during the Interim Period and (ii) shall be indemnified by Purchaser from any and all losses, costs or expenses attributable to Seller or any Affiliate of Seller with respect to its status as holder of the shares of such Retained Company during the Interim Period. Neither Seller nor any Affiliate of Seller shall be liable to Purchaser or such Retained Company for losses resulting from the activities or operations of the Retained Company during the Interim Period.

            (f) On or prior to the commencement of the Interim Period, Seller shall take all necessary steps to cause such Retained Company to hire as employees (at their current level of compensation and benefits) any persons currently seconded to such Retained Company by Seller or any Affiliate of Seller, provided that such Retained Company is Rockware. Seller shall, during the Interim Period, provide outsourcing services to such Retained Company to the extent such services are currently provided to such Retained Company by Seller or an Affiliate of Seller. Such services shall be provid-ed at the cost thereof of Seller and charged to such Retained Company. Such Retained Company or the Packaging Companies, as the case may be, shall be deemed to have been granted licenses, immedi-ately prior to or on the Scheduled Closing Date, by the Packaging Companies transferred to Purchaser at the Closing or the Retained Company, as the case may be, to use all Intellectual Property owned or licensed (in the case of licensed Intellectual Property, subject to the terms thereof) by such grantor and previously used in connec-tion with the recipient's business and on the same terms and condi-tions (including royalties) that such Intellectual Property was licensed or made available to the recipient prior to the Closing.

            (g) Upon the earliest to occur of: (i) a final deter-mination by the competent Regulatory Authority with respect to the sale or transfer of all the shares of such Retained Company and (ii) 7 September 1998, Seller shall transfer such Retained Company (or the portion thereof that may be transferred) to Purchaser (provided such transfer is not prohibited by the competent Regulatory Authori-
ty) or if all or part of such transfer is so prohibited, Seller

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
shall, with the consent of Purchaser, transfer all of such Retained Company (if none of such Retained Company could be transferred to Purchaser) or the portion of such Retained Company that could not be transferred to Purchaser to a third party (on terms acceptable to Purchaser) or to a trustee, provided that Seller shall be entitled to comply with and to rely upon any advice, orders or instructions of a Regulatory Authority with respect to any such transfer or sale, and further, provided that any such transfer or sale shall be made without any undertakings on the part of Seller. Upon such sale or transfer, all duties and obligations of Seller with respect to such Retained Company shall thereupon cease except as otherwise provided in this Agreement. The proceeds to Seller (net of any amount referred to in the last sentence of this paragraph, the "net pro-ceeds"), if any, of such transfer or sale shall be remitted to Purchaser upon receipt of such net proceeds by Seller. Seller shall not be liable to Purchaser for any shortfall between the net pro-ceeds and any amount allocated by Purchaser to such Retained Company (or the applicable portion thereof). Purchaser shall not be liable to Seller for any excess of such proceeds over any amount allocated by Purchaser to such Retained Company (or the applicable portion thereof). Purchaser shall bear all costs, expenses and Taxes arising from the sale or transfer of such Retained Company to the extent such costs, expenses and Taxes exceed the costs, expenses and Taxes which would have been incurred had Seller transferred such Retained Subsidiary to Purchaser on the Scheduled Closing Date.

            (h) On the fifteenth day of each month during the Interim Period, Seller shall deliver to Purchaser the MR prepared with respect to such Retained Company for the immediately preceding month and such plant specific financial and operating information with respect to such Retained Company as Purchaser shall reasonably request, in each case subject to appropriate safeguards to restrict the flow of competitively sensitive information to and within Purchaser. Purchaser shall not furnish any information provided by Seller pursuant to this Section 5.9(h) to officers or employees of United Glass Limited, to the extent such information is competitive-ly sensitive information. During the Interim Period, Seller will provide reasonable cooperation and support for Purchaser's efforts to obtain approval of the Regulatory Authorities for any sale or transfer of any Retained Company.

            (i) Notwithstanding the provisions of the Confidential-ity Agreement, Purchaser may provide information relating to the business and operations of such Retained Company to potential third-party buyers for all or a portion of such Retained Company, provided that (i) the provision of such information be subject to confidenti-ality arrangements in favor of Seller substantially similar to the

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
terms of the Confidentiality Agreement and (ii) appropriate safe-guards be implemented to restrict the flow of competitively sensi-tive information to and within such potential third-party buyers. The provision of any such information prior to the Closing Date shall be further subject to the consent of Seller, such consent not to be unreasonably withheld, and Purchaser shall keep Seller and its advisers reasonably apprised of all such communications and process-es.

            Section 5.10 Further Assurances. At any time after the Scheduled Closing Date, Seller and Purchaser shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Seller or Purchaser, as the case may be, and necessary for Seller, the Selling Companies or Purchaser, as the case may be, to satisfy their respective obligations hereunder or obtain the benefits contemplated hereby or to give effect to the Restructuring.

            Section 5.11  Resignations; Meetings.  On or prior to
the Scheduled Closing Date or at the Suspended Closing Date, as applicable, and except as otherwise requested by Purchaser in writing:

            (a) Seller will ensure that a meeting of the directors of each Sold Company is held on or before such date at which the directors of each such Sold Company resolves:

                (i) to approve the registration of the transfers of the Sold Shares (subject only to payment of stamp duty);
      and

                (ii) to issue new share certificates for the Sold Shares in the name of Purchaser (subject only to payment of stamp duty).

            (b) Seller will obtain from all the directors and secretaries of the Packaging Companies transferred to Purchaser at the Closing, other than those directors and secretaries identified in writing by Purchaser at least three Business Days prior to the applicable date, resignations, effective on or prior to Closing from their positions as directors;

            (c) Seller will ensure that a meeting of the directors of each Packaging Company is held on or before Closing at which with effect from Closing:

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
                (i) the nominees of Purchaser are appointed as directors and secretaries and the resignation of each resign-ing director and secretary is accepted;

                (ii)  the registered office of each Packaging
      Company is changed to an address nominated by Purchaser; and

                (iii) all existing mandates for the operation of the bank accounts by each Packaging Company are revoked and replaced with mandates approved by Purchaser;

            (d) subject to the approval of the Australian Securi-ties Commission, Seller shall ensure that the auditors of each Packaging Company incorporated in Australia resign and are replaced by a firm nominated by Purchaser with effect from Closing; and

            (e) Seller will cause each Person holding any director's qualifying shares, if any, in the relevant Packaging Company to transfer such shares at the applicable Closing to Purchaser (or Purchaser's designee) without payment therefor.

            Section 5.12  Use of Corporate Names.

            (a) "BTR" and "Nylex" Name and Logo. Within one year after the Closing, Purchaser shall cause each of the Packaging Companies to change its corporate name to a name that does not include the names "BTR" or "Nylex" or the BTR or Nylex logos and to make any necessary legal filings with the appropriate Governmental Authority to effectuate such changes. After the Closing, the Packaging Companies and assignees shall have no right to use the names "BTR" or "Nylex" or any trademarks, trade names, brandmarks, trade dress or logos relating to such name, except that for a period ending on the one-year anniversary of the Closing, the Packaging Companies shall have the right to use any packaging labels, cata-logues, sales and promotional materials and printed forms that use the names "BTR" or "Nylex" and the BTR or Nylex logos, provided, however, that Purchaser may continue to use such name and logo on inventory in existence as of the Scheduled Closing Date until the sale or disposition of such inventory but only to the extent that it is not practicable to remove or cover up the "BTR" or "Nylex" name and logo and will indemnify Seller and its Affiliates from any claims against them resulting from such use; provided, however, that Purchaser shall as expeditiously as possible cancel all registra-tions (including any Registrations for business names) with the appropriate Governmental Authorities to effectuate such name chang-es. Purchaser shall transfer any registrations in the name of any of the Packaging Companies with respect to the BTR name or logo or

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
the Nylex name or logo to Seller as soon as practicable after the Closing.

            (b) "ACI" Name and Logo. Within one year after the Closing, Seller shall cause each member of the Selling Group to change its corporate name to a name that does not include the name "ACI" or the ACI logo and to make any necessary legal filings with the appropriate Governmental Authority to effectuate such name and logo changes. After the Closing, Seller and the Selling Group and assignees shall have no right to use the name "ACI" or the ACI logo, except that for a period ending on the one-year anniversary of the Closing, Seller, the Selling Group and their assignees shall have the right: (a) to use any packaging labels, catalogues, sales and promotional materials and printed forms that use the name "ACI" and ACI logo, but only to the extent that it is not practicable to remove or cover up the name "ACI" and ACI logo and (b) to continue to manufacture products (which are not part of the Packaging Busi-ness) branded with the ACI name and logo which are currently manu-factured and branded with such name and logo and will indemnify Purchaser and its Affiliates from any claims against them resulting from such use; provided, however, that Seller shall cause its Subsidiaries as expeditiously as possible to cancel all registra-tions with the appropriate Governmental Authorities to effectuate such name changes. Notwithstanding the foregoing, Seller, the Selling Group and their assignees may continue to use such name and logo on inventory in existence as of the one-year anniversary of the Scheduled Closing Date until the sale or disposition of such inven-tory but only to the extent it is not practicable to remove or cover up the name "ACI" and ACI logo and will indemnify Purchaser and its Affiliates from any claims against them resulting from such use. Purchaser agrees that it will on the Scheduled Closing Date enter into a license agreement to grant an exclusive perpetual royalty-free license (with such quality control rights as are required by law to preserve the trademark) to use the name and logo "ACI" in connection only with the manufacturing, marketing, sale, supply, installation and distribution of insulation products currently known as "Pink Batts" to Seller or one of its Affiliates, which license will be assignable to third parties in connection with the sale of such business.

            (c) Purchaser agrees and acknowledges on behalf of itself and each of its Affiliates that none of the Packaging Compa-nies shall have or retain any right whatsoever (whether proprietary or by way of Intellectual Property or otherwise) in or in respect of Seller Manuals and Policy Documents or any of them, or any right to use or continue to use them or any of them after the Closing except to the extent necessary in the preparation of MRs and GARs pursuant

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
to Section 5.18(c). All originals and copies of Seller Manuals and Policy Documents shall be delivered to Sellers or to their order to such location in England as they shall reasonably specify, at or immediately following Closing. Immediately following Closing, the Selling Companies and Purchaser shall seek to verify that they have been so returned. If Purchaser or Seller become aware after Closing that any of the same have not been so returned, Purchaser shall procure that they are immediately returned to Seller or to their order. Purchaser (on behalf of itself and each of its Affiliates) agrees with Seller (on behalf of itself and each member of Seller's Group) that Seller and their employees and agents shall be entitled to have access following Closing, after giving reasonable prior notice, to the premises of any Packaging Companies in order to recover possession of any originals or copies of Seller Manuals and Policy Documents.

            (d) Purchaser undertakes to procure the transfer of any Intellectual Property which is owned by any of the Packaging Compa-nies and also used principally by any member of the Seller Group ("Purchaser Shared Intellectual Property") to Seller, and Seller shall on the date of such transfer grant to Purchaser a non-exclu-sive, worldwide, royalty-free, assignable, perpetual license to use the Purchaser Shared Intellectual Property other than the names "BTR" or "Nylex" or the BTR or Nylex logos, and, whether before or after such transfer, any other Intellectual Property owned by any member of the Seller Group and used by the Packaging Companies that is not principally used by the Packaging Companies. Seller under-takes to procure the transfer of any Intellectual Property which is owned by any member of the Seller Group and also used principally by any of the Packaging Companies ("Seller Shared Intellectual Proper-ty") to Purchaser, and Purchaser shall on the date of such transfer grant to Seller a non-exclusive, worldwide, royalty-free, assign-able, perpetual license to use the Seller Shared Intellectual Property other than the name "ACI" or the ACI logo, and, whether before or after such transfer, any other Intellectual Property owned by the Packaging Companies and used by the members of the Seller Group but not principally used by members of the Seller Group.

            (e) Following the Scheduled Closing Date or on such other date that Kuala Lumpur Glass Manufacturing Co. Sdn Bhd ("KL Glass") ceases to be a direct or indirect Subsidiary of BTR Nylex, Purchaser shall cause any necessary Packaging Company or an appro-priate Affiliate of Purchaser, and Seller shall cause KL Glass, to enter into an agreement or agreements pursuant to which KL Glass shall have substantially the same rights (including the right to receive substantially the same technical services) and obligations as it presently does under KL Glass' existing technical assistance agreement, which includes its license to use Purchaser's glass technology, such rights to include at the request of KL Glass the services of the existing ACI Glass employees located in Kuala Lumpur (or equivalent replacement), for a period not to exceed two years.

            (f) Prior to the Scheduled Closing Date, Seller shall cause Kennon Carpet Mills Pty Ltd. to change its corporate name and to make any necessary legal filings with the appropriate Governmen-tal Authority to effectuate such name change.

            Section 5.13 Shareholder Meeting. Seller shall, as soon as reasonably practicable following the date of this Agreement, convene a meeting of the common shareholders of Seller for the purpose of obtaining the Shareholder Approval, (ii) the Board of Directors of Seller shall recommend approval of this Agreement and the transactions contemplated hereby to such shareholders in connec-tion with such meeting and (iii) Seller shall take all lawful action to solicit such approvals at the meeting, provided that in the case of (ii) and (iii) such actions shall be subject to the fiduciary duties of the Board of Directors of Seller.

            Section 5.14  Confidentiality.

            (a) Each of Seller and each Selling Company recognizes that by reason of its ownership of the Packaging Companies, it has acquired confidential information and trade secrets concerning the operation of the Packaging Companies, the use or disclosure of which could cause Purchaser or its Affiliates substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each of Seller and each Selling Company covenants and agrees with Purchaser that it will not at any time following the Closing Date prior to the second anniversary of the Closing Date, except in performance of its obligations to Purchaser or with the prior written consent of Purchaser, directly or indirectly, disclose (other than to its directors, employees, accountants, attorneys and other representatives for valid business purposes and other than to defend any claim against it or for which it may be liable) any Intellectual Property or other proprietary, non-public secret or confidential information relating to the Packaging Business that it may learn or has learned by reason of its ownership of the Packaging Companies, unless (i) such information becomes known to the public generally through no fault of Seller or any Selling Company or (ii) disclosure is required by applicable Law or legal process. The parties agree that the covenant contained in this Section imposes a reasonable restraint on Seller and the Selling Companies in light of the transactions contemplated hereby.

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

            (b) At the Closing, Seller and the Selling Companies shall, to the extent permitted thereunder, assign, grant and convey to Purchaser all their respective rights subject to the assumption of obligations under confidentiality agreements between any of them and any Person other than Purchaser relating to the Packaging Business or any part thereof or any of the Packaging Companies, including the right to enforce all terms of any such agreement, and Seller shall deliver to Purchaser copies of all such agreements at or prior to the Closing.

            Section 5.15 Notification of Certain Matters. Prior to Closing each of Seller and each Selling Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event which occurrence or failure such party believes (A) would result in the failure to satisfy any of the conditions set forth in Section
6.1 and Section 6.2 (in the case of Seller) or Section 6.1 and
Section 6.3 (in the case of Purchaser), (B) is materially adverse to the ability of such party to perform its obligations under this Agreement or (C) would materially interfere with or delay the consummation of any of the transactions contemplated hereby, (ii) any written notice or communication received from any Person alleg-ing that the consent of such Person is or may be required in connec-tion with the transactions contemplated by this Agreement, the failure of which to obtain such party believes would have a Material Adverse Effect, (iii) any notice or other communication from any Governmental Authority in connection with the transactions contem-plated by this Agreement, (iv) any Actions that, if pending or threatened on the date hereof, would have been required to have been disclosed on Schedule 3.9, and (v) any Actions that, to the Knowl-edge of Seller, relate to that consummation of the purchase of the Sold Shares contemplated hereby, provided, however, that the deliv-ery of, or failure to deliver, any notice pursuant to this Section
5.15 shall not limit or otherwise affect the representations, warranties, covenants or agreements of any party hereto (other than the agreements contained in this Section 5.15) or any conditions to the obligations of any party or the rights (including the rights to indemnification) or remedies of any party hereunder.

            Section 5.16 No Solicitations. Until the earlier of the Scheduled Closing Date and the termination of this Agreement, each of Seller and each Selling Company shall not, and shall not authorize or encourage any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent (collectively, "Representatives") retained by it or any of its Subsidiaries to, solicit or encourage (including by way of furnishing information) or take any other

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
action to facilitate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below) or agree to or endorse any Acquisition Proposal, or participate in any discussions or negotia-tions, or provide third parties with any information, relating to any such inquiry or proposal, provided, however that in furtherance of the fiduciary duties of the directors of Seller and each Selling Company, each of Seller and each Selling Company and such Persons may take any such actions, including the provision of confidential information and entering into discussions or negotiations, in connection with any unsolicited Acquisition Proposal. Each of Seller, and each Selling Company shall advise Purchaser orally (within one business day) and in writing (within three business days), in reasonable detail, of any such inquiry or proposal which it or any of its Subsidiaries or Representatives may receive and if such inquiry or proposal is in writing, then such party shall deliver to Purchaser a copy of such inquiry or proposal. As used in this Agreement, "Acquisition Proposal" shall mean any offer, propos-al or indication of interest in the acquisition of (i) any of the capital stock of any of the Selling Companies or any of the Packag-ing Companies or (ii) any of the assets of the Packaging Business (other than assets permitted to be disposed of under Section 5.2 hereof without the consent of Purchaser), other than the transac-tions contemplated by this Agreement.

            Section 5.17 Additional Financial Statements, Reconcil-iations.

            (a) As soon as reasonably practicable after the end of each month, Seller shall furnish to Purchaser all monthly financial statements of the Packaging Companies or the Packaging Business and Packaging Business MRs for the Packaging Companies or the Packaging Business for months subsequent to September 1997, which shall have been prepared in a manner consistent with past practice.

            (b) As soon as practicable after the date hereof but in no event later than 14 April 1998, Seller shall furnish to Purchaser audited combined financial statements of the Packaging Companies as at and for each of the years ended December 31, 1995, 1996 and 1997 which comply in all material respects with the applicable accounting requirements of the United States Securities Exchange Act of 1934, as amended, as it applies to Item 17 of Form 20-F and the related published rules and regulations.

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
            Section 5.18  Post-Closing Cooperation.

            (a) Purchaser, Seller and the Selling Companies shall cooperate with each other, and shall cause their officers, employ-ees, agents, auditors and representatives to cooperate with each other, for a period of 180 days after the Closing to ensure the orderly transition of each Packaging Company from Seller to Purchas-er (including the transition of any Information Technology Systems) and to minimize any disruption to the respective businesses of Seller, the Selling Companies, Purchaser and the Packaging Companies that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Purchaser, Seller and the Selling Companies shall furnish or cause to be furnished to the other party and its employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Packaging Companies as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax audit, claim or assessment or any other require-ment under any applicable law or regulation (including in connection with the valuation as at 31 March 1982 of any asset or any Packaging Company and in connection with the underlying tax rate of distribu-tions made by any Packaging Company); provided that the provisions of Section 5.4 shall govern with respect to all Tax-related matters to the extent any provision in Section 5.4 is in conflict with this
Section 5.18. Each party shall be allowed to make copies of any requested books and records, subject to giving Purchaser such undertaking as to confidentiality as it shall reasonably require and each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this
Section 5.18(a). Neither party shall be required by this Section 5.18(a) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Purchaser, the business or operations of any Packaging Company.)

            (b) As soon as reasonably practicable after the Closing Date and subject to Section 5.12(c), Seller and the Selling Compa-nies shall deliver or cause to be delivered to Purchaser all agree-ments, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium (collectively "Records") in the possession of Seller or the Selling Companies primarily relating to the business and operations of any of the Packaging Companies.

            (c) Purchaser will procure that each Packaging Company shall prepare free of charge:

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
                (i)  a GAR as at the Scheduled Closing Date; and

                (ii) an MR pack in respect of the period from the date of the last such pack until:

                     (a) the Scheduled Closing Date, if the Sch-eduled Closing Date takes place on or after the tenth day of the month; or

                     (b) the end of the month preceding the Sch-eduled Closing Date, if Closing takes place before the tenth day of the month; and

                (iii) Tax information returns, overseas tax re-turns, and in the form presently prepared by Packaging Compa-nies, US Style T Schedules and Y/E Schedules;

which shall each be delivered (both in hard copy form and on disk) to Seller as soon as reasonably practicable and, in any event, within sixty (60) days after the Scheduled Closing Date.

            (d) With respect to insurance policies in effect for periods ending prior to the Scheduled Closing Date that were written on an occurrence basis (including U.S. workers' compensation, U.K. employers' liability, U.S. and U.K. auto liability and comprehensive general liability): (i) Seller shall use reasonable efforts to receive coverage under the relevant policy on behalf of any Packag-ing Company with respect to which a covered claim arises and (ii) Purchaser will provide such information and records as are available with respect thereto in order to enable Seller to comply with insurers' requirements and to permit investigation and defense by insurers.

            Section 5.19  Consent to Future Transfers.

            (a) In the event the obligations of Purchaser under this Agreement do not become unconditional (other than as a result of the failure of Seller to satisfy the conditions to the obliga-tions of Purchaser set forth in Section 6.2 hereof or if the Share-holder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any postponement or adjournment thereof), Pur-chaser hereby agrees (i) irrevocably to waive such right as it may have (if any) to terminate, rescind or otherwise withdraw from, prior to its expiration date, the Technical Assistance and Trade Secret Agreement, dated February 5, 1981 or any amendment or varia-

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
tion thereof or similar agreement (the "TSAs"), entered into with Australian Consolidated Industries Limited or to which Owens-Illi-nois or any of its subsidiaries or associates is a party with any of the companies which own or comprise the Packaging Business solely by reason of any change of control resulting from the sale of shares to the public in any initial public offering of all or any part of the assets comprising the Packaging Business or the companies which own such assets; and (ii) to give such other consents and co-operation as may be reasonably necessary for the purposes of such initial public offering.

            (b Nothing in this Section 5.19 shall be taken (i) as Seller's or any Selling Company's acknowledgement that Purchaser is entitled to terminate, rescind or otherwise withdraw from the TSAs as a consequence of any change of control arising solely as a result of a sale of any shares to the public in an initial public offering or that a change of control necessarily arises for the purposes of the TSAs on such an initial public offering or (ii) to prejudice any right any member of the Seller Group or any Packaging Company may have under the TSAs.

            Section 5.20 Corporate Books. Seller agrees to deliver to Purchaser (or leave in the possession of the Packaging Companies) at or as soon as practicable after Closing all minute books and stock transfer records of each of the Packaging Companies since such Companies have been wholly owned Subsidiaries of Seller. If a minute book or a stock transfer record is located at a place of business of a Sold Company, it shall be deemed to have been deliv-ered pursuant to this Section 5.20.

            Section 5.21 Permanent Establishments. Prior to Closing, Seller shall deliver to Purchaser a list of each jurisdic-tion in which the Packaging Companies currently take the position that they have permanent establishments (as such term is used in any relevant double taxation agreement) outside the country in which it is incorporated.

            Section 5.22 Treatment of Debt Other External Obliga-tions.

                (a) Schedule 5.22 sets forth the Debt of the Packaging Companies as of January 30, 1998 other than overdrafts and similar immaterial Debt. Not later than two weeks following execu-tion of this Agreement, Purchaser will advise Seller of the Debt which Seller or one of its Affiliates is to discharge on or before the Scheduled Closing Date. Seller shall, or shall cause one of its Affiliates to, repay such Debt prior to the Scheduled Closing Date, and no adjustment shall be made to the Aggregate Purchase Price with respect to the amount of Debt so repaid; provided, however that Seller and Purchaser agree that the medium term notes issued by BTR Nylex not in excess of A$200,000,000 principal amount may remain outstanding at the Scheduled Closing Date due to timing consider-ations associated with repaying such Debt and that, if still out-standing, such amounts, together with accrued and unpaid interest thereon as of the Scheduled Closing Date, will be included in the calculation of the Final Debt/Cash Balance. Seller may (i) replace any such repaid Debt with Intergroup Payables and (ii) may discharge any Debt, whether or not so requested by the lenders or holders thereof.

                (b) Purchaser agrees to indemnify and hold harm-less Seller with respect to any Losses (as hereinafter defined) arising out of or relating to any Debt which it does not advise Seller to discharge pursuant to paragraph (a) of this Section 5.22 or which otherwise reduces the Debt/Cash Balance.

                (c) Seller agrees to indemnify and hold harmless Purchaser with respect to any costs and expenses reasonably required to be incurred in repaying (but not including interest and principal payments) any Debt which Purchaser advises Seller to discharge pursuant to paragraph (a) of this Section 5.22 but which is not so discharged on or before the Scheduled Closing Date.

            Section 5.23 Share Registrations. With respect to any entities for which registration of transfer cannot be made immedi-ately following the Scheduled Closing Date or the Suspended Closing Date as contemplated by Section 2.4(b)(i) or 2.4(d), respectively, Seller and the Selling Companies shall use their reasonable best efforts to assist in ensuring that such registration is effected as promptly as possible.

            Section 5.24     Intercompany Arrangements.  Schedule
5.24 sets forth a description of the types of arrangements currently existing between any Packaging Company, on the one hand, and any member of the Seller Group, on the other, excluding arrangements specifically referred to in the Financial Statements.

                             ARTICLE VI

                        CONDITIONS TO CLOSING

            Section 6.1 Conditions to the Obligations of Purchaser and Seller. The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver (to the extent

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
permitted by Law) by Purchaser and Seller) prior to the Scheduled
Closing Date of the following conditions:

            (a)  Australian, New Zealand Investment Approvals.

                (i)  The first to occur of:

                     (A) the Treasurer of the Commonwealth of Aus-tralia ("Treasurer") becoming precluded under sec-tion 25 of the Foreign Acquisitions and Takeovers Act 1975 ("Act") from being empowered to make an order under Part II of the Act in relation to the purchase and sale of the Seller Nylex Shares con-templated herein;

                     (B) the issue by or on behalf of the Treasurer of a notice in writing under the Act stating uncon-ditionally that the Government of the Commonwealth of Australia does not object to the purchase and sale of the Seller Nylex Shares contemplated here-in; and

                     (C) the issue by or on behalf of the Treasurer of a notice in writing under the Act to the effect that, subject to the conditions specified therein the Government of the Commonwealth of Australia does not object to the purchase and sale of the Seller Nylex Shares and Purchaser notifying Seller within 5 days of the issue thereof, or such longer period as the parties may agree, that such condi-tions are acceptable to Purchaser.

            (b) No Injunctions; Orders. There shall not be in effect any Governmental Order that prohibits or enjoins the sale or purchase of the Sold Shares in accordance with Section 2.4.

            (c) HSR, Australia and New Zealand Competition Authori-ties.

                (i) All waiting periods under the HSR Act applica-ble to the transactions contemplated by this Agreement shall have expired, by passage of time or by valid early termination by the Federal Trade Commission or the Department of Justice of the United States; and

                (ii)  written confirmation from the Australian
      Competition and Consumer Commission (the "ACCC") that the ACCC

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
      does not propose to oppose the sale and purchase of the Seller Nylex Shares contemplated herein.

            (d) Shareholder Approval. Seller shall have received the Shareholder Approval.

            Section 6.2 Conditions to the Obligations of Purchaser. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver (to the extent permitted by Law) by Purchas-er) prior to the Scheduled Closing Date of the following conditions:


            (a) Representations and Warranties. The representa-tions and warranties of Seller and the Selling Companies contained herein shall be true and correct (in each case without regard to any "Material Adverse Effect" or other materiality qualifier contained therein), in each case as of the date of this Agreement and as of the Closing (except to the extent rendered untrue as a result of the consummation of the transactions contemplated hereby, including the Restructuring), as if made as of the Closing (except that the representations and warranties that are made as of a specific date need be true and correct only as of such date) except in each case for such failures which would not, individually or in the aggregate, result in a Material Adverse Effect. Purchaser shall have received a certificate from Seller and the Selling Companies signed by an executive officer thereof with respect to the matters described in this Section 6.2(a).

            (b)  No Material Adverse Effect.  Since December 31,
1997, there shall not have occurred any event, change or development which, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect.

            (c) Covenants. The covenants and agreements of Seller and the Selling Companies to be performed on or prior to the Closing shall have been duly performed except for such failures or defaults of performance which would not, individually or in the aggregate, result in a Material Adverse Effect or materially impair the bene-fits to be received by Purchaser under this Agreement. Purchaser shall have received a certificate from Seller and the Selling Companies signed by an executive officer thereof with respect to the matters described in this Section 6.2(c).

            (d) Legal Opinion. Seller shall have delivered to Purchaser opinions of counsel substantially in the form set forth on Exhibits A-1 through A-4 hereto addressed to Purchaser.

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

            Section 6.3 Conditions to the Obligations of Seller. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver (to the extent permitted by applicable Law) by Seller) prior to the Scheduled Closing Date of the following conditions:

            (a) Representations and Warranties. The representa-tions and warranties of Purchaser contained herein that are quali-fied as to materiality shall be true and correct and the representa-tions and warranties of Purchaser that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing, as if made as of the Closing (except that the representations and warranties that are made as of a specific need be true and correct (or true and correct in all material respects if such representations and warranties are not qualified as to materiality) only as of such date). Seller shall have received a certificate from Purchaser signed by an executive officer thereof with respect to the matters described in this Section 6.3(a).

            (b) Covenants. The covenants and agreements of Pur-chaser to be performed on or prior to the Closing shall have been duly performed except for such failures or defaults of performance which would not, individually or in the aggregate, materially impair the benefits to be received by Seller under this Agreement. Seller shall have received a certificate from Purchaser signed by an executive officer thereof with respect to the matters described in this Section 6.3(a).

            (c) Legal Opinion. Purchaser shall have delivered to Seller opinions of counsel substantially in the form set forth on Exhibits B-1 through B-4 hereto addressed to Seller.


ARTICLE VII

                    SURVIVAL AND INDEMNIFICATION

            Section 7.1 Survival. The representations and warran-ties of Seller, Purchaser and the Selling Companies contained in this Agreement shall survive the Closing for the period set forth in this Section 7.1. All of the covenants and agreements of the parties contained in this Agreement shall survive the Closing in accordance with their terms without limitation as to time. Neither the period of survival nor the Liability of any party hereto with respect to the representations, warranties, covenants or agreements contained herein shall be reduced or otherwise affected by any

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
investigation made at any time by or on behalf of any other party. All representations and warranties of Seller contained in this Agreement and, subject to the last sentence of Section 7.1, all claims and causes of action with respect thereto shall terminate on the third anniversary of the Scheduled Closing Date, except that:

                (i) the representations and warranties in Sections 3.1, 3.2, 3.3 and 3.26 shall have no expiration date;

                (ii)  the representations and warranties in Section
      3.15 shall survive until twenty (20) Business Days after the expiration of the applicable statute of limitations with respect to the Tax or Tax Return at issue and the representa-tions and warranties contained in Section 3.16 shall survive until ninety (90) days after the expiration of the applicable statute of limitations with respect to the subject matter thereof; and

                (iii) the representations and warranties set forth in Sections 3.11 shall survive until the fifth anniversary of the Scheduled Closing Date.

            The representations and warranties of Purchaser and, subject to the last sentence of this Section 7.1, all claims and causes of action with respect thereto, contained in Sections 4.1,
4.2 and 4.7 shall have no expiration date, and the representations and warranties of Purchaser and, subject to the last sentence of this Section 7.1, all claims and causes of action with respect thereto, contained in Sections 4.3, 4.4, 4.5, 4.6 and 4.8 this Agreement shall terminate on the third anniversary of the Scheduled Closing Date. In the event notice of any claim for indemnification under Section 7.2(a)(i) or Section 7.3(a)(i) hereof shall have been given (within the meaning of Section 9.1) in accordance with Section
7.4 in good faith within the applicable survival period, the repre-sentations and warranties that are the subject of such indemnifica-tion claim shall survive until such time as such claim is finally resolved.

            Section 7.2  Indemnification by Purchaser.

            (a) Purchaser hereby agrees that it shall indemnify, defend and hold harmless Seller and its Affiliates (until, in the case of any Subsidiary of Seller, such Subsidiary is no longer an Affiliate of Seller (except with respect to any Losses in respect of which notice has been given in accordance with Section 7.4 prior to such Subsidiary ceasing to be an Affiliate)), and their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs and successors (the "Seller Indemnified Parties") from, against and in respect of any actual damages, claims, losses, charges, actions, suits, proceedings, deficiencies, interest, penalties, and reasonable costs and expenses (including without limitation reasonable attorneys' and consultants' fees) (collectively but without duplication, "Losses") imposed on, sustained, incurred or suffered by any of the Seller Indemnified Parties relating to or arising out of (i) any breach of any repre-sentation or warranty made by Purchaser contained in this Agreement;
(ii) the breach of any covenant or agreement of Purchaser contained in this Agreement; (iii) subject to the provisions of Section 5.9 with respect to Retained Companies (until they no longer have the status of Retained Companies) all obligations and liabilities of the Packaging Companies arising on or after the Scheduled Closing Date or relating to the conduct of the Packaging Business on or after the Scheduled Closing Date, except to the extent that Purchaser is entitled to indemnification under Section 5.4 or 7.3(a) in respect of that claim (without regard to the provisions of Section 7.3(b)); and (iv) any action brought by a security holder or creditor of Purchaser in its capacity as such; provided that all rights in respect of indemnification of Seller Indemnified Parties by Pur-chaser hereunder may be asserted only by Seller (including on behalf of other Seller Indemnified Parties).

            (b) Notwithstanding the provisions of this Article VII, Purchaser shall not be liable for any Losses with respect to the matters contained in clause (i) of Section 7.2(a) except (i) to the extent the Losses therefrom exceed U.S.$35,000,000, in which event Purchaser shall be liable to Seller only for such Losses above such amount or (ii) for any individual item or series of related items where the Losses relating thereto or arising therefrom are less than U.S.$50,000 (it being expressly understood that Losses in respect of such items shall not be applied against the U.S.$35,000,000 basket set forth in clause (i) hereof); provided that the aggregate liabil-ity of Purchaser under Section 7.2(a) shall not exceed U.S.$3,600,0-00,000. Seller shall not be entitled under this Agreement to multiple recovery for the same Losses.

            Section 7.3  Indemnification by Seller.

            (a) Seller hereby agrees that it shall, or shall cause the Selling Companies to, indemnify, defend and hold harmless Purchaser and its Affiliates (until, in the case of any Subsidiary of Purchaser, such Subsidiary is no longer an Affiliate of Purchaser (except with respect to any Losses in respect of which notice has been given in accordance with Section 7.4 prior to such Subsidiary ceasing to be an Affiliate)) and their respective directors, offi-cers, shareholders, partners, attorneys, accountants, agents and employees and their heirs and successors (the "Purchaser Indemnified Parties") from, against and in respect of any actual Losses imposed on, sustained, incurred or suffered by any of the Purchaser Indemni-fied Parties relating to or arising out of (i) any breach of any representation or warranty made by Seller contained in this Agree-ment (other than Section 3.15 which shall be indemnified as provided in Section 5.4); (ii) the breach of any covenant or agreement of Seller made in this Agreement; (iii) the Excluded Liabilities; (iv) any action brought by a security holder or creditor of Seller or any Selling Company in its capacity as such; (v) any payments required to be made to any Person with respect to stock options issued or outstanding on or prior to the Scheduled Closing Date under the Continental 1991 Stock Option Plan, as amended; (vi) any Liabilities with respect to any equity-based Plan or arrangement in which any Employee participates or participated and that is or was maintained by Seller (or any of its Affiliates), including the Continental 1991 Stock Option Plan which Liabilities arose prior to the Closing;
(vii) the BTR Scheme (as defined in Schedule 5.5(c)) undergoing a winding-up or closing to new members or any employers to which the BTR Scheme relates undergoing a relevant insolvency or any trigger-ing event under Section 75 of the UK Pensions Act 1995 after the Scheduled Closing Date save insofar as such liabilities relate to any default of Purchaser in its obligations as a participating employer in the BTR Scheme during the Transitional Period (as defined in Schedule 5.5 (c)); and (viii) arising in respect of any employee or former employee of any of the Sold Companies (other than the Transferring Employees as defined in Schedule 5.5(c)) under or in connection with the BTR Scheme (as defined in Schedule 5.5(c)); provided that all rights in respect of indemnification of Purchaser Indemnified Parties by Seller hereunder may be asserted only by Purchaser (including on behalf of other Purchaser Indemnified Parties).

            (b) Notwithstanding the provisions of this Article VII, neither Seller nor the Selling Companies shall be liable for any Losses with respect to the matters contained in clause (i) of
Section 7.3(a) except (i) to the extent the Losses therefrom exceed U.S.$35,000,000, in which event Seller and the Selling Companies shall be liable to Purchaser only for such Losses above such amount or (ii) for any individual item or series of related items where the Losses relating thereto or arising therefrom are less than U.S.$50,- 000 (it being expressly understood that Losses in respect of such items shall not be applied against the U.S.$35,000,000 basket set forth in clause (i) hereof); provided that the aggregate liability of Seller and the Selling Companies under Section 7.3(a) shall not

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
exceed US$3,600,000,000. Purchaser shall not be entitled under this Agreement to multiple recovery for the same Losses.

            (c) Notwithstanding anything to the contrary in this Agreement, an Indemnifying Party shall not be liable for any Losses:

                (i) where the Losses suffered by any Purchaser Indemnified Party or Seller Indemnified Party, as the case may be, are the result of or in consequence of any failure by such Indemnified Party to take reasonable and prudent action to mitigate any Losses; and

                (ii) where the Losses result from or in respect of or arise from any act, matter, omission, transaction or cir-cumstance which would not have occurred or arisen but for Law not in force on the Scheduled Closing Date, or any change of any Law or practice of any Governmental Authority (excluding, for the avoidance of doubt, the proposed U.K. Contaminated Land Regime).

            (d) The term "Losses" as used in this Article VII and in Section 5.4 is not limited to matters asserted by third parties against any Person entitled to be indemnified under this Article VII, but includes Losses incurred or sustained by any such Person in the absence of third party claims. For purposes of (i) Section 5.4(b)(i)(E) and (ii) clause (i) of Section 7.3(a), in determining whether there has been a breach of any representation or warranty contained in Article III of this Agreement or the amount of any Losses resulting from any such breach, (i) such representations and warranties (other than in the first sentence of Section 3.8) shall be read without regard to any "Material Adverse Effect" qualifier contained therein; (ii) the word "material" shall be disregarded in
(1) the first sentence of Section 3.8 and clauses (ii), (x) and
(xiii) thereof, (2) Section 3.11(a)(i) and (ii) and Section 3.11(b),
(3) Section 3.12(b), (4) the last sentence of Section 3.16(b)(ii) and Section 3.16(b)(v)(C) and (H), (5) Section 3.17(vii) and (x) and
(6) Section 3.20(c); (iii) the word "materially" shall be disregard-ed in (1) clauses (iii) and (vi) of Section 3.8 and (2) clause (ii) of Section 3.16(a); and (iv) the representations and warranties contained in (1) the sixth sentence of Section 3.3, (2) the third and fourth sentences of Section 3.4 (b) (other than, in the case of the third sentence therein, with respect to the Joint Venture Companies), (3) with respect to clause (i) thereof, Section 3.5, (4)
Section 3.6, (5) Section 3.9, (6) Section 3.10, (7) Section 3.11,
(8) Section 3.12(b) to the extent that such representation and warranty relates to defaults or breaches under Material Contracts,
(9) Section 3.13(b), (10) Section 3.14(a), (11) Section 3.15, (12)
clauses (v)(J), (v)(L) and (v)(M) of Section 3.16(b), (13) clauses
(iii), (v), (vi), (vii), (viii), (ix), (x) and (xi) (other than the Australian severance agreements listed on the related Schedule) of
Section 3.17, (14) the third sentence (other than those matters relating to Joint Ventures Companies and other than references to Debt that Purchaser has not requested to be repaid at Closing pursuant to Sections 5.22) of Section 3.20(a), (15) Section 3.22(a) and (16) the reference to Schedules 3.20(a) and 3.20(b) in the definition of Permitted Liens, shall each be read without regard to any disclosure contained in any Schedule hereto.

            Section 7.4 Indemnification Procedures. With respect to indemnification claims under this Agreement other than those relating to Taxes which shall be subject to Section 5.4, all claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 7.4. In the event that any Indemnified Party shall incur or suffer any Loss in respect of which indemnification may, prior to the expiration of the survival period in Section 7.1, be sought under this Article VII, such Indemnified Party may assert a claim for indemnification by written notice to the party from whom indemnification is being sought (the "Indemnifying Party") stating the nature of such claim and the amount or estimated amount of such Loss to the extent then feasible (which estimate shall not be conclusive on the final amount of such claim). In the event that any written claim or demand for which an Indemnifying Party may be liable to any Indemnified Party under this Article VII (a "Claim") is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall as promptly as practicable notify the Indemnifying Party in writing of such Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the "Claim Notice") and the following provisions shall be applicable. The failure on the part of the Indemnified Party to give any such Claim Notice in a reasonably prompt manner shall not relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have twenty (20) days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party in writing (a) whether or not the Indemnifying Party disputes or does not yet have sufficient information to assess the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Claim and (b) whether or not it desires to defend the Indemnified Party against such Claim. All costs and expenses incurred by the Indemni-fying Party in defending such Claim shall be a liability of, and shall be paid by, the Indemnifying Party. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Claim, the Indemnifying Party shall, at its sole cost and expense have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense provided, however, that if the defendants in any Action shall include both the Indemnifying Party and an Indemnified Party and such Indemnified Party shall have reasonably concluded that counsel selected by the Indemnifying Party has a conflict of interest because of the availability of different or additional defenses to such Indemnified Party, such Indemnified Party shall have the right to select separate counsel to participate in the defense of such Action on its behalf, at the expense of the Indemni-fying Party. The Indemnified Party shall not settle, admit or in any other way materially prejudice a Claim for which it is indemni-fied by the Indemnifying Party without the written consent of the Indemnifying Party unless the Indemnifying Party elects not to defend the Indemnified Party against such Claim or if the Indemnify-ing Party shall not notify the Indemnified Party of its desire to defend the Indemnified Party with respect to such Claim during the Notice Period or if the Indemnifying Party shall fail to defend such Claim in good faith and on a timely basis following the Indemnifying Party's election to defend such claim. The Indemnifying Party shall not settle or compromise any action or consent to the entry of any judgment without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld) provided, that an Indemnified Party shall not be required to consent to any settlement or judgment which (i) does not include as a term thereof the deliv-ery by the claimant or plaintiff to the Indemnified Party of a duly executed written unconditional release of the Indemnified Party from all Liability in respect of such Claim or (ii) involves the imposi-tion of equitable remedies, the imposition of any material obliga-tions on or the waiver or compromise of any material rights of such Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder. Notwithstanding the foregoing, the Indemnified Party shall have the sole right to defend, settle or compromise any Claim with respect to which it has agreed in writing to waive its right to indemnification pursuant to this Agreement. Notwithstanding the foregoing, the Indemnified Party, during the period the Indemnifying Party is determining whether to elect to assume the defense of a matter covered by this
Section 7.4, may take such reasonable actions as it deems necessary to preserve any and all rights with respect to the matter, without such actions being construed as a waiver of the Indemnified Party's rights to defense and indemnification pursuant to this Agreement.

If the Indemnifying Party elects not to defend the Indemnified Party against a Claim, or fails to notify Indemnified Party of its desire to defend the Indemnified Party with respect to such Claim during the Notice Period, then any Loss (including reasonable attorneys fees and expenses) of the Indemnified Party relating to or arising out of such Claim shall be the Liability of the Indemnifying Party hereunder, subject to the limitations set forth in Section 7.2(b) and Sections 7.3(b) and (c) hereof. To the extent any party shall direct, control or participate in the defense or settlement of any third party claim or demand, the other parties will give such party and its counsel access to, during normal business hours, the rele-vant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party.
The Indemnified Party shall act in good faith in the defense of all such Claims. Amounts payable by the Indemnifying Party to the Indemnified Party in respect of any Losses for which such party is entitled to indemnification hereunder shall be payable by the Indemnifying Party as incurred by the Indemnified Party except to the extent contested by the Indemnifying Party.

            Section 7.5 Computation of Losses Subject to Indemnifi-cation.

            (a) The amount of any Loss for which indemnification is provided under this Article VII or otherwise in this Agreement shall be computed to take into account:

                  any insurance proceeds to which the Indemni-fied Party is entitled;

                (ii) Tax Benefits and Tax costs pursuant to the methodology set forth in Section 5.4(b)(iii) hereof; and

                (iii) any prior or subsequent recovery in respect of part or all of a Claim by any Indemnified Party, whether by payment, discount, credit, offset or otherwise.

            (b) Any payments by Seller and the Selling Companies pursuant to Section 5.4 or this Article VII shall be deemed a reduction of the Purchase Price for the Sold Shares.

            Section 7.6  Certain Other Matters.

            (a) Indemnification hereunder shall include liability for any special, incidental, punitive or consequential damages to the extent the Indemnified Party pays such amount to a third party in respect of a claim of such third party. Except as expressly provided in the preceding sentence, there shall be no indemnifica-tion by Seller (and the Selling Companies) or Purchaser for any special, incidental, punitive or consequential damages.

            (b) If the Closing shall occur, the indemnification provisions of this Article VII shall be the sole and exclusive remedy for any inaccuracy or breach of any representation or warran-ty or any breach of any covenant or agreement made in this Agreement other than in respect of any claim for fraudulent misrepresentation. No party shall be entitled to seek, and to the fullest extent permitted by applicable Law, the parties hereto waive, any rights they might otherwise have to rescind the sale and purchase of the Sold Shares.

            (c) Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Article VII, the Indemni-fying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party or its Affiliates may have against any other Persons with respect to the subject matter under-lying such indemnification claim and the Indemnified Party shall, at the Indemnifying Party's sole cost and expense, take such actions as the Indemnifying Party may reasonably require to perfect such subrogation or to pursue such rights against such other Persons as the Indemnified Party or its Affiliates may have.


                            ARTICLE VIII

                             TERMINATION

            Section 8.1 Termination. This Agreement may be termi-nated at any time prior to the Scheduled Closing Date:

            (a)  by written agreement of Purchaser and Seller;

            (b) by either Purchaser or Seller, by giving written notice of such termination to the other parties, if Closing shall not have occurred on or prior to 7 September 1998 (unless the failure to consummate the Closing by such date shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement, including, without limitation, the obligations of Purchaser and Seller under
Section 5.3 hereof);

            (c) by either Purchaser or Seller if at a duly held meeting of shareholders or Seller or at any adjournment thereof at which such item is voted upon, the Shareholder Approval shall have not been obtained and thirty days shall have elapsed from the date of such meeting (or adjournment thereof); or

            (d) by either Seller or Purchaser in the event that any Governmental Authority located in Australia, the United States or the United Kingdom shall have issued a final, non-appealable order, decree or ruling or taken any other final, non-appealable action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

            Section 8.2  Effect of Termination.

            (a) In the event of the termination of this Agreement in accordance with Section 8.1 hereof, this Agreement shall thereaf-ter become void and have no effect, and no party hereto shall have any liability to the other parties or their respective Affiliates, directors, officers or employees, except for the obligations of Seller and Purchaser contained in this Section 8.2 and in Sections 5.1(b), 5.19(a) (except as provided in Section 8.2(b)) 9.1, 9.7, 9.8, 9.9 and 9.11 hereof, and except that nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination except as provided in Section 8.2(c).

            (b) If this Agreement is terminated pursuant to Section 8.1(c) and there is not then the ability of Seller to terminate this Agreement otherwise pursuant to Section 8.1 (b) or (d), then (i) Seller shall promptly pay to Purchaser by wire transfer of immedi-ately available funds to an account designated by Purchaser, U.S.$1-5,000,000 as liquidated damages in respect of, and the sole and exclusive remedy for, all claims, damages, expenses and losses of any nature against Seller, its Affiliates, its respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees thereof related to this Agreement, the termination hereof or the transactions contemplated hereby and (ii) the waiver set forth in Section 5.19(a) of this Agreement shall terminate.

            (c) Following the failure of the Shareholder Approval to have been obtained at a duly convened meeting of shareholders of Seller or at any adjournment thereof at which such item is voted upon, the covenants and agreements set forth in this Agreement shall cease to be of any force and effect except for those sections of this Agreement specifically enumerated in Section 8.2(a).

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
                             ARTICLE IX

                            MISCELLANEOUS

            Section 9.1 Notices. All notices or other communica-tions hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by telecopier, provided that the telecopy is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

            To Seller or any Selling Company

                BTR plc
                Carlisle Place
                London, SW1P 1BX
                Telephone:  +44-171-821-3805
                Telecopy:  +44-171-821-3806
                Attn:  General Counsel

            With a copy to:

                Skadden, Arps, Slate, Meagher
                  & Flom LLP
                919 Third Avenue
                New York, New York  10022
                Telephone:  212-735-3000
                Telecopy:  212-735-2000
                Attn:  Eileen Nugent Simon, Esq.
                        Stephen F. Arcano, Esq.

            To Purchaser or any Purchasing Company:

                Owens-Illinois, Inc.
                One Seagate
                Toledo, OH 43666
                Telephone:419-247-1114
                Telecopy: 419-247-2226
                Attn:  General Counsel

            With a copy to:

                Simpson Thacher & Bartlett
                425 Lexington Avenue

                New York, New York 10017
                Telephone: 212-455-2000
                Telecopy:  212-455-2502
                Attn: Alan M. Klein, Esq.

            Section 9.2 Amendment; Waiver; Invalidity. Any provi-sion of this Agreement (including any Schedule or Exhibit hereto) may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

            Section 9.3 Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto except that Purchaser may without such consent assign its rights to purchase the Sold Shares hereunder to one or more wholly-owned Subsidiaries; provided, that no such assignment by Purchaser shall relieve Pur-chaser of any of its obligations hereunder and that Purchaser shall unconditionally guarantee the obligations of such Subsidiary and shall hold harmless and indemnify Seller for any additional Tax or other cost resulting from such assignment.

            Section 9.4  Entire Agreement.

            (a) This Agreement (including all Schedules and Exhib-its hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which will remain in full force and effect for the term provided for therein and other than any written agreement of the parties that expressly provides that it is not superseded by this Agreement.

            (b) Each of Seller and the Selling Companies agrees and undertakes that it has no right against and shall not make any claim against any employee, director, agent, officer or adviser of any Purchaser or any of its Affiliates arising out of or in connection with (i) the negotiations antecedent to and subject matter of this Agreement; (ii) any representation, warranty, statement, disclosure, undertaking, promise or inducement, whether express or implied;
(iii) any conduct of Purchaser or any of its Affiliates or any Person having actual or ostensible authority to act on behalf of Purchaser or any of its Affiliates in relation to the purchase of the Sold Shares, the negotiations antecedent to this Agreement or the information made available in connection therewith.

            (c) Purchaser agrees and undertakes that it has no rights against and shall not make any claim against any employee, director, agent, officer or adviser of any member of the Seller's Group arising out of or in connection with (i) the negotiations antecedent to and subject matter of this Agreement; (ii) any repre-sentation, warranty, statement, disclosure, undertaking, promise or inducement, whether express or implied; (iii) any conduct of any member of the Seller Group or any Person having actual or ostensible authority to act on behalf of any member of the Seller Group in relation to the sale of the Sold Shares, the negotiations antecedent to this Agreement or the information made available in connection therewith, including, without prejudice to the generality of the foregoing, any such persons as are named in the definition of "Knowledge of Seller".

            Section 9.5 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obliga-tion is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or ful-filled by such party.

            Section 9.6 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, the Purchasing Companies, Seller, the Selling Companies or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement, it being understood that the foregoing shall not limit the right of Seller or Purchaser, as the case may be, to bring claims for indemnification under
Section 7.2 or Section 7.3 as the case may be in respect of indemni-fiable Losses of other Seller Indemnified Party or Purchaser Indem-nified Parties, as the case may be.

            Section 9.7 Public Disclosure. Notwithstanding any-thing herein to the contrary, each of the parties to this Agreement hereby agrees with the other party hereto that, except as may be required to comply with the requirements of any applicable Laws, and the rules and regulations of each stock exchange upon which the securities of one of the parties is listed, if any, and except in connection with the information to be provided by Seller to its shareholders for purposes of obtaining the Shareholder Approval required in Section 6.1(d), no press release or similar public announcement or communication shall, if prior to the Closing, be made or caused to be made concerning the execution or performance of this Agreement unless the parties shall have agreed in advance with respect thereto.

            Section 9.8 Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to Seller all books and records furnished by Seller, any Selling Company, any Packaging Company, any of their respective Affiliates or any of their respec-tive agents, employees, or representatives (including all copies, summaries and abstracts, if any, thereof) and shall not use or disclose the information contained in such books and records for any purpose or make such information available to any other entity or person.

            Section 9.9 Expenses. Except as otherwise expressly provided in this Agreement and as provided in the Rockware Indemnity Agreement, dated 27 February 1998, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transac-tions contemplated hereby shall be borne by the party incurring such expenses.

            Section 9.10 Schedules. The disclosure of any matter in any Schedule to this Agreement shall be deemed to be a disclosure for any other Schedule for which such matter would reasonably be expected to be pertinent in light of the disclosure made, but shall expressly not be deemed to constitute an admission by any Selling Company or Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

            SECTION 9.11 GOVERNING LAW. THE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402. With respect to any Action arising out of or relating to this Agreement or the transactions contemplated hereby, Seller, the Selling Companies, Purchaser and the Purchasing Compa-nies hereby agree and consent to be subject to the exclusive juris-diction of the United States District Court for the Southern Dis-trict of New York and in the absence of such Federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action. Each of Purchaser, Seller and each Selling Company further irrevocably consents to the service of process out of any of the aforementioned courts in any such Action by the mailing of copies thereof by registered airmail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledge-ment of receipt of such registered mail. Nothing in this Section shall affect the right of any party hereto to serve legal process in any other manner permitted by law. The consents to jurisdiction set forth in this Section shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgement in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Seller and the Selling Companies agree that Purchaser and the Purchasing Companies will be able to serve process on Seller or any Selling Company at BTR Inc., 333 Ludlow Street, Stamford, Connecticut 06902. Purchaser and the Purchasing Companies agree that Seller and Selling Companies will be able to serve process on Purchaser or any Purchas-ing Company at CT Corporation Systems, 1633 Broadway, New York, New York 10019.

            Section 9.12  Counterparts.  This Agreement may be
executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

            Section 9.13 Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

            IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

                              Owens-Illinois, Inc.



                              By:  /s/ David G. Van Hooser
                                   -----------------------
                                   Name:
                                   Title:


                              United Glass, Limited.



                              By:  /s/ David G. Van Hooser
                                   -----------------------
                                   Name:
                                   Title:


                              Owens-Illinois International B.V.



                              By:  /s/ David G. Van Hooser
                                   -----------------------
                                   Name:
                                   Title:


                              Owens-Illinois (Australia) Pty Limited



                              By:  /s/ David G. Van Hooser
                                   -----------------------
                                   Name:
                                   Title:

                              BTR plc



                              By:  /s/ J.B. Saunders
                                   -----------------
                                   Name:
                                   Title:

                              BTR Australia Limited



                              By:  /s/ J.B. Saunders
                                   -----------------
                                   Name:
                                   Title:

                              BTR (European Holdings) B.V.



                              By:  /s/ J.B. Saunders
                                   -----------------
                                   Name:
                                   Title:


                              BTR Finance B.V.



                              By:  /s/ J.B. Saunders
                                   -----------------
                                   Name:
                                   Title:

                              Nylex Investments Pty Limited



                              By:  /s/ J.B. Saunders
                                   -----------------
                                   Name:
                                   Title:


                              HDH Holdings Ltd.



                              By:  /s/ J.B. Saunders
                                   -----------------
                                   Name:
                                   Title:


                              Brake and Signal Holdings (Aust.) Pty
                              Ltd.


                              By:  /s/ J.B. Saunders
                                   -----------------
                                   Name:
                                   Title: